UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

American Land Lease, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.01 per share, of American Land Lease, Inc.

(2)	Aggregate number of securities to which transaction applies:

An aggregate of 10,021,849 shares of common stock of American Land Lease, Inc. outstanding, consisting of: (a) 7,937,943 shares of common stock outstanding as of December 18, 2008, (b) 1,091,381 shares of common stock issuable upon exercise of options, and (c) 992,525 shares of common stock issuable upon exchange of operating partnership units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Merger consideration of $14.20 per share of common stock.

(4)	Proposed maximum aggregate value of transaction:

$142,310,255.80

(5)	Total fee paid:

$5,592.79

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The information in this document is not complete and may be changed.

PRELIMINARY DRAFT, DATED DECEMBER 31, 2008

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of American Land Lease, Inc. (the “Company”) to be held on                     , 2009 at     :00 [    ] at             ,                     .

At the special meeting, you will be asked to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”) that the Company entered into on December 9, 2008 with Asset Investors Operating Partnership, GCP REIT II (“Parent”) and GCP Sunshine Acquisition, Inc., a subsidiary of Parent (“Purchaser”), which contemplates a cash tender offer by Purchaser and the merger of the Company and Purchaser (the “Merger”). Parent and Purchaser are affiliates of Green Courte Partners, LLC, a Chicago-based private equity real estate investment firm focused primarily on the ownership and operation of manufactured housing communities, retail and mixed-use properties, and parking assets.

If the Merger is consummated, the Company’s stockholders will be entitled to receive $14.20, net per share in cash (subject to applicable withholding taxes), without interest, for each share of the Company’s common stock that they own. The $14.20 per share to be paid pursuant to the Merger represents a 264% premium over the closing price of the Company’s common stock on December 9, 2008, the last trading day before the Merger was announced.

On December 23, 2008, pursuant to the Merger Agreement, Purchaser commenced a cash tender offer, which is ongoing, to purchase all of the outstanding shares of the Company’s common stock at a price equal to $14.20, net per share in cash (subject to applicable withholding taxes), without interest. The Merger is not contingent upon the success of the tender offer. The special meeting is being held and we are seeking your vote regardless of the results of the tender offer, subject to the terms and conditions of the Merger Agreement.

On December 9, 2008, our board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the tender offer and the Merger, are fair to and in the best interests of the Company and its stockholders and approved the Merger Agreement and the tender offer and the Merger and the other transactions contemplated by the Merger Agreement. The Company’s board of directors recommends that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

The Company cannot consummate the Merger unless the Company’s stockholders approve and adopt the Merger Agreement. Such approval and adoption requires the affirmative vote of the holders of at least a majority of the shares of the Company’s common stock outstanding on the record date.

The attached notice of special meeting and proxy statement explain the proposed Merger and provide specific information concerning the special meeting. Please read these materials (including the annexes) carefully.

Your vote is important. Whether or not you plan to attend the special meeting or tender your shares pursuant to the tender offer, you should read the proxy statement and follow the instructions on your proxy card to submit a proxy by mail, telephone or Internet to ensure that your shares will be represented at the special meeting. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834.

Sincerely,

Terry Considine
Chairman of the Board of Directors and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

This proxy statement is dated                     , 2009, and is first being mailed to stockholders of the Company on or about                         , 2009.

The information in this document is not complete and may be changed.

PRELIMINARY DRAFT, DATED DECEMBER 31, 2009

29399 U.S. Hwy 19, North Suite 320

Clearwater, Florida 33761

(727) 726-8868

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                     , 2009

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a special meeting of Stockholders of American Land Lease, Inc. (the “Company”) will be held on                     , 2009 at     :00 [        ] at             ,                     . All holders of record of shares of Company common stock at the close of business on                     , 2009 are entitled to vote at this special meeting and at any adjournment or postponement thereof. At the special meeting, the Company’s stockholders will be asked to:

1.	consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 9, 2008 (the “Merger Agreement”), among the Company, Asset Investors Operating Partnership, L.P. (“Company Partnership”), GCP REIT II (“Parent”) and GCP Sunshine Acquisition, Inc. (“Purchaser”), and approve the merger described therein pursuant to which the Company and Purchaser will be merged (the “Merger”), and each outstanding share of the Company’s common stock, par value $.01 (the “Common Stock”) (other than any shares of Common Stock owned by the Company, Parent, Purchaser, any other wholly-owned subsidiary of Parent or any wholly-owned subsidiary of the Company, or shares of Common Stock as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, in each case, immediately prior to the effective time of the Merger) will be converted into the right to receive $14.20 per share in cash (subject to applicable withholding taxes), without interest;

2.	consider and vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the special meeting, if necessary, to permit further soliciting of additional proxies; and

3.	transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

All holders of record of Common Stock at the close of business on                     , 2009 are entitled to vote at this special meeting and at any adjournment or postponement thereof. The Company’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the tender offer and the Merger, are fair to and in the best interests of the Company and its stockholders, and has approved the Merger Agreement and the tender offer and the Merger and the other transactions contemplated by the Merger Agreement. The Company’s board of directors recommends that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

When you consider the recommendation of our board of directors to approve the Merger Agreement, you should be aware that some of our directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally.

Company stockholders who do not vote in favor of approval and adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is consummated, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “The Merger – Appraisal Rights” beginning on page 41 of the accompanying proxy statement and Annex D to the proxy statement.

You are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting or tender your shares pursuant to the tender offer, please vote by phone, Internet or complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the special meeting. The approval and adoption of the Merger Agreement require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. It is important that your shares are represented at this special meeting. A return envelope (with postage prepaid if mailed in the United States) is enclosed for that purpose. You may also vote by phone or Internet following the instructions on the enclosed proxy card.

By Order of the Board of Directors

[City, State]	John J. Cunningham, Jr.
, 2009	Secretary, Vice President and General Counsel

i

ii

SUMMARY TERM SHEET OF MERGER TERMS AND CONDITIONS

This summary term sheet highlights selected information in this proxy statement relating to the merger of American Land Lease, Inc. and GCP Sunshine Acquisition, Inc. (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of December 9, 2008, among American Land Lease, Inc., Asset Investors Operating Partnership, L.P., GCP REIT II and GCP Sunshine Acquisition, Inc. (the “Merger Agreement”). This summary term sheet may not contain all of the information that is important to your voting decision. To fully understand the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement and for a more complete description of the legal terms of the Merger Agreement, you should carefully read this entire proxy statement, including the attached annexes. In addition, the Company encourages you to read the Merger Agreement and the information incorporated by reference into this proxy statement, which includes important business and financial information about the Company that has been filed with the Securities and Exchange Commission (the “SEC”). See “Where Can You Find More Information” beginning on page 77. In this proxy statement, the terms “we,” “us,” “our” and the “Company” refer to American Land Lease, Inc. We refer to Asset Investors Operating Partnership, L.P. as “Company Partnership,” GCP REIT II as “Parent” and GCP Sunshine Acquisition, Inc. as “Purchaser.”

The Parties (page 13)

•

The Company is a Clearwater, Florida-based corporation which has elected to be treated as a real estate investment trust for federal tax purposes that owns, develops and manages residential land lease communities primarily serving active adults. The Company is a Delaware corporation with its corporate headquarters located at 29399 U.S. Hwy 19 North, Clearwater, Florida 33761, and its principal phone number is (727) 726-8868.

•	The Company Partnership is a Delaware limited partnership and a majority-owned subsidiary of the Company. The Company conducts its business through the Company Partnership.

•

Parent is a Maryland real estate investment trust and an affiliate of Green Courte Partners, LLC (“Green Courte Partners”), a Chicago-based private equity real estate investment firm focused primarily on the ownership and operation of manufactured housing communities, retail and mixed-use properties, and parking assets. Parent’s principal offices are located at 560 Oakwood Avenue, Suite 100, Lake Forest, Illinois, 60045, and its phone number is (847) 582-9400.

•

Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the tender offer under the Merger Agreement and the Merger. Purchaser’s principal executive offices are located at 560 Oakwood Avenue, Suite 100, Lake Forest, Illinois, 60045, and its phone number is (847) 582-9400.

Recommendation of the Company’s Board of Directors (page 22)

The Board of Directors of the Company (the “Company Board”) has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer (as defined below) and the Merger, are fair to and in the best interests of the Company and its stockholders, and has approved the Merger Agreement and the Offer and the Merger and the other transactions contemplated by the Merger Agreement. The Company Board recommends that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

Reasons of the Company’s Board of Directors for Recommending Approval of the Merger Agreement (page 22)

The principal reasons for the Merger include, among others, the risks and uncertainties of executing the Company’s business and financial plans as an independent company and the opportunity for the Company’s stockholders to receive a cash payment for their shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company at a significant premium to recent trading prices. See “The Merger – Recommendation of the Company’s Board of Directors and Its Reasons for Recommending Approval of the Merger.”

What You Will Receive in the Merger (page 53)

If the Merger is consummated, each share of Common Stock issued and outstanding immediately prior to the consummation of the Merger (other than shares of Common Stock held by the Company, Parent, Purchaser, any other wholly-owned subsidiary of Parent or by any wholly-owned subsidiary of the Company, or held by stockholders who are entitled to and who have properly exercised appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive $14.20 per share in cash (subject to applicable withholding taxes), without interest thereon (the “Merger Consideration”).

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Company stockholder. You will receive the Merger Consideration in exchange for your shares of Common Stock in accordance with the instructions that will be contained in the letter of transmittal that will be sent to holders of the Common Stock shortly after completion of the Merger. If your shares of Common Stock are held in “street name” by your bank, broker or nominee, you will receive instructions from your bank, broker or nominee as to how to surrender your “street name” shares of Common Stock and receive cash for those shares of Common Stock.

Treatment of Company Stock Options, OP Units, Restricted Common Shares and Series A Preferred Stock (page 53)

Stock Options

Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger (the “Effective Time”), each then-outstanding option to purchase shares of Common Stock will be terminated and each holder of a terminated option will be entitled to receive a cash payment equal to the product of the number of shares of Common Stock subject to such option and the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock issuable with respect to such option (less any applicable withholding taxes). If the per-share exercise price of any such terminated option is equal to or greater than the Merger Consideration, the holder of such option will be entitled to receive a cash payment in an amount equal to $0.001 per share of Common Stock issuable with respect to such option, rounded to the next highest full cent.

Operating Partnership Units

At the direction of Purchaser, the Company Partnership has offered (the “OP Offer”) to redeem all of its units of limited partnership interest (the “OP Units”) for cash equal to the Merger Consideration. The Company Partnership has notified the holders of OP Units of this redemption right.

Restricted Common Shares

Immediately prior to the Effective Time, each restricted share of Common Stock that is issued and outstanding under the Company’s 1998 Stock Incentive Plan (the “Company Stock Plan”), including those shares held by the Company’s directors and executive officers, will be considered an outstanding share of Common Stock for all purposes, including the right to receive the Merger Consideration. The Company may consider taking such actions as may be necessary to permit holders of restricted shares to tender such restricted shares conditioned on the successful consummation of the Offer. In such event, if the Offer is consummated, restrictions otherwise applicable to the shares would lapse immediately prior to the Acceptance Time. If the Offer is not consummated, restrictions otherwise applicable to the shares would continue to apply.

Series A Preferred Stock

Each share of 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time will remain outstanding as a share of 7.75% Series A Cumulative Redeemable Preferred Stock of the surviving entity following the consummation of the Merger having the same powers, rights and preferences and will otherwise be unaffected by the Merger. Parent and Purchaser have indicated that following the completion of the Merger, shares of the Company’s Series A Preferred Stock are expected to be delisted from the New York Stock Exchange (“NYSE”) and are not expected to continue to trade publicly. Parent and Purchaser have also indicated that they intend to cause the Company to terminate its registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which will terminate its reporting obligations and reduce the amount of information about the Company that will be publicly available to holders of the Company’s Series A Preferred Stock.

Opinion of Financial Advisor (page 26)

Wachovia Capital Markets, LLC (“Wachovia Securities”) delivered its written opinion to the Company Board that, as of December 9, 2008, and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to such holders. The full text of Wachovia’s written opinion is attached to this proxy statement as Annex C. See “The Merger – Opinion of Financial Advisor.”

Appraisal Rights (page 41)

Holders of shares of Common Stock who do not vote in favor of approval and adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and they comply with all requirements of Delaware law, which are summarized in this proxy statement beginning on page 41. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. Any holder of shares of Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to the Company prior to the vote on the approval and adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of approval and adoption of the Merger Agreement.

Material United States Federal Income Tax Consequences (Page 44)

The receipt of cash in exchange for shares of Common Stock pursuant to the Merger will be a taxable sale transaction for United States federal income tax purposes. In general, you will recognize, for United States federal income tax purposes, capital gain or loss equal to the difference between your adjusted tax basis in the shares of Common Stock surrendered and the amount of cash you receive for those shares of Common Stock. Payment of cash consideration with respect to the disposition of shares of Common Stock pursuant to the Merger may be subject to information reporting and United States federal backup withholding tax at the applicable rate (currently 28%), unless a holder of shares of Common Stock properly certifies its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules.

Tax matters are very complicated. The tax consequences to you of the Merger will depend upon your particular circumstances. You should consult your tax advisor for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.

Regulatory Approvals (Page 46)

Neither Parent, Purchaser nor the Company is aware of any material regulatory approvals that are required to consummate the Merger.

Source of Funds (page 47)

Consummation of the Merger and the other transactions contemplated by the Merger Agreement are not conditioned upon Parent or Purchaser obtaining any financing. Parent has represented to the Company that it has capital commitments from its equity investors in a sufficient amount to fund the Merger, and Parent and Purchaser do not anticipate the need to seek alternate or additional sources of funding.

Merger Agreement (page 52)

A copy of the Merger Agreement is attached to this proxy statement as Annex A and a summary of the Merger Agreement is provided beginning on page 52 of this proxy statement. You are encouraged to carefully read the Merger Agreement as it is the legal document that contains the terms and conditions of the Merger.

The Tender Offer (page 52)

Pursuant to the Merger Agreement, Purchaser made a cash tender offer, which is ongoing, to purchase all of the outstanding shares of Common Stock at a price equal to the Merger Consideration, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase, dated December 23, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, copies of which were filed with the SEC on December 23, 2008 as exhibits to a Tender Offer Statement on Schedule TO (which, together with any amendments or supplements thereto, constitute the “Offer”). The current expiration date of the Offer is 12:00 midnight, New York City time, at the end of January 22, 2009, unless the Offer is extended. The Merger is not contingent upon the success of the Offer. The special meeting is being held regardless of the results of the tender offer, subject to the terms and conditions of the Merger Agreement.

Holders who have tendered their shares of Common Stock in the Offer may vote their shares of Common Stock at the special meeting, unless such shares of Common Stock have been accepted for payment in the Offer prior to the date of the special meeting, in which case such shares of Common Stock may be voted only by Purchaser. We urge you to vote your shares of Common Stock “FOR” the proposal to adopt the Merger Agreement and approve the Merger, even if you have tendered your shares in the Offer.

The Merger (page 53)

Promptly following the Merger Agreement having been adopted and the Merger approved by stockholders of record owning a majority of the shares of Common Stock (whether or not shares are accepted for purchase in the Offer and assuming the other conditions to the Merger have been satisfied, see “The Merger Agreement – Conditions to Consummation of Merger”), the Company will merge with and into Purchaser, with Purchaser surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Entity”). However, upon the written notice by Purchaser to the Company, the direction of the Merger will be reversed such that Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will cease and the Company will be the surviving entity in the Merger. If the Merger is reversed pursuant to the preceding sentence, then all references herein to “Surviving Entity” shall be deemed to refer to the Company rather than Purchaser and all references herein to “Merger” shall be deemed to refer to the Merger as reversed. By adopting the Merger Agreement, stockholders are voting in favor of both the Merger and the Merger as reversed.

No-Solicitation (page 61)

The Merger Agreement contains restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a competing proposal as described in “The Merger Agreement – No Solicitation of Takeover Proposals.”

Conditions to the Merger (page 65)

Completion of the Merger is subject to the satisfaction of a number of conditions, including, among others:

•	the affirmative vote of the holders of a majority of the outstanding shares of Common Stock;

•	the accuracy of the Company’s representations and warranties;

•

the Company’s performance or compliance in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement, as described below under “The Merger Agreement – Conditions to Consummation of the Merger”;

•

Parent’s and Purchaser’s performance or compliance in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement as described below under “The Merger Agreement – Conditions to Consummation of the Merger”;

•	the Company’s receipt of lender consents as required by the Merger Agreement as described below under “The Merger Agreement – Conditions to Consummation of the Merger”;

•	a period of at least 10 business days has elapsed since the satisfaction of the condition set forth in preceding bullet point; and

•	holders of not more than 10% of the shares of Common Stock outstanding immediately prior to the Effective Time have exercised appraisal rights with respect thereto in accordance with applicable law.

Notwithstanding the foregoing, following the purchase of shares of Common Stock pursuant to the Offer, the respective obligations of the Company, Parent and Purchaser to effect the Merger are only subject to the satisfaction or waiver on or prior to the Closing Date of the conditions that (a) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock has been obtained and (b) no laws have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other governmental entity of competent jurisdiction is in effect, having the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger.

Termination of The Merger Agreement (page 67)

The Merger Agreement may be terminated at any time and the Merger may be abandoned at any time prior to the Effective Time for various reasons, including:

•	by the mutual written consent of Parent and the Company;

•	by Parent or the Company:

•

if all consents, approvals, permits or authorizations from, and all declarations, filings and registrations with, any governmental entity, including all necessary approvals, required to consummate the Offer, Merger and the other transactions contemplated by the Merger Agreement shall not have been obtained or made, in each case without the imposition of a Burdensome Condition (as defined below) on Parent or the subsidiaries of Parent. The Company Required Consents (as defined below) shall not have been obtained either unconditionally or on terms reasonably satisfactory to Parent, which Company Required Consents shall not require the payment of assumption fees (including any other required payments but excluding any customary lender cost reimbursements) in the aggregate in excess of $3,057,490, minus the amount of assumption fees that would have been paid with respect to any indebtedness that is refinanced or repaid after December 9, 2008, determined in accordance with the loan documents for such refinanced or repaid indebtedness;

•	by Parent, if:

•

the Company has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (i) is incapable of being cured by the Company prior to June 21, 2009 (the “Outside Date”) or is not cured by the earlier of (x) 10 business days following written notice to the Company by Parent of such breach and (y) the Outside Date, and (ii) would result in a failure of certain conditions to closing set forth in the Merger Agreement;

•	the Company has breached in any material respect its obligations in the Merger Agreement regarding restrictions on the solicitation of competing proposals;

•

the Company Board (i) fails to authorize, approve or recommend the Offer or (ii) withdraws, modifies or qualifies (or proposes to withdraw, modify or qualify) the Company Recommendation or, in the case of a Takeover Proposal (as defined below) made by way of a tender offer or exchange offer, fails to recommend that the Company’s stockholders reject such tender offer or exchange offer within the 10 business day period specified in Section 14e-2(a) under the Exchange Act, (iii) fails to reconfirm its authorization, approval or recommendation of the Offer and the Merger within three business days after a written request by Parent to do so, or (iv) fails to include the Company Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Recommendation in the Offer to Purchase, a related letter of transmittal and summary advertisement and any amendments and supplements hereto;

•	the affirmative vote of the holders of a majority of the outstanding shares of Common Stock has not been obtained before the Outside Date; or

•	holders of more than 10% of the outstanding shares of Common Stock shall have exercised their appraisal rights with respect thereto in accordance with applicable law;

•	by the Company:

•

if Parent or Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (i) is incapable of being cured by Parent or Purchaser prior to the Outside Date or is not cured by the earlier of (x) 10 business days following written notice to Parent by the Company of such breach and (y) the Outside Date, and (ii) would result in a failure of certain conditions to closing set forth in the Merger Agreement.

Termination Fee Payable by the Company to Parent (page 69)

Under certain circumstances, in connection with the termination of the Merger Agreement, the Company will be required to pay Parent a termination fee equal to $5.4 million, as well as an expense reimbursement of up to $1.0 million. See “The Merger Agreement – Termination Fee.”

Tender and Support Agreement (page 71)

Pursuant to a Tender and Support Agreement (the “Tender and Support Agreement”), dated as of December 9, 2008, Terry Considine, Thomas L. Rhodes, Bruce D. Benson and Bruce E. Moore, Titaho Limited Partnership, RLLLP, a registered limited liability limited partnership for which Mr. Considine’s brother is the trustee for the sole general partner (“Titaho”), and Titahotwo Limited Partnership, RLLLP, a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest (“Titahotwo”) (collectively, the “Securityholders”), who collectively own approximately 954,000 shares of Common Stock representing approximately 12% of the shares of Common Stock outstanding at December 18, 2008, have agreed to tender their shares of Common Stock pursuant to the Offer, vote for the Merger and vote against any alternative acquisition proposal. The Securityholders have also agreed to sell all of their OP Units pursuant to the OP Offer in exchange for the Merger Consideration.

Interests of the Company’s Directors and Executive Officers in the Merger (page 37)

When considering the recommendation by the Company Board, you should be aware that a number of the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of the Company’s other stockholders. The Company Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the related transactions. Each of these additional interests is described in this proxy statement, to the extent material. Except as described in this proxy statement, such persons have, to the knowledge of the Company, no material interest in the Merger apart from those of the Company’s common stockholders generally. See “The Merger – Interests of Certain Persons in Matter To Be Acted Upon.”

Price Range of Common Stock and Common Stock Dividend Information (page 73)

The shares of Common Stock are listed on the NYSE and trade under the symbol “ANL.” The Company has not paid a dividend on the Common Stock since August 2008 and the Company does not anticipate declaring a cash dividend on the Common Stock in the near future. See “Other Important Information Regarding the Company – Price Range of Common Stock and Dividend Information.”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have regarding the proposed Merger and the other matters being considered at the special meeting and brief answers to those questions. The Company urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the proposed Merger. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement.

WHAT AM I BEING ASKED TO VOTE ON?

The Company is asking for your vote to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, which will result in the Company being merged with and into Purchaser with Purchaser continuing as the Surviving Entity. However, upon the written notice by Purchaser to the Company, the direction of the Merger will be reversed such that Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will cease and the Company will be the Surviving Entity in the Merger. If the Merger is reversed pursuant to the preceding sentence, then all references herein to “Surviving Entity” shall be deemed to refer to the Company rather than Purchaser and all references herein to “Merger” shall be deemed to refer to the Merger as reversed. By adopting the Merger Agreement, stockholders are voting in favor of both the Merger and the Merger as reversed.

WHY AM I RECEIVING THESE MATERIALS?

In order to consummate the Merger, the Company’s stockholders must approve and adopt the Merger Agreement. Under the DGCL, in order for the Merger Agreement to be approved and adopted, a majority of the outstanding shares of Common Stock must be voted in favor of approval and adoption of the Merger Agreement at a meeting of the Company’s stockholders. Holders that have tendered their shares of Common Stock in the Offer are eligible to vote their shares of Common Stock at the special meeting, unless such shares of Common Stock have been accepted for payment in the Offer prior to the date of the special meeting, in which case such shares of Common Stock may be voted by Purchaser.

This proxy statement contains important information about the proposed Merger, the Merger Agreement and the special meeting, which you should read carefully. The enclosed voting materials allow you to vote your shares of Common Stock without attending the special meeting.

For a more complete description of the special meeting, see “The Special Meeting of Stockholders.”

Your vote is very important, even if you have tendered your shares pursuant to the Offer. You are encouraged to vote as soon as possible.

IF I HAVE TENDERED OR LATER TENDER MY SHARES IN THE OFFER, AM I STILL PERMITTED TO VOTE AT THE SPECIAL MEETING?

If you tender your shares of Common Stock in the Offer, you grant a proxy in favor of Purchaser that becomes effective and irrevocable once Purchaser accepts the shares for payment. If you have validly tendered your shares of Common Stock in the Offer and Purchaser has not accepted such shares for payment on or prior to the date of the special meeting, you may vote the shares at the special meeting. However, if you have validly tendered your shares of Common Stock in the Offer and Purchaser has accepted them for payment on or prior to the date of the special meeting, then the proxy in favor of Purchaser will be effective and you may not vote such shares at the special meeting.

WHAT HAPPENS IF THE OFFER IS CONSUMMATED PRIOR TO THE SPECIAL MEETING?

If the Offer is consummated prior to the special meeting, any shares of Common Stock that you have validly tendered will be purchased by Purchaser pursuant to the Offer, and Purchaser will be entitled to, and has agreed to, vote those shares of Common Stock in favor of the proposal to approve and adopt the Merger Agreement at the special meeting.

WHAT HAPPENS IF THE OFFER IS NOT CONSUMMATED PRIOR TO THE SPECIAL MEETING?

If the Offer is not consummated prior to the special meeting, the special meeting will still be held, subject to the terms and conditions of the Merger Agreement. If the Merger is approved by holders of a majority of the outstanding shares of Common Stock at the special meeting and all other remaining conditions to closing have been satisfied, the Merger will be consummated following the special meeting. The Merger is not contingent upon the completion of the Offer.

WHAT WILL I RECEIVE IF THE MERGER IS APPROVED AND CONSUMMATED?

If the Merger is consummated, the Company’s stockholders will be entitled to receive $14.20 per share in cash (subject to tax withholding), without interest, for each share they own.

For a more complete description of what the Company’s stockholders will be entitled to receive pursuant to the Merger, see “The Merger Agreement – Merger Consideration.”

WHAT WILL HAPPEN IN THE PROPOSED MERGER TO OPTIONS TO PURCHASE SHARES?

Pursuant to the terms of the Merger Agreement, as of the Effective Time of the Merger, each then outstanding option to purchase shares of Common Stock shall be terminated and the holder of such option will be entitled to receive a cash payment equal to the product of the number of shares of Common Stock subject to such option and the excess, if any, of $14.20 over the exercise price per share issuable with respect to such option (less any applicable withholding taxes).

If the per share exercise price of any terminated option is equal to or greater than $14.20, then the holder of such option will be entitled to receive a cash payment in an amount equal to $0.001 per share of Common Stock issuable with respect to such option, rounded to the next highest full cent.

For a more complete description of how the proposed Merger will affect Company stock option holders, see “The Merger Agreement – Treatment of Stock Options, OP Units and Restricted Common Shares and Series A Preferred Stock.”

WHAT WILL HAPPEN IN THE PROPOSED MERGER TO RESTRICTED SHARES OF COMMON STOCK?

Each restricted share of Common Stock that is issued and outstanding under the Company Stock Plan, including those held by the Company’s directors and executive officers, as of the Effective Time will be considered an outstanding share of Common Stock for all purposes, including the right to receive the Merger Consideration and vote at the special meeting.

For a more complete description of how the proposed Merger will affect holders of restricted shares of Common Stock, see “The Merger Agreement – Treatment of Stock Options, OP Units, Restricted Common Shares and Series A Preferred Stock.”

WILL THE MERGER BE TAXABLE TO ME?

Yes. Your receipt of cash in exchange for your shares of Common Stock pursuant to the Merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize, for U.S. federal income tax purposes, capital gain or loss equal to the difference between your adjusted tax basis in the shares surrendered and the amount of cash you receive for those shares.

Because individual circumstances may differ, you should consult your tax advisor to determine the particular tax effects to you of the consummation of the Merger.

See “The Merger – Certain U.S. Federal Income Tax Consequences of the Merger.”

AFTER THE MERGER IS CONSUMMATED, HOW WILL I RECEIVE THE CASH FOR MY SHARES?

After the Merger is consummated, you will receive written instructions from the exchange agent, Wells Fargo Bank, N.A. (the “Exchange Agent”), on how to exchange your stock certificates or book-entry shares for the Merger Consideration. You will receive cash for your shares of Common Stock from the Exchange Agent after you comply with these instructions.

If your shares of Common Stock are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or nominee as to how to surrender your “street name” shares of Common Stock and receive cash for those shares.

SHOULD I SEND IN MY COMPANY STOCK CERTIFICATES WITH MY PROXY CARD?

Please do not send in your stock certificates with your proxy card. After the Merger is consummated, you will receive written instructions from the Exchange Agent on how to exchange your stock certificates for the Merger Consideration.

IS THE MERGER SUBJECT TO PURCHASER OBTAINING NEW FINANCING?

No. Parent intends to fund the Merger Consideration from capital commitments of its equity investors.

WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

Under the DGCL, in order for the Merger Agreement to be approved and adopted, a majority of the outstanding shares of Common Stock must be voted in favor of approval and adoption of the Merger Agreement at a meeting of the Company’s stockholders, provided that a quorum is present. Abstentions and broker non-votes are counted as shares of Common Stock present and entitled to vote for the purposes of determining a quorum. Because the required vote is based on the number of shares of Common Stock outstanding and not the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as a vote against the Merger Agreement. If the Offer is consummated, Purchaser will hold proxies representing a sufficient number of shares of Common Stock to ensure that the Merger is approved.

If you have tendered your shares of Common Stock and the Offer is consummated, you have granted a proxy in favor of Purchaser that becomes effective and irrevocable once Purchaser accepts the tendered shares of Common Stock. Holders that have tendered their shares of Common Stock in the Offer are eligible to vote their shares of Common Stock at the special meeting, unless such shares of Common Stock have been accepted for payment in the Offer prior to the date of the special meeting, in which case such shares of Common Stock may be voted only by Purchaser.

HOW MANY VOTES DOES THE COMPANY ALREADY KNOW WILL BE VOTED IN FAVOR OF THE MERGER PROPOSAL?

Pursuant to a Tender and Support Agreement, the Securityholders have agreed to vote their shares of Common Stock in favor of the Merger, which represent approximately 954,000 shares of Common Stock representing approximately 12% of our outstanding shares of Common Stock, as of December 18, 2008. In addition, an affiliate of Purchaser owns approximately 4.6% of the outstanding shares of Common Stock as of December 18, 2008. Subject to the terms and conditions of the Merger Agreement, Purchaser has agreed to vote, or cause to be voted, all shares of Common Stock owned by it or its affiliates and any shares of Common Stock acquired in the Offer in favor of the Merger.

WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

The Company, Parent and Purchaser are working to complete the Merger as quickly as possible. However, they cannot predict the exact timing of the consummation of the Merger because a vote of the stockholders is only one of the conditions to the consummation of the Merger.

WHAT IF I OBJECT TO THE MERGER?

Under Delaware law, you have the right to seek appraisal of the fair value of your shares of Common Stock as may be determined by the Delaware Court of Chancery if the Merger is consummated. However, you must follow the appraisal procedures under Delaware law explained in this proxy statement. In order to preserve your appraisal rights, Delaware law requires, among other things, that you do not vote in favor of the approval and adoption of the Merger Agreement at the special meeting.

WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

The special meeting will be held on                     , 2009 at     :00 [    ] at             ,                     .

WHO CAN VOTE AT THE MEETING?

Only holders of record of shares of Common Stock at the close of business on the             , 2009 will be entitled to notice of, and to vote at the special meeting of stockholders. If you were a holder of record on that date and have validly tendered your shares of Common Stock in the Offer, then you have granted a proxy to Purchaser that is conditioned upon Purchaser’s acceptance of such shares of Common Stock. If the Offer is consummated, then Purchaser will be entitled to, and will, vote such shares of Common Stock in favor of the proposal to approve and adopt the Merger Agreement at the special meeting. If you were a holder of record on the record date and have validly tendered your shares of Common Stock in the Offer but the Offer has not been consummated prior to the special meeting, then you may still vote your shares at the special meeting.

HOW DOES THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT I VOTE ON THE MERGER?

The Company Board recommends that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

WHAT HAPPENS IF I SELL MY SHARES BEFORE THE SPECIAL MEETING?

If you transfer your shares of Common Stock (other than by tendering them in the Offer) after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the Merger Consideration to the person to whom you have transferred your shares of Common Stock, so long as such person owns the shares of Common Stock when the Merger is consummated. Holders who have tendered their shares of Common Stock in the Offer are eligible to vote their shares of Common Stock at the special meeting, unless such shares of Common Stock are accepted for payment in the Offer prior to the date of the special meeting, in which case such shares of Common Stock may be voted only by Purchaser.

HOW DO I VOTE?

Stockholders as of the close of business on the record date may cast their vote by:

1.	Telephone, using a touch-tone telephone to dial the toll-free number listed on the enclosed proxy card or vote instruction card;

2.	The Internet, by accessing the address provided on the enclosed proxy or vote instruction card;

3.	Marking, signing, dating and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all of the proposals; or

4.	Attending the special meeting (if your shares are registered directly in your name on the Company’s books and not held through a broker, bank or other nominee). Please note, however, that if a broker, bank or other nominee is the record holder of your shares (i.e. the shares are held in “street name”) and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

MAY I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

You may revoke a previously given proxy at any time before it is voted. You may revoke your proxy by filing a written notice of revocation of proxy with the Secretary of the Company at our executive offices at

29399 U.S. Hwy 19 North, Suite 320, Clearwater, Florida 33761. You can also revoke your proxy by casting a vote by mail, telephone or via the Internet that is later-dated than the original proxy. Attending the special meeting and voting in person may also revoke the proxy, but attendance at the meeting will not, by itself, revoke a proxy. The latest-dated, properly completed proxy that you submit by mail, telephone or Internet will count as your vote. However, if you have tendered your shares of Common Stock and the Offer is consummated, you have granted a proxy in favor of Purchaser that becomes effective and irrevocable once Purchaser accepts the tendered shares of Common Stock.

WHAT HAPPENS IF I DO NOT RETURN MY PROXY CARD, SUBMIT MY PROXY VIA THE INTERNET OR TELEPHONE OR ATTEND THE SPECIAL MEETING AND VOTE IN PERSON?

If you do not return your proxy card or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” the proposal to approve and adopt the Merger Agreement.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS FOR THE SPECIAL MEETING?

You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Common Stock. If you are a holder of record and your shares of Common Stock are registered in more than one name, you will receive more than one proxy card. Please mark, sign, date and return each proxy card and voting instruction card that you receive.

HOW WILL I KNOW THE MERGER HAS OCCURRED?

If the Merger occurs, the Company and/or Parent and Purchaser will promptly make a public announcement of this fact.

WHO CAN HELP ANSWER MY QUESTIONS?

If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement, the enclosed proxy card or voting instructions, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free at: (888) 750-5834

Banks and Brokers May Call Collect at: (212) 750-5833

THE PARTIES

The Company

The Company, a Delaware corporation, is a Clearwater, Florida-based corporation which has elected to be treated as a real estate investment trust for federal tax purposes engaged in the ownership, development, expansion, management, financing and refinancing, acquisition and disposition of residential land lease communities. Residential land lease communities own home sites that are leased to owners of homes situated on the leased land and own various amenities provided for common use by the homeowners. The amenities may include features that support the lifestyle of the community such as a clubhouse, pool, tennis courts, golf course, or marina. The communities consist of one or more subdivisions with features comparable to any typical residential subdivision, including central entrances, paved streets, signage and monumentation, and in some instances, sidewalks and street lights. With over 10,000 home sites in 30 communities located primarily in Florida, Arizona and Alabama, the Company is committed to providing affordable, free-spirited retirement living for active adults.

The Company’s Common Stock and its Series A Preferred Stock are listed on the NYSE under the symbols “ANL” and “ANL-PA,” respectively.

The Company Partnership

The Company Partnership is a Delaware limited partnership and a majority-owned subsidiary of the Company. The Company conducts its business through the Company Partnership.

Parent

Parent, a Maryland real estate investment trust, is an affiliate of Green Courte Partners, a Chicago- based private equity real estate investment firm focused primarily on the ownership and operation of manufactured housing communities, retail and mixed-use properties, and parking assets. Green Courte Partners combines focused investment strategies with a disciplined approach to transaction execution and asset management with a goal of generating attractive risk-adjusted returns over a long-term holding period.

Purchaser

Purchaser is a Delaware corporation and a subsidiary of Parent. To date, Purchaser has not engaged in any activities other than those incident to its formation and to the Offer and the Merger.

THE MERGER

Background of the Merger

The Company Board and management have regularly evaluated the Company’s strategic alternatives with a view to enhancing stockholder value. In connection with this ongoing evaluation, the Company Board has considered from time to time various business opportunities, including the sale or merger of the Company with another entity and the sale of one or more of the Company’s manufactured home communities. As part of this ongoing evaluation of strategic alternatives, at a regularly scheduled meeting held on October 30, 2007, the Company Board discussed various strategic alternatives and authorized management to engage in preliminary discussions with a financial advisor regarding certain of the strategic alternatives discussed. In November of 2007, the Company engaged in discussions with Wachovia Securities and, in January of 2008, the Company retained Wachovia Securities to explore the possibility of finding a joint venture partner to invest in some of the Company’s properties. As a result of these efforts, the Company did not identify any prospective joint venture partners. However, it did result in discussions with Green Courte Partners, a private equity firm, and with the capital partner of an owner-operator of manufactured home communities (such owner-operator is referred to herein as the “Second Bidder”).

On November 8, 2007, Green Courte Partners requested that the Company waive the ownership limit in its certificate of incorporation and allow its affiliates to acquire up to 9.9% of the outstanding shares of Common Stock. The Company denied this request but continued to engage in informal discussions with Green Courte Partners regarding its interest in the Company. On January 14, 2008, Green Courte Partners provided an indication of interest to acquire the Company’s Florida properties for $378.9 million (including the assumption of indebtedness), based solely on publicly available information and certain assumptions. The Company declined the Green Courte Partners proposal based on its determination that it was unwilling to sell the properties at the price indicated at that time, given that the Company had not yet undertaken the broad marketing process necessary to evaluate the sufficiency of this price. In the weeks that followed, the Company continued to engage in discussions with Green Courte Partners and the Second Bidder.

On January 30, 2008, the Company Board convened in Clearwater, Florida for its regularly scheduled board meeting for the fiscal year ended December 31, 2007. Also in attendance were members of the Company’s management and representatives of the Company’s outside legal counsel, Hill, Ward & Henderson, P.A. (“Hill Ward Henderson”). At the meeting, members of the Company’s management reviewed with the Company Board the Company’s current operations and future prospects including an analysis of new home sales and a review of the Company’s borrowing alternatives and the maturity schedules associated with its outstanding loans. The Company Board and management also discussed various strategic alternatives, including soliciting an institution to invest in a joint venture involving a number of the Company’s properties. The Company Board discussed possible uses of the proceeds that might result from any such potential transaction, but emphasized that all discussions remained highly contingent and exploratory in nature.

On April 23, 2008, the Company received a proposal from Green Courte Partners in which Green Courte Partners indicated that, based solely on publicly available information and certain assumptions, it would be prepared to offer between $26.00 and $28.00 per share in cash to acquire all of the outstanding shares of Common Stock and OP Units. Green Courte Partners’ proposal was subject to a number of conditions, including access to non-public information, the completion of due diligence and the receipt by Green Courte Partners of additional financing for the Company’s assets. In response to this proposal, on April 28, 2008, Shannon Smith, the Chief Financial Officer of the Company, and representatives of Wachovia Securities, met with Randall K. Rowe, James R. Goldman and Kian Wagner of Green Courte Partners in Lake Forest, Illinois to discuss the basis on which Green Courte Partners had valued the Company, and to discuss Green Courte Partners’ ability to consummate the transaction.

On April 24, 2008, the Second Bidder provided a preliminary indication of value for the Company of $20.84 per share, before transaction fees and expenses. On April 28, 2008, Mr. Smith and representatives of Wachovia Securities met with representatives of the Second Bidder to discuss their interest in a possible transaction involving the Company.

On April 29, 2008, Green Courte Partners revised their proposal, indicating their interest in a transaction in the range of $30.00 to $32.00 per share, subject to confirmatory due diligence, certain assumptions and the resolution of certain issues relating to the availability and cost of financing.

On April 30 and May 1, 2008, the Company Board convened in Phoenix, Arizona for the Company’s Annual Meeting and for its regularly scheduled board meeting for the quarter ended March 31, 2008. The Company Board discussed, among other things, the quarterly review memorandum that had been prepared by members of the Company’s management, and analyzed, among other things, the results of the Company’s home sales business which had experienced a difficult period. The Company Board also discussed various strategic alternatives, including the transaction proposed by Green Courte Partners and the discussions that had been ongoing between representatives of the Company and Wachovia Securities with representatives of the Second Bidder. The Company Board authorized the Company’s management to continue exploring these and other strategic alternatives that might enhance stockholder value.

On May 1, 2008, the Company received a proposal from the Second Bidder in which the Second Bidder indicated its interest in acquiring all of the Company’s outstanding Common Stock and OP Units for between $28.50 and $30.50 per share. The Second Bidder’s proposal was based only on publicly available information and was subject to further due diligence, including a review of non-public information relating to the Company. The Second Bidder also sought a 30-day period of exclusivity to negotiate a definitive agreement.

On June 2, 2008, Green Courte Partners made an alternative proposal to the Company. While maintaining its interest in acquiring all of the outstanding shares of Common Stock and OP Units for between $30.00 and $32.00 per share, Green Courte Partners now proposed a transaction in which it would contribute to the Company Partnership seven of its own manufactured home communities, which Green Courte Partners valued at $161.0 million (subject to debt to be assumed of $98.7 million), in exchange for 3,052,000 OP Units. In addition, Green Courte Partners would purchase $25.0 million of a new series of 8.0% convertible preferred stock issued by the Company. Representatives of the Company and Green Courte Partners had a number of discussions about this proposal but never reached any agreement.

On July 3, 2008, the Company Board met telephonically to discuss strategic transactions to enhance stockholder value. Also in attendance were members of the Company’s management and representatives of Wachovia Securities and Hill Ward Henderson. The Company Board considered the adverse impact that economic conditions in the housing and financial markets had, and were expected to continue to have, on the Company’s home sales business and expansion land value. In the meeting, representatives of Wachovia Securities reviewed with the Company Board the presentation materials they had prepared, which analyzed various alternatives, including maintaining the status quo; pursuing either of the proposals from Green Courte Partners or the Second Bidder; and a range of other possible transactions involving sales of certain properties and share repurchase transactions. In that meeting, the Company Board authorized the retention of Wachovia Securities to assist the Company in exploring a broad range of strategic alternatives, as well as a public announcement that the Company was engaging in a formal process to explore these alternatives.

On July 8, 2008, the Company issued a press release announcing that the Company Board was considering a broad range of strategic alternatives to enhance stockholder value. The release indicated that the Company Board had authorized management to undertake a formal process to determine investor interest in the purchase of some or all of the Company’s real estate assets, and that the Company had retained Wachovia Securities to assist in this process. The release noted that short term factors, including continued volatility and uncertainty in the broader capital markets, may make certain strategic alternatives unattractive or unfeasible, and that the Company Board may decline to engage in any transaction and may decide to continue the Company’s current business plan and operations.

Thereafter, Wachovia Securities contacted more than 85 potential buyers, and received a number of indications of interest. Following the receipt of such indications of interest, the Company entered into confidentiality agreements with 49 potential buyers and granted 38 of these potential buyers (including Green Courte Partners and the Second Bidder) access to an electronic on-line data room to conduct due diligence on the Company. Throughout July 2008, members of the Company’s management engaged in discussions with Green Courte Partners, the Second Bidder and a number of other interested parties regarding potential transactions to acquire the Company or some of its properties.

On July 29, 2008, the Company Board convened in Denver, Colorado for its regularly scheduled board meeting for the quarter ended June 30, 2008. At the meeting, members of the Company’s management reviewed with the Company Board the Company’s current operations and future prospects. They also discussed the status of the strategic review process being explored with the assistance of Wachovia Securities. It was recognized that the Company might choose to sell any or all of its properties, or might not pursue any transaction, and that all such potential transactions were highly contingent and exploratory in nature.

By mid-August of 2008, Wachovia Securities had received initial indications of interest from 17 potential buyers. Except for Green Courte Partners and the Second Bidder, all of the potential buyers expressed interest in acquiring one or more specific properties. On August 1, 2008, Green Courte Partners proposed to acquire all of the outstanding shares of Common Stock for consideration including $20.50 in cash, and the right to receive proceeds from the sale of certain assets of the Company that would be placed into a liquidating trust and sold over time. Representatives of Green Courte Partners indicated their belief that such sales could result in net proceeds to the Company of $7.25 per share over time. The Green Courte Partners proposal included financing contingencies and confirmatory due diligence requirements. On August 4, 2008, the Second Bidder proposed to acquire all but two of the Company’s properties for $484.0 million (including the assumption of $246.9 million of mortgage debt). The Second Bidder’s proposal included financing contingencies, a 30-day exclusivity period and a 75-day confirmatory due diligence period. Management of the Company and Wachovia Securities estimated the total value that Company stockholders might realize over time from these two proposals was approximately $24.04 per share and $23.17 per share for Green Courte Partners and the Second Bidder, respectively. Throughout the remainder of the month, representatives of Wachovia Securities continued to contact the various parties that had expressed an interest in one or more of the Company’s properties regarding the price(s) that each party was willing to offer for each such property.

On August 25, 2008, the Company Board met telephonically, and representatives of Wachovia Securities reviewed with the Company Board materials they had prepared which, among other things, provided an update as to the status of the strategic alternatives process. Specifically, representatives of Wachovia Securities described the indications of interest that had been received and the next steps in the process, which involved seeking a second round of bids from some of those who had expressed an initial indication of interest in the Company or any of its properties. The Company Board considered the possibility that the process might not lead to any transaction, but authorized Wachovia Securities to proceed to the next stage.

Management of the Company and Wachovia Securities selected nine parties to enter the second round of the process. Each potential buyer was given the opportunity to conduct further due diligence. On behalf of the Company, Wachovia Securities asked each prospective buyer to provide a second, more definitive offer by October 1, 2008. Seven proposals were received in the second round. One of these led to a contract for the sale of the Company’s Pleasant Living community. On September 29, 2008, the Second Bidder made a proposal to acquire nine of the Company’s properties for $171.5 million (including the assumption of $102.2 million of mortgage debt).

On October 1, 2008 Green Courte Partners made a new proposal to the Company. Green Courte Partners proposed two new alternative transactions, in each case subject to due diligence and the negotiation of definitive documentation. The first alternative involved Green Courte Partners making a tender offer for any and all outstanding shares of Common Stock at $25.00 per share. The second alternative was for Green Courte Partners to purchase ten of the Company’s properties for $169.7 million (or $181.3 million if the Company provided seller financing), including the assumption of mortgage debt.

On October 8, 2008, Terry Considine, Chairman of the Company, spoke with Mr. Goldman about the most recent Green Courte Partners proposal. Mr. Considine indicated that he valued the Company at a price at least equal to $28.00 per share.

On October 12, 2008, Mr. Goldman sent a letter to Mr. Considine in which he explained why he did not agree with Mr. Considine’s valuation. Mr. Goldman noted that recent events in the real estate and financial markets had adversely affected the Company’s prospects for future cash flow growth and that the economic recession was likely to be much deeper and longer than they had initially anticipated. Mr. Goldman indicated that he expected the economy to have an adverse impact on the Company’s prospects with slower over-all rent growth, slower lease-up within the Company’s existing communities, and slower, less profitable, sales of new homes within the Company’s two development projects. Mr. Goldman concluded that the Company’s expected future cash flows would be significantly lower than Green Courte Partners had estimated six months ago and those cash flows, discounted at the current higher cost of equity, indicate a share price significantly lower than Mr. Considine’s targeted price of $28.00 per share. Nevertheless, Mr. Goldman indicated that Green Courte Partners was still interested in pursuing a transaction with the Company, and offered three alternative transactions for the Company to consider. Under the first alternative, Green Courte Partners would purchase 1,000,000 shares of Common Stock from the Company at $22.00 per share. Under the second alternative, Green Courte Partners would purchase 1,000,000 shares of Common Stock at $22.00 per share, and would also make a tender offer for shares of Common Stock at $22.00 per share in which it would seek to acquire shares that, together with its existing holdings, would bring its ownership interest to 50%. Under the third alternative, Green Courte Partners would make a tender offer for 100% of the issued and outstanding shares of Common Stock and all outstanding OP Units at $20.00 per share.

From October 12 through 17, 2008, the Company’s management engaged in numerous discussions with Green Courte Partners, representatives of Wachovia Securities and the Company’s outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), regarding each of the proposals. During this time, Skadden engaged in numerous discussions with Green Courte Partners’ outside legal counsel, DLA Piper LLP (US) (“DLA Piper”), regarding the terms of Green Courte Partners’ proposals.

On October 16, 2008, Mr. Goldman met with Mr. Considine in Denver. Representatives of Wachovia Securities also participated in the meeting. During the course of the meeting, Mr. Goldman reviewed in detail the proposals contained in the letter he had sent to Mr. Considine on October 12, 2008, and outlined the additional due diligence that Green Courte Partners would need to conduct before it would be in a position to proceed with a transaction. Mr. Considine then discussed the business prospects for the Company and communicated that certainty of execution was critical to the Company’s evaluation of any potential transaction.

On October 17, 2008, Mr. Goldman contacted Mr. Considine and proposed that Green Courte Partners purchase 1,000,000 shares of Common Stock from the Company for $20.25 per share, and then conduct a tender offer for all of the issued and outstanding shares of Common Stock and OP Units at $20.25 per share. Mr. Goldman’s proposal also involved the issuance to Green Courte Partners of a warrant to purchase up to 1,000,0000 shares of Common Stock at $20.25 per share, and a break-up fee of $8.0 million plus fees and expenses if the Company accepted a superior proposal. Mr. Goldman followed up the discussion by sending a draft term sheet that described his proposal.

Later that day, the Company Board held a telephonic meeting to consider the various strategic alternatives, including the latest proposal from Green Courte Partners and the possibility of not engaging in a transaction. Also in attendance were members of the Company’s management and representatives of Wachovia Securities and Skadden. Representatives of Wachovia Securities presented the Company Board with a review of materials they had prepared, which among other things, analyzed the challenges the Company would encounter in the event it did not enter into any strategic transaction, including the possible difficulty in obtaining financing given the state of the credit markets. The Company Board deliberated at length regarding the Green Courte Partners proposal and authorized the Company’s management to continue discussions with Green Courte Partners. The Company Board also directed Wachovia Securities to pursue discussions with the Second Bidder to assess its interest in a transaction to acquire the Company.

After the Company Board meeting, Wachovia Securities contacted the Second Bidder to inform it of the proposal the Company had received from another party (Green Courte Partners) and inquired whether the Second Bidder would be interested in pursuing a similar transaction with the Company. In the days that followed, the Second Bidder requested and reviewed additional financial information from the Company and then indicated that it would not be willing to offer to buy the Company at a price close to the price offered by the other bidder (Green Courte Partners).

From October 17 through 20, 2008, the Company’s management and representatives of Skadden and Wachovia Securities continued to engage in frequent discussions and negotiations with Green Courte Partners and DLA Piper regarding the Green Courte Partners proposal. During this time, representatives of Green Courte Partners visited one of the Company’s manufactured home communities, as well as its corporate offices, in order to conduct business and legal due diligence on the Company and its assets.

On October 20, 2008, Green Courte Partners delivered to the Company an initial draft of an agreement to effect the proposed transaction. The following day, members of the Company’s management and representatives of Skadden and Wachovia Securities discussed the terms of the proposed agreement, including the conditions to the offer, the termination fee payable to Green Courte Partners, and the definitions of “Takeover Proposal” and “Superior Proposal” to be included in the agreement. On October 21, representatives of Green Courte Partners notified the Company that, based on the results of its due diligence efforts to date, a transaction at a price of $20.25 per share was not warranted and Green Courte Partners would be suspending its efforts with respect to the proposed transaction with the Company. Among areas of significant disagreement were their beliefs as to the value of the Company’s development and non-stabilized properties. After undertaking significant due diligence, and in light of the weakened United States economy and the deteriorating housing and mortgage markets, Green Courte Partners believed such properties were worth significantly less than the Company did. In addition, Green Courte Partners indicated that the deterioration in credit markets limited the availability of financing and increased the cost of any financing that was available.

From October 21 through 22, 2008, the Company and Wachovia Securities continued to engage in discussions with representatives of Green Courte Partners regarding the potential sale of certain of the Company’s properties to Green Courte Partners. As a result of such discussions, Green Courte Partners contacted the Company on October 22, 2008 with a revised proposal to purchase most of the Company’s properties for $342.9 million (including the assumption of $197.5 in debt), subject to certain adjustments and conditions, including a requirement that the Company repurchase 367,800 shares of Common Stock from an affiliate of Green Courte Partners for approximately $8.4 million. This would have resulted in cash proceeds to the Company of approximately $16.00 per share, before fees and expenses.

On October 24, 2008, Green Courte Partners delivered a revised proposal to the Company providing for the acquisition by Green Courte Partners of 15 of the Company’s properties for a purchase price of $296.5 million (including the assumption of $183.6 million of mortgage debt), subject to certain conditions, including a requirement that the Company repurchase 367,800 shares of Common Stock from an affiliate of Green Courte Partners for approximately $7.4 million. This would have resulted in cash proceeds to the Company of approximately $12.32 per share before fees and expenses, and approximately $10.41 per share after fees and expenses and repayment of certain indebtedness.

The Company delivered a counterproposal in the form of a draft term sheet to Green Courte Partners on October 25, 2008. The counterproposal involved the sale of 15 properties for approximately $326.0 million (including the assumption of $183.6 million of debt), plus an earn-out payment, and included an obligation of the Company to repurchase 367,800 shares of Common Stock from an affiliate of Green Courte Partners for approximately $7.4 million. This would have resulted in cash proceeds to the Company at the closing of approximately $15.84 per share before fees and expenses, and approximately $13.87 per share after fees and expenses and the repayment of certain indebtedness.

The next day, members of the Company’s management engaged in several discussions and negotiations with Green Courte Partners regarding the counterproposal. In the days that followed, the Company and its advisors discussed the consequences of entering into such a transaction, including the limited cash flow that the Company would receive from its remaining assets, a number of which consisted of development properties. The Company and its advisors also considered the extent to which proceeds from such a transaction would be distributable to the Company’s stockholders and the costs associated with maintaining the Company’s status as a public company.

During this time, Wachovia Securities and the Company also continued discussions with the Second Bidder regarding a potential sale of a number of the Company’s properties to the Second Bidder. As a result of such discussions, on October 27, 2008, the Second Bidder proposed to purchase 25 of the Company’s properties for a purchase price of $168.5 million (plus the assumption of certain mortgage debt).

On October 29, 2008, the Company Board convened telephonically to consider various strategic alternatives, including the Company’s option to refrain from entering into any proposed transaction and continue normal operations. Also in attendance at the meeting were members of the Company’s management and representatives of Wachovia Securities and Skadden. The Company Board discussed the risks associated with postponing any such transaction, including the possibility that the Company would not meet NYSE listing requirements as a result of its fallen stock price and the likelihood that the Company would no longer be able to pay dividends on the Common Stock. The Company Board then discussed the potential transactions with Green Courte Partners and the Second Bidder. Representatives of Wachovia Securities presented the Company Board with a review of materials they had prepared, which among other things, analyzed the strategic alternatives available to the Company and set forth the consequences associated with the Company postponing any proposed transaction and continuing normal operations. The Wachovia Securities presentation also included an analysis of the proposed property sales to Green Courte Partners and the Second Bidder. Based on Wachovia Securities’ presentation, Mr. Considine estimated that the Green Courte Partners transaction could be worth approximately $14.00 per share to the Company, including cash proceeds of more than $10.00 per share (before redeeming the Company’s preferred stock), and remaining assets with an estimated net asset value of less than $4.00 per share. The Company Board then discussed the likelihood of the Common Stock trading well below this net asset value, particularly given the state of the financial markets. The Company Board also considered the proposal from the Second Bidder which involved 25 properties at valuations similar to those of Green Courte Partners. The Company Board deliberated at length regarding the proposed transactions as well as the viability of the remaining Company following the consummation of either transaction.

From October 29 through November 1, 2008, negotiations between Green Courte Partners, the Company, and their respective legal counsel continued regarding the definitive terms of the proposed property sale, including the overall structure of the transaction, the conditions to closing of each property sale and the amount of consideration payable.

On November 1, 2008, Green Courte Partners suspended its efforts with respect to the real estate transaction because the parties could not agree on a number of issues, including the price, timing and the process pursuant to which the transaction could be consummated. Among areas of significant disagreement were the allocation of risk of failing to obtain lender approvals within a relatively short time period and due diligence as to capital requirements at the Company’s properties and other real estate matters.

On November 4, 2008, the Company Board convened in Denver, Colorado for its regularly scheduled board meeting for the quarter ended September 30, 2008. Also in attendance were members of the Company’s management. Members of the Company’s management provided the Board with a review of various strategic alternatives, including the sale of various properties to a number of potential buyers. Members of the Company’s management also provided the Company Board with a detailed review of the proposed property sales to Green Courte Partners and the Second Bidder, including a comprehensive analysis of the negotiation process that had been undertaken with each party. The Company Board and members of the Company’s management then discussed the implications to the Company of refraining from entering into any such transaction and continuing normal operations, including the potential liquidity issues the Company would face if a transaction did not materialize. The Company Board then deliberated at length regarding the various strategic alternatives, and directed members of the Company’s management to continue working with Wachovia Securities to structure a transaction that would enhance stockholder value. At this meeting, the Company Board also decided that, in order to conserve liquidity, the dividend payment on shares of Common Stock would not be paid for that quarter.

Throughout the first week of November, the Company and Wachovia Securities continued to engage in discussions with the Second Bidder regarding the potential asset sale. As a result of such discussions, the Second Bidder delivered draft term sheets to Wachovia Securities and the Company on November 5, relating to its proposal to purchase one of the Company’s properties for $63.5 million, and 20 of the Company’s other properties for $313.25 million (including, in each case, the assumption of mortgage debt). The following day, on behalf of the Company, Hill Ward Henderson delivered a draft purchase and sale agreement to the Second Bidder, relating to the single property that the Second Bidder proposed to purchase. On November 7, 2008, representatives of the Second Bidder met with members of the Company’s management to discuss the proposed transaction.

On November 10, 2008, representatives of the Company delivered a revised draft of the purchase and sale agreement to representatives of the Second Bidder. In the days that followed, discussions among the Company, the Second Bidder, and their respective advisors continued regarding the terms of the proposed sale of a number of the Company’s properties.

On November 12, 2008, the Company and its advisors convened telephonically to review the various terms of the proposed transactions with the Second Bidder, including the costs that would be incurred as a result of such transactions. In the days that followed, Wachovia Securities and the Company continued to engage in price discussions with the Second Bidder relating to the proposed transactions.

On November 13, 2008, the Second Bidder continued conducting due diligence on the property portfolio, and the Company, Wachovia Securities and the Second Bidder continued to negotiate the terms of the portfolio sale, including the purchase price. In the days that followed, representatives of the Company delivered revised drafts of a term sheet, master transaction agreement and purchase and sale agreement to representatives of the Second Bidder, providing for the acquisition by the Second Bidder of 20 of the Company’s properties. On November 20, 2008, the Second Bidder reduced its proposed purchase price for the 20 properties to $303.0 million (including the assumption of mortgage debt), citing market conditions and the returns available from alternative investments as the motivation for the price reduction.

On November 14, 2008, Green Courte Partners again requested that the Company waive the ownership limit in its certificate of incorporation and allow it to acquire up to 9.9% of the outstanding shares of Common Stock. On November 16, 2008, the Company denied this request. However, Wachovia Securities contacted Green Courte Partners regarding the proposed acquisition of the Company by Green Courte Partners. As a result of such discussions, on November 26, 2008, Green Courte Partners indicated interest in pursuing an acquisition of the Company at a purchase price of $14.00 per share and recommencing its due diligence efforts with respect to the Company. In the days that followed, representatives of the Company and Wachovia Securities continued to engage in discussions with Green Courte Partners regarding a potential transaction, and representatives of the Company began providing representatives of Green Courte Partners with additional diligence information in response to diligence requests received from them.

From November 28 to 30, 2008, the Company and Green Courte Partners discussed the terms of a proposed transaction in which Green Courte Partners would commence a tender offer for all of the outstanding shares of Common Stock, which would be followed by a second-step merger transaction. The parties also discussed increasing the purchase price from $14.00 to $15.00 per share (subject to downward adjustment if the Company failed to fulfill certain conditions) and a cash deposit to be made by Green Courte Partners which would be retained by the Company if Green Courte Partners failed to complete the transaction.

On December 1, 2008, Green Courte Partners contacted the Company regarding the remaining points of negotiation between the parties. Later that day, Green Courte Partners delivered a revised written proposal providing for the acquisition of the Company at a purchase price of $15.00 per share, subject to further due diligence. Pursuant to the terms of the proposal, this price was to be subject to downward adjustment by up to $0.68 per share if certain conditions were not satisfied relating to pending negotiations by the Company with a lender and a purchaser of a property.

That same day, the Company Board convened telephonically to consider various strategic alternatives and the revised proposal from Green Courte Partners. Also in attendance were members of the Company’s management and representatives of Wachovia Securities and Skadden. The Company Board deliberated at length regarding Green Courte Partners’ revised proposal, including the purchase price and how the proposal compared to the terms of the proposed transaction between the Company and the Second Bidder. The Company Board also discussed the advantages and disadvantages associated with entering into each of the proposed transactions in comparison with refraining from entering into any such transaction and continuing normal operations. Representatives of Wachovia Securities and Skadden addressed questions from the Company Board regarding the various strategic alternatives.

Throughout the following week, the Company, Green Courte Partners, and their respective advisors engaged in numerous discussions regarding the terms of the proposed transaction with Green Courte Partners, including the top-up option, the definition of “Takeover Proposal” and the provisions regarding the treatment of OP Units in the transaction. As a result of such discussions, the Company, Green Courte Partners, and their respective legal counsel exchanged several drafts of a merger agreement and tender and support agreement, and continued to discuss the final terms of such documents, including the purchase price, the definition of “Company Material Adverse Effect” and the circumstances under which Green Courte Partners would be entitled to a termination fee.

Throughout this period, the Company and the Second Bidder continued to negotiate the terms of the transaction documents for the sale of 20 of the Company’s properties. In early December, the Second Bidder proposed to make changes to the terms contemplated by its November 20, 2008 offer, including a reduction of the purchase price.

On December 6, 2008, the Company, Green Courte Partners and Wachovia Securities continued to discuss the definitive terms of the draft agreements, including the issue of pricing. During the course of such discussions, the Company proposed a transaction price of $15.00 per share, or in the alternative, a price of $14.75 per share, subject to increase if certain conditions were satisfied. In response, Green Courte Partners contacted the Company with a proposed price of $14.08 per share, which was not subject to any adjustments.

On December 8, 2008, representatives of Wachovia Securities continued to discuss the proposed transaction with Messrs. Rowe and Goldman of Green Courte Partners. Following such discussions, which included negotiations regarding the best and final purchase price that Green Courte Partners would offer, Green Courte Partners put forward a revised proposal for the acquisition of the Company at $14.20 per share, without any adjustments. Mr. Smith then contacted Mr. Goldman and indicated that the Company would be interested in submitting this latest proposal to the Company Board if Green Courte Partners would make a $10.0 million deposit upon entering into a definitive agreement.

On December 9, 2008, the Company Board convened telephonically to consider whether to approve the proposed transaction with Green Courte Partners. Also in attendance were members of the Company’s management and representatives of Skadden, Hill Ward Henderson and Wachovia Securities. Throughout the course of the meeting, representatives of Skadden and Wachovia Securities and members of the Company’s management reviewed with the Company Board the final terms of the merger agreement and tender and support agreement of which summaries, as well as the draft agreements themselves, had been provided to the directors prior to the meeting. The Company Board deliberated at length regarding the final terms of the transaction, comparing it in terms of value and structure to the proposed transaction with the Second Bidder. Representatives of Wachovia Securities then presented the Company Board with a review of materials they had prepared, which included an updated financial analysis of the proposed transaction and orally delivered Wachovia Securities’ opinion, subsequently confirmed in writing, that, based upon and subject to certain factors and assumptions set forth in such opinion, the merger consideration to be received by holders of Common Stock in the proposed tender offer or in the proposed merger is fair, from a financial point of view, to such holders. The full text of Wachovia Securities’ opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with respect to the opinion, is attached hereto as Annex C. The Compensation Committee of the Company Board then reviewed and discussed the Company’s proposed severance plan and the amounts which would be paid out to employees of the Company or its subsidiaries upon an involuntary termination of employment without “cause.” The severance plan and the amounts of such payments were approved by the Compensation Committee and subsequently confirmed by the Company Board. Representatives of Wachovia Securities and Skadden then addressed questions from the Company Board regarding the proposed transaction with Green Courte Partners.

At the conclusion of the December 9, 2008 meeting, the Company Board approved the transaction with Green Courte Partners, including the Offer, the Merger and the other transactions contemplated by the Merger Agreement, declared the Merger, the Offer and all other transactions contemplated by the Merger Agreement advisable and in the best interests of the Company’s stockholders, authorized the Company and the Company Partnership to enter into the Merger Agreement and recommended that the Company’s stockholders tender their shares of Common Stock pursuant to the Offer and approve the Merger Agreement and the Merger.

The Merger Agreement was executed by Parent, Purchaser, the Company and the Company Partnership on December 9, 2008, and the Tender and Support Agreement was executed by Parent, Purchaser and the Securityholders described therein on December 9, 2008. On December 10, 2008, prior to the commencement of trading on the New York Stock Exchange, the Company issued a press release announcing the signing of the Merger Agreement.

On December 23, 2008 pursuant to the Merger Agreement, Purchaser commenced the Offer. Also on December 23, 2008, Purchaser directed the Company Partnership to offer to redeem all of the OP Units and the Company Partnership notified all of the holders of the OP Units of the OP Offer.

At no time prior to the execution of the Merger Agreement and the Company Board’s approval of the transactions contemplated thereby did any discussions take place between Green Courte Partners and any members of the Company’s management regarding the terms of any employment arrangements after the Merger.

Recommendation of the Company’s Board of Directors and Its Reasons for Recommending Approval of the Merger

Recommendation of the Board of Directors

The Company Board determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders and approved the Merger Agreement and the Offer and the Merger and the other transactions contemplated by the Merger Agreement. The Company Board recommends that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommending that holders of shares of Common Stock adopt the Merger Agreement and approve the Merger, the Company Board consulted with the Company’s senior management, legal counsel and financial advisor and considered a number of factors, including the following:

1.	Transaction Financial Terms; Premium to Market Price. The Company Board considered the $14.20 per share price to be paid in cash for each share of Common Stock, which represents a 264% premium over the closing price of the Common Stock on December 9, 2008, the last trading day before the Offer and the Merger were announced, and a 259% premium over the average closing price of the Common Stock for the one-month period prior to announcement.

2.	Financial Condition and Prospects of the Company. The Company Board considered the current and historical financial condition, results of operations, business and prospects of the Company as well as the Company’s financial plan and prospects if it were to remain an independent company, including the liquidity of the Company in the event that a large portfolio or entity level transaction did not materialize. The Company Board discussed the Company’s current financial plan, including the risks associated with achieving and executing upon the Company’s business plan. The Company Board considered that the holders of Common Stock would continue to be subject to the risks and uncertainties of the Company’s financial plan and prospects unless the Common Stock was acquired for cash.

3.	Strategic Alternatives. The Company Board considered the potential strategic alternatives available to the Company, including remaining as an independent company and the possible sale of certain properties to another bidder. The Company Board also considered the fact that, on behalf of the Company, Wachovia Securities had contacted approximately 85 potential buyers, including strategic buyers, financial buyers and real estate investment trusts, and that none of these potential buyers, either initially or, in the case of one potential buyer, after further extensive discussions with the Company, were interested in consummating an entity level transaction with the Company. After carefully considering these alternatives, the Company Board determined that a sale of the Company to Parent on the terms proposed was the best alternative.

4.	Future Performance. The Company Board considered the uncertainty with regard to the future performance of its assets, earnings growth and appreciation of the value of its shares of Common Stock. The Company Board also considered the difficulty the Company was facing in leasing its non-stabilized properties and that it would face in leasing its development properties upon their completion.

5.	Projected Reduction in New Home Sales. The Company Board considered the market conditions and the Company’s projection of a decrease in new homes sold and the impact of the shut down costs associated with scaling back its home sales marketing effort.

6.	Disruptions in the Financial Markets. The Company Board considered challenges given the tighter credit conditions and slower growth due to the unprecedented recent financial market and economic conditions and the fact that concerns about the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased market volatility and diminished expectations for the U.S. economy and real estate investments.

7.	Merger Consideration; Certainty of Value. The Company Board considered the form of consideration to be paid to holders of shares of Common Stock in the Merger and the certainty of value of such cash consideration. The Company Board also considered that, while the consummation of the Merger gives the stockholders the opportunity to realize a premium over the prices at which the shares of Common Stock were traded prior to the public announcement, the Merger, it will eliminate the opportunity for stockholders to participate in the future growth and profits of the Company.

8.	Absence of Conflicts with Management. The Company Board considered that no members of management had any discussions or understandings with Parent or Purchaser concerning future employment prior to the Company Board’s approval of the Merger Agreement and the Merger. The Company Board also considered that, except for the Severance Plan (defined below) and any Retention Bonus Plan (defined below), no employees will receive any consideration in the Merger, other than in respect of their equity interests in the Company and the Company Partnership, and that the Company’s Chief Executive Officer will not receive any payment under the Severance Plan or any Retention Bonus Plan.

9.	Minimum Condition of the Tender Offer. The Company Board considered that consummation of the Offer is subject to a condition that the number of shares of Common Stock validly tendered (together with shares of Common Stock beneficially owned by Parent, Purchaser and their affiliates) represent at least 88% of the shares of Common Stock then outstanding (the “Minimum Condition”). The Company Board considered that the Merger is not conditioned upon the success of the Offer.

10.	Timing of Completion. The Company Board considered the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement, and the structure of the transaction as a tender offer for all shares of Common Stock, which, if the Offer is successful, should allow stockholders to receive the transaction consideration in a relatively short time frame, followed by the Merger in which other stockholders will receive the same consideration as received by stockholders who tender their shares in the Offer. The Company Board also considered the business reputation of Parent and its management and the financial resources of Parent and, by extension, Purchaser, which the Company Board believed supported the conclusion that an acquisition transaction with Parent and Purchaser could be completed relatively quickly and in an orderly manner.

11.	Wachovia Securities Financial Analysis and Fairness Opinion. The Company Board considered the presentation of Wachovia Securities as to various financial matters and the opinion of Wachovia Securities, dated December 9, 2008, to the effect that, as of the date of the opinion, the cash consideration to be received by holders of shares of Common Stock pursuant to the Merger is fair from a financial point of view to such stockholders. The full text of the opinion from Wachovia Securities which sets forth the procedures followed, the factors considered and the assumptions made by Wachovia Securities in arriving at its opinion is attached hereto as Annex C and is incorporated herein by reference. Stockholders are urged to read the opinion of Wachovia Securities carefully and in its entirety. Wachovia Securities provided its opinion for the information of the Board in connection with its consideration of the Offer and the Merger. The opinion of Wachovia Securities is not a recommendation as to how any holder of shares should vote with respect to the Merger or any other matter. For a further discussion of the opinion of Wachovia Securities, see “Opinion of the Company’s Financial Advisor” below.

12.	Terms of The Merger Agreement. The Company Board believed that the provisions of the Merger Agreement, including the respective representations, warranties and covenants and termination rights of the parties and termination fee and reimbursement of expenses payable by the Company were favorable to the Company’s stockholders. In particular:

(a)	No Financing Condition. The Company Board considered the representation of Parent that it has commitments pursuant to which investors have committed to provide Parent with an amount of capital in excess of the amount required to purchase shares of Common Stock pursuant to the Offer, and to pay the Merger Consideration and the excess, if any, of the Merger Consideration over the exercise price of options and the fact that the Offer is not subject to a financing condition.

(b)	Ability to Respond to Certain Unsolicited Takeover Proposals. The Company Board considered the Company’s ability under certain circumstances, pursuant to the Merger Agreement, to participate in discussions or negotiations with, and to provide information to, any third party that has made, prior to the purchase of shares of Common Stock in the Offer, an unsolicited bona fide written Takeover Proposal that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, would reasonably be expected to lead to a Superior Proposal (as defined below), if the Company Board determines in good faith, after consultation with its outside legal counsel and financial adviser, that failure to take such action would be inconsistent with its fiduciary duties under applicable law. As used in the Merger Agreement, “Superior Proposal” means any bona fide Takeover Proposal (except that reference therein to 20% shall be replaced by 50%) which contains terms and conditions that the Company Board determines in good faith, after consultation with its outside counsel and financial advisor, would result in a transaction that (a) if consummated, would be more favorable to the stockholders of the Company than the Merger and the other transactions contemplated by the Merger Agreement, taking into account all of the terms and conditions of such proposal and of the Merger Agreement (including any proposal by Parent to amend the terms of the Merger Agreement), and (b) is reasonably capable of being consummated on the terms so proposed, taking into account all financing and financial, regulatory, legal and other aspects of such proposal.

(c)	Change in Recommendation/Termination Right to Accept Superior Proposals. The Company Board considered the provisions in the Merger Agreement that provide for the ability of the Company Board under certain circumstances to withdraw, modify or qualify in a manner adverse to Parent the Company Board’s recommendation to the Company’s stockholders that they accept the Offer, tender their shares of Common Stock to Purchaser pursuant to the Offer and approve and adopt the Merger Agreement and the Merger (if applicable) in accordance with the provisions of the DGCL. In particular, the Company Board considered the fact that the Merger Agreement provides that the Company Board may, in response to a Superior Proposal, change its recommendation if, prior to the time Purchaser accepts for payment and pays for any shares of Common Stock tendered and not withdrawn pursuant to the Offer, (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, (ii) at least three business days prior written notice is given to Parent of the Company Board’s intent to take such action, (iii) Parent does not make within such three business day period an offer at least as favorable to the Company’s stockholders, as determined by the Company Board in good faith, as such Superior Proposal, and (iv) any such termination of the Merger Agreement shall be accompanied by payment of a termination fee described in paragraph (h) below.

(d)	Conditions to the Consummation of the Merger; Likelihood of Closing. The Company Board considered the reasonable likelihood of the consummation of the transactions contemplated by the Merger Agreement in light of the conditions in the Merger Agreement to the obligations of Purchaser to accept for payment and pay for the shares of Common Stock tendered pursuant to the Offer.

(e)	Extension of Offer Period. The Company Board considered the fact that the Merger Agreement provides that, under certain circumstances, Purchaser would be required to extend the Offer beyond the initial expiration date of the Offer for up to two successive periods of not more than 10 business days each if certain conditions to the consummation of the Offer are not satisfied (or waived by Parent or Purchaser if permitted under the Merger Agreement) as of the initial expiration date of the Offer or, if applicable, the subsequent expiration date.

(f)	Merger Not Contingent on Success of Offer. The Company Board considered the fact that to complete the Merger the Company’s stockholders must approve the transaction, even if shares of Common Stock are not acquired in the Offer as a result of the failure of the satisfaction of the Minimum Condition or other conditions, and further noted that the Merger is not contingent upon the completion of the Offer.

(g)	Top-Up Option. The Company Board considered that Purchaser has been granted a “top-up option” to purchase from the Company at a price per share equal to the Offer Price that number of shares of Common Stock equal to the number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent, Purchaser and their respective affiliates at the time of such exercise, constitutes one share of Common Stock more than 90% of the then outstanding shares of Common Stock (taking into account the issuance of shares of Common Stock pursuant to the top-up option), and that this could permit Purchaser to consummate the Merger more quickly as a “short form” merger under Delaware law.

(h)	Termination Fee and Expenses. The Company Board considered its determination, after discussions with Wachovia Securities and its legal advisors, that the termination fee of $5.4 million, which represents approximately 1.2% of the enterprise value of the Company, as well as the expense reimbursement of $1.0 million, that could become payable pursuant to the Merger Agreement under certain circumstances, including if Parent terminates the Merger Agreement because the Company Board changes its recommendation with respect to the Merger or if the Company terminates the Merger Agreement to accept a Superior Proposal, was unlikely to be a significant deterrent to competing acquisition offers. The Company Board also considered that the funds placed in escrow are the Company’s exclusive remedy and will be released to the Company as liquidated damages if Parent or Purchaser breaches its obligations under the Merger Agreement. In all other cases, the deposit will be released to Parent if the Merger Agreement is terminated.

(i)	Appraisal Rights. The Company Board considered the availability of appraisal rights with respect to the Merger for holders of shares of Common Stock who properly exercise their rights under Delaware law, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Common Stock at the completion of the Merger, but also noted the closing condition in the Merger Agreement that not more than 10% of the holders of the Common Stock shall have exercised their appraisal rights.

(j)	Pre-Closing Covenants. The Company Board considered that, under the terms of the Merger Agreement, the Company has agreed that it will carry on its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that the Company will not take a number of actions related to the conduct of its business without the prior written consent of Parent. The Company Board further considered that these terms may limit the ability of the Company to pursue business opportunities that it would otherwise pursue.

13.	Failure to Close. The Company Board considered the possibility that the transactions contemplated by the Merger Agreement may not be consummated, and the effect of public announcement of the Merger Agreement, including effects on the Company’s sales, operating results and stock price, and the Company’s ability to attract and retain key management and sales and marketing personnel.

14.	Tax Treatment. The Company Board considered that the sale of shares of Common Stock in the Offer and in the Merger would be a taxable transaction in which gain or loss will be recognized for United States federal income tax purposes by the selling stockholders.

15.	Regulatory Approval. The Company Board considered the regulatory approvals that may be required to consummate the Merger and the prospects for receiving any such approvals, if necessary.

16.	Lender Consents. The Company Board considered the consents of all of the Company’s and its subsidiaries’ existing lenders that will be required in order to consummate the transactions contemplated by the Merger Agreement.

In making its recommendation, the Company Board was aware of and took into consideration the interests of certain members of the Company Board and Company executives in the Merger as a result of the agreements described below in “The Merger – Interests of Certain Persons in Matters To Be Acted Upon.”

The Company Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance relative to the other factors. Rather, the Company Board viewed their position and recommendations as being based on the totality of the information presented to and considered by them. Individual members of the Company Board may have given different weight to different factors.

Effects of the Merger Not Being Consummated

If, following the failure of the Offer to be consummated, the Merger is not consummated for any reason, the Company’s stockholders and holders of restricted stock and options issued pursuant to the Company Stock Plan, will not receive the Merger Consideration and the OP Units will not be redeemed. Instead, the Company will remain a public company and the Common Stock and the Series A Preferred Stock will continue to be listed on the NYSE and OP Units will remain outstanding. If the Merger is not consummated, the Company expects to continue to conduct its business in a manner similar to the manner in which it is presently conducted. In such event, the value of the Common Stock would continue to be subject to the risks and opportunities described in the Company’s filings with the SEC. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of the Common Stock or the Series A Preferred Stock. Moreover, because the Company has incurred significant costs in pursuing the Offer, the Merger and other alternative transactions, the failure to consummate the Merger would have a negative impact on its financial condition and its results of operations.

Opinion of Financial Advisor

The Company retained Wachovia Securities to act as its financial advisor in connection with the Offer and the Merger. In connection with this engagement, the Company requested that Wachovia Securities evaluate the fairness, from a financial point of view, of the consideration to be received by holders of the Common Stock. In selecting Wachovia Securities as the Company’s financial advisor, the Company considered, among other things, Wachovia Securities’ reputation and experience in similar transactions and its familiarity with the Company. Wachovia Securities, as part of its investment banking business, is continuously engaged in the evaluation of businesses and debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

On December 9, 2008, at a meeting of the Company Board held to evaluate the Offer and the Merger, Wachovia Securities delivered to the Company Board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of December 9, 2008 and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, its experience as investment bankers and other factors it deemed relevant, the consideration to be received by holders of the Common Stock is fair, from a financial point of view, to such holders. In rendering its opinion, Wachovia Securities expressed no opinion with respect to any amounts or consideration to be received by, or to be paid or not paid, for any shares of the Common Stock held by the Company, Parent, Purchaser or by any wholly-owned subsidiary of the Company or with respect to which the holder has exercised statutory appraisal rights.

The full text of Wachovia Securities’ written opinion to the Company Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety into this proxy statement. The following summary is qualified in its entirety by reference to the full text of the opinion. Wachovia Securities provided its opinion for the information and assistance of the Company Board in connection with its evaluation of the consideration to be received by the holders of the Common Stock from a financial point of view. Wachovia Securities opinion does not address any other aspect of the Offer, the Merger or any related transaction, does not address the relative merits of the Offer, the Merger or any related transaction and does not constitute a recommendation to any holder of the Common Stock as to how or whether such holder should tender, vote or act in connection with the Offer or the Merger or any other matters.

In arriving at its opinion, Wachovia Securities, among other things:

•	Reviewed the Merger Agreement and the Tender and Support Agreement;

•

Reviewed, and discussed with the management of the Company, certain business, financial and other information, including financial forecasts, regarding the Company that were furnished to Wachovia Securities by the management of the Company;

•	Reviewed certain periodic reports filed by the Company under the Securities Exchange Act of 1934 and other publicly available information regarding the Company;

•

Considered certain business, financial and other information regarding the Company and compared that information with corresponding information for certain other publicly traded companies that Wachovia Securities deemed relevant;

•	Considered the proposed financial terms of the Merger and compared them with the financial terms of certain other business combinations and other transactions that Wachovia Securities deemed relevant;

•	Participated in discussions and negotiations among representatives of the Company and the Parent and their legal advisors;

•	Performed a dividend discount analysis based upon financial forecasts and other estimates provided by management of the Company;

•

Performed an analysis of the net asset value of the Company based upon forecasts of net operating income provided by the management of the Company and market capitalization rates derived from industry sources, which rates were discussed with and confirmed as reasonable by management of the Company;

•	Reviewed the historical prices, implied trading multiples and trading volumes of the Common Stock; and

•	Considered other information, such as financial studies, analyses and investigations, as well as financial, economic and market criteria that Wachovia Securities deemed relevant.

In connection with its review, Wachovia Securities assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all information, analyses and assumptions relating to accounting, legal and tax matters, whether publicly available or otherwise provided to, reviewed by or discussed with it. Wachovia Securities has not assumed any responsibility for, nor independently verified, any such information or physically inspected any of the Company’s assets. Wachovia Securities relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. Wachovia Securities relied upon financial forecasts regarding the Company that were furnished to it by the management of the Company and Wachovia Securities was advised by the management of the Company and assumed that such financial forecasts, as well as the estimates, judgments, allocations and assumptions upon which such financial forecasts are based, have been reasonably formulated and reflect the best currently available estimates, judgments, allocations and assumptions of the management of the Company regarding the future financial performance of the Company. Wachovia Securities assumed no responsibility for, and expressed no view as to, any such financial forecasts or the estimates, judgments, allocations or assumptions upon which they are based. In arriving at its opinion, Wachovia Securities has not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities, nor has it been provided with any such evaluations or appraisals. Wachovia Securities also assumed that there had been no material changes in the condition (financial or otherwise), results of operations, business or prospects of the Company since the date of the last financial statements provided to it.

Wachovia Securities’ opinion did not address, nor should it be construed to address, the relative merits of the Offer or the Merger or any related transaction, on the one hand, or any alternative business strategies or transactions that may be, or have been, available to, or considered by, the Company, its management, its Board of Directors or any committee thereof, on the other hand. Furthermore, Wachovia Securities’ opinion does not address the ability of Parent and Purchaser to consummate the Offer or the Merger or the value of the promissory note being deposited in escrow to be released to the Company if Purchaser fails to perform its obligations in certain circumstances. Wachovia Securities relied on the advice of counsel, management of the Company and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Offer, the Merger and the Merger Agreement. Wachovia Securities was not requested to, and did not, express any opinion regarding the tax effect of the Offer or the Merger on the Company or the holders of Common Stock.

In rendering its opinion, Wachovia Securities assumed that the Offer and the Merger and the related transactions would be consummated on the terms set forth in the Merger Agreement, without amendments or waivers of any terms or conditions, without any adjustment to the consideration to be paid to the holders of the Common Stock in the Offer or the Merger (through offset, reduction, indemnity claims or otherwise) and that in the course of obtaining any legal, regulatory or other consents and/or approvals, no restrictions will be imposed or other actions taken that will adversely effect the Company or the Offer, the Merger or any related transaction in any manner material to its analysis. The opinion of Wachovia Securities is necessarily based upon economic, market, financial and other conditions and information available to it as of the date of its opinion. Although subsequent developments may affect this opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. The opinion of Wachovia Securities only addresses the fairness from a financial point of view to the holders of the Common Stock of the consideration to be received by such holders in the Offer or the Merger and does not address any other terms of the Offer or the Merger or any other agreements, arrangements or understandings entered into in connection with the Offer or the Merger or otherwise. In rendering its opinion, Wachovia Securities expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Company or any of its affiliates, or any class of such persons, relative to the consideration to be received by the holders of the Common Stock in the Offer or the Merger or with respect to the fairness of any such compensation.

In addition, Wachovia Securities did not consider, and Wachovia Securities expressed no opinion with respect to, the price at which the Common Stock might trade following the announcement of the Merger. Except as described above, the Company imposed no other instructions or limitations on Wachovia Securities with respect to the investigations made or the procedures followed by it in rendering its opinion. The issuance of Wachovia Securities’ opinion was approved by an authorized committee of Wachovia Securities.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material analyses performed by Wachovia Securities in connection with Wachovia Securities’ opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Accordingly, the analyses reflected in the tables and described below must be considered as a whole, and considering any portion of the analyses, without considering all analyses, could create a misleading or incomplete view of the processes underlying Wachovia Securities’ analyses and opinion.

Company Financial Analyses

Net Asset Value Analysis. Wachovia Securities performed a net asset valuation of the Company based on internal estimates and other data of the Company’s management. In conducting this analysis, Wachovia Securities separated the Company’s assets into three segments: (1) the Company’s in-place leases and the assets and liabilities associated with those leases (“In-Place Leases”); (2) the Company’s home sales business and the assets and liabilities associated with the home sales business (the “Home Sales Business”); (3) the Company’s undeveloped or vacant sites at existing communities in addition to two development communities, Sebastian and the Villages (“Non-Leased Assets”). The estimated value of the In-Place Leases was calculated using a selected range of economic capitalization rates of 6.50% to 7.50% applied to the Company’s estimated calendar year 2009 economic net operating income, referred to as NOI, attributable to those assets. The Company’s estimated calendar year 2009 NOI was derived by annualizing the actual third quarter 2008 NOI, less an estimate for capital reserves and assuming a 4.9% increase for calendar year 2009.

The estimated value of the Homes Sales Business was calculated based on the book value for such assets and liabilities as reflected on the Company’s estimated balance sheet as of December 31, 2008, prepared by management. The estimated value of the Non-Leased Assets was calculated using the Company’s estimates for home sales and rent and expenses at absorption. The projected NOI for vacant and undeveloped sites at existing communities was capitalized at an estimated 7.0% capitalization rate, and the value was then discounted back using a 15.0%, 17.5% and 20.0% discount rate over the corresponding period. Development costs and overhead and lot level improvements were discounted back using a 15.0%, 17.5% and 20.0% discount rate.

This analysis indicated the following implied per share equity reference range for the Company, as compared to the implied per share total consideration value:

Implied Per Share Equity Reference Range for the Company	Per Share Consideration Value
$6.84 - $13.62	$14.20

Dividend Discount Analysis. Wachovia Securities calculated the estimated present value of the Company’s future cash dividends during calendar years 2009 through 2013 based on internal estimates of the Company’s management. Wachovia Securities calculated a range of terminal values for the Company by applying a range of funds from operations, referred to as FFO, terminal value multiples of 7.0x to 11.0x to the Company’s estimated calendar year 2014 FFO. Generally, FFO is the amount of the relevant company’s net earnings after taxes adjusted to exclude real estate depreciation and amortization for a specified period of time. The cash dividends and terminal values were then discounted to present value using a range of discount rates of 11.0% to 15.0%, which discount rates were selected based on, among other things, the Company’s cost of capital. This analysis indicated the following implied per share equity reference range for the Company, as compared to the per share consideration value:

Implied Per Share Equity Reference Range for the Company	Per Share Consideration Value
$10.22 - $13.71	$14.20

Selected Public Company Analysis. Using publicly available information, including research analysts’ estimates and public filings, Wachovia Securities reviewed financial and stock market information for the following 14 selected publicly held REITs in the manufactured housing and multifamily housing sectors:

Manufactured Housing REITs	Multifamily Housing REITs

• Equity Lifestyle Properties, Inc.	• Apartment Investment and Management Company

• Sun Communities, Inc.	• Associated Estates Realty Corporation

• AvalonBay Communities, Inc.

• BRE Properties, Inc.

• Camden Property Trust

• Equity Residential

• Essex Property Trust, Inc.

• Home Properties, Inc.

• Investors Real Estate Trust

• Mid-America Apartment Communities, Inc.

• Post Properties, Inc.

• UDR, Inc.

Wachovia Securities reviewed, among other things, closing stock prices of the selected companies on December 9, 2008 as a multiple of calendar year 2009 estimated FFO per share based on Wall Street consensus estimates as reported by First Call. Wachovia Securities then applied a selected range of calendar year 2009 FFO per share multiples derived from the selected companies to the Company’s estimated average FFO for the calendar years 2009, 2010 and 2011. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on internal estimates of the Company’s management. This analysis indicated the following implied per share equity reference range for the Company, as compared to the per share consideration value:

Implied Per Share Equity Reference Range for the Company	Per Share Consideration Value
$4.45 - $7.12	$14.20

Selected Transactions Analysis. Using publicly available information, including public filings and equity research, Wachovia Securities reviewed the following 28 selected transactions involving publicly held real estate companies announced since March 30, 2001:

Announcement Date	Acquiror	Target
• 02/12/08	Balfour Beatty/American Campus Communities	GMH Communities Trust
• 10/23/07	BPG Properties, Ltd.	Boston Capital Real Estate Investment Trust, Inc.
• 06/25/07	Sentinel Real Estate Corp.	America First Apartment Investors, Inc.
• 05/29/07	Tishman Speyer Real Estate Venture VII, L.P./Lehman Brothers Holdings Inc.	Archstone-Smith Trust
• 03/12/07	Macquarie Bank	Spirit Finance Group
• 01/14/07	Ventas Inc.	Sunrise Senior Living REIT
• 10/30/06	General Electric Company	Trustreet Properties, Inc.
• 10/23/06	Allco Finance Group Limited	Government Properties Trust
• 09/20/06	GEO Group, Inc.	Centracore Properties Trust
• 09/12/06	Health Care REIT Inc.	Windrose Medical Properties Trust
• 08/31/06	Babcock & Brown Ltd.	BNP Residential Properties, Inc.
• 07/23/06	Lexington Properties	Newkirk Realty Trust, Inc
• 05/02/06	Healthcare Property Investors, Inc,	CNL Retirement Properties, Inc.
• 03/07/06	Public Storage, Inc.	Shurgard Storage Centers, Inc.
• 12/19/05	Morgan Stanley Real Estate/ONEX Corporation	The Town and Country Trust
• 10/24/05	Prime Property Fund, LLC	AMLI Residential Properties Trust
• 09/06/05	DRA Advisors	Capital Automotive REIT
• 06/07/05	ING Group Clarion/Lehman Brothers	Gables Residential Trust
• 04/13/05	Ventas Inc.	Provident Senior Living Trust
• 10/25/04	Colonial Properties Trust	Cornerstone Realty Income Trust, Inc.
• 10/04/04	Camden Property Trust	Summit Properties Inc.
• 08/09/04	US Restaurant Properties	18 CNL Income Funds
• 08/09/04	US Restaurant Properties	CNL Restaurant Properties
• 11/20/03	Ventas Inc.	Elder Trust
• 05/29/03	Hometown America LLC	Chateau Communities
• 02/19/03	Cornerstone Realty Income Trust	Merry Land Properties, Inc.
• 07/01/01	Commercial Net Lease Realty Inc.	Captec Net Lease Realty
• 03/30/01	General Electric Capital	Franchise Finance Corp. of America

Wachovia Securities reviewed the purchase prices paid for the target company’s equity as a multiple of the target company’s estimated forward FFO for the next calendar year at the time of the transaction. Wachovia Securities then applied a selected range of forward FFO multiples derived from the selected transactions to the Company’s estimated average FFO for the calendar years 2009, 2010, and 2011. Financial data for the selected transactions were based on public filings and publicly available financial information at the time of announcement of the relevant transaction. Financial data for the Company were based on internal estimates of the Company’s management. This analysis indicated the following implied per share equity reference range for the Company, as compared to the per share consideration value:

Implied Per Share Equity Reference Range for the Company	Per Share Consideration Value
$9.79 - $13.35	$14.20

Miscellaneous

In performing its analyses, Wachovia Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. No company, transaction or business used in the analyses described above is identical or directly comparable to the Company, the Offer or the Merger. Accordingly, a complete analysis of the results of the foregoing cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial characteristics of the selected companies, transactions or businesses and other factors that could affect the value of the selected companies, transactions or businesses. Any estimates underlying Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Much of the information used in, and accordingly the results of, Wachovia Securities’ analysis are inherently subject to uncertainty and, therefore, neither we nor Wachovia Securities nor any other person assumes any responsibility if future results are materially different from those estimated or indicated.

The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of the Company’s common stock. These analyses were conducted in connection with the delivery by Wachovia Securities of its opinion dated December 9, 2008 to the Company Board. The analyses do not purport to be appraisals or to reflect the prices at which a company or business might actually be sold or the prices at which any securities have traded or may trade at any time in the future. The type and amount of consideration payable in the Offer or the Merger were determined through negotiations between the Company and Purchaser. Wachovia Securities did not recommend any specific consideration to the Company Board or that any given consideration constituted the only appropriate consideration for the Offer or the Merger. The decision to enter into the Merger Agreement was solely that of the Company Board. As described above, Wachovia Securities’ opinion and analyses were only one of many factors taken into consideration by the Company Board in evaluating the Offer and the Merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the views of the Company Board or management with respect to the Offer or the Merger or the consideration to be received in the Offer or the Merger. Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. Wachovia Securities has been engaged to act as financial advisor to the Company in connection with the Offer and the Merger and will receive for such services a customary fee, a portion of which was payable upon delivery of its opinion and a significant portion of which will be payable upon the consummation of the Offer and the Merger. In addition, the Company has agreed to reimburse certain of Wachovia Securities’ expenses and indemnify it against certain liabilities that may arise out of its engagement.

Wachovia Securities and its affiliates provide a full range of investment and commercial banking advice and services, including financial advisory services; securities underwritings and placements; securities sales and trading; brokerage advice and services; and commercial loans. In that regard, Wachovia Securities and/or its affiliates have in the past provided, and may in the future provide, investment and commercial banking advice and services to, and otherwise seek to expand or maintain its business and commercial relationships, with the Company, Parent, Purchaser, and/or certain of their affiliates, for which Wachovia Securities and its affiliates have received and would expect to receive customary compensation. In connection with matters unrelated hereto, Wachovia Securities or its affiliates is the sole lender for the Company’s $16 million secured line of credit and provides cash management services to the Company. Wachovia Securities is also a lender, and provides investment banking and cash management services, to Apartment Investment and Management Company (together with its subsidiaries and affiliates, “AIMCO”), whose chairman and chief executive officer is also the chairman and chief executive officer of the Company. Specifically, Wachovia Securities (i) has provided treasury services to AIMCO during the past two years, (ii) is currently a lender on two of AIMCO’s credit facilities and a term loan, and (iii) acted as advisor to AIMCO in connection with raising joint venture capital in 2008 and in a lending capacity on certain mortgage financings in 2007 and 2008. In the ordinary course of its business, Wachovia Securities may actively trade or hold the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to the Engagement Letter between Wachovia Securities and the Company, dated July 8, 2008 (the “Engagement Letter”), the Company has agreed to pay Wachovia Securities a fee totaling approximately $2.5 million, of which $750,000 was earned upon delivery of its opinion and the remaining portion of which will be payable upon the consummation of the Offer and the Merger. The Company has also agreed, subject to the terms of the Engagement Letter, to reimburse Wachovia Securities for all reasonable travel and other out-of-pocket expenses, which expenses shall be offset against the fees payable to Wachovia Securities upon consummation of the Offer and the Merger, and to indemnify Wachovia Securities against certain liabilities that may arise out of its engagement.

Financial Forecasts

The Company does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year, and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates.

However, in connection with the due diligence review of the Company by Parent, on November 28, 2008, the Company provided to Parent two sets of non-public internal financial forecasts regarding its anticipated future operations for the balance of the year ended December 31, 2008 and each of the five years ended December 31, 2013, assuming the sale of certain properties. Neither Parent nor Purchaser was involved in preparing or is responsible for the information contained in such internal projections or forecasts or the summary thereof contained in this proxy statement. Although such internal projections and forecasts were provided to Parent by the Company, Parent has advised the Company that Parent did not give undue consideration to such internal projections or forecasts because Parent did not and does not currently intend to pursue the assumed asset sales reflected in such internal projections or forecasts. In addition, in connection with Wachovia Securities’ opinion summarized above under “Opinion of the Company’s Financial Advisor,” on December 2, 2008, the Company provided to Wachovia Securities non-public internal financial forecasts regarding its anticipated future operations for the balance of the year ended December 31, 2008 and each of the six years ended December 31, 2014, assuming the sale of certain properties. The forecasts identified above are referred to collectively as the “Internal Financial Forecasts.” Summaries of the Internal Financial Forecasts are set forth below.

The Internal Financial Forecasts were not prepared with a view toward public disclosure. Rather, the Internal Financial Forecasts were prepared by the Company’s management solely for internal management purposes, Parent’s review in connection with its due diligence investigation and Wachovia Securities’ use in connection with its opinion regarding the Offer and the Merger. The Internal Financial Forecasts were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles, nor were they examined or reviewed by the Company’s independent public accounting firm or any other accounting firm, nor has any such firm expressed any opinion or other assurance with respect thereto. There is no guarantee that the Internal Financial Forecasts will be realized, or that the assumptions upon which they are based will prove to be correct. Further, the Internal Financial Forecasts do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context. The Company’s stockholders are cautioned not to place undue reliance on the Internal Financial Forecasts included in this Statement. The Internal Financial Forecasts are being included in this Statement not to influence your decision whether to tender your shares in the Offer, but rather because they were made available by the Company to Parent and Wachovia Securities.

The Internal Financial Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, general economic and business conditions; adverse reactions to the Offer and the Merger by the Company’s customers, suppliers and strategic partners; the failure to retain key management and personnel of the Company; interest rate changes; financing and refinancing risks; risks inherent in owning real estate or debt secured by real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage; and other risks described in the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2008, in the Company’s Quarterly Reports on Form 10-Q filed with the SEC on August 7, 2008 and November 12, 2008 and in the Company’s other filings with the SEC. In addition, the Internal Financial Forecasts may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Internal Financial Forecasts also reflect assumptions as to certain business decisions that are subject to change. Since the Internal Financial Forecasts cover multiple years, such information by its nature becomes less reliable with each successive year.

Accordingly, there can be no assurance that the projections contained in the Internal Financial Forecasts will be realized, and actual results may vary materially from those shown. The inclusion of the Internal Financial Forecasts in this Statement should not be regarded as an indication that Parent or Purchaser or their affiliates, advisors or representatives considered or consider the Internal Financial Forecasts to be a reliable prediction of future events, and the Internal Financial Forecasts should not be relied upon as such. None of the Company, Parent or Purchaser or their respective affiliates, advisors or representatives can give you any assurance that actual results will not differ from the Internal Financial Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Internal Financial Forecasts to reflect circumstances existing after the date the Internal Financial Forecasts were prepared or to reflect events, even in the event that any or all of the assumptions underlying the projections contained in the Internal Financial Forecasts are shown to be in error. The Company has made no representation to Parent or Purchaser, in the Merger Agreement or otherwise, concerning the Internal Financial Forecasts.

The Internal Financial Forecasts should be read together with the historical financial statements of the Company, which may be obtained in the manner described above under “Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.”

The Internal Financial Forecasts included a non-GAAP financial measure, Funds from Operations (“FFO”). FFO is a commonly used term defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), adjusted by (a) excluding gains and losses from (i) extraordinary items, (ii) dispositions of depreciable real estate property (net of related income taxes) and (iii) dispositions of discontinued operations (net of related income taxes), and (b) adding real estate–related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. The Company calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the Company Partnership. The Company uses FFO as a measure of operating performance because it believes that the items that result in a difference between FFO and net income have a different impact to the ongoing operating performance of a real estate company as compared to other businesses. This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that the Company’s method for computing FFO is comparable with that of other real estate investment trusts. FFO should not be considered an alternative to net income or net cash flows from operating activities, as calculated in accordance with GAAP, as an indication of our performance or as a measure of liquidity.

The first set of data provided by the Company to Parent assumed, among other things, the sale of six of the Company’s properties that were projected to provide approximately $24 million in net proceeds in 2009. These proceeds were projected to be used to repay certain loans and fund the cost to originate newly leased sites. These projections include the following:

	2008	2009	2010	2011	2012	2013
	(Dollars in Thousands, Except per Share Amounts)
Income from Property Operations before Depreciation Expense	$26,025	$24,779	$26,540	$28,363	$30,515	$32,551
Net Income to Common Stockholders	$700	$13,775	$610	$3,144	$5,145	$7,087
Add Depreciation	5,407	4,519	4,745	4,982	5,231	5,493
Less Gain on Sale of Depreciable real estate property	(100)	(15,312)	0	0	0	0

Funds From Operations to Common Stockholders	$6,007	$2,982	$5,355	$8,126	$10,376	$12,580

Funds From Operations per Common Share	$0.69	$0.34	$0.61	$0.92	$1.16	$1.39
Actual/Projected Cash Distributions to Common Shares	$5,927	$0	$0	$2,000	$5,000	$6,500

The second set of data provided by the Company to Parent assumed the sale of five of the Company’s properties that were projected to provide approximately $21.6 million in net proceeds in 2009. These proceeds were projected to be used to repay certain loans and fund the cost to originate newly leased sites. At Parent’s request, these forecasts also assumed that the Company’s Common Stock would cease being publicly traded and that its securities would no longer be registered under the Exchange Act. These projections include the following:

	2008	2009	2010	2011	2012	2013
	(Dollars in Thousands, Except per Share Amounts)
Income from Property Operations before Depreciation Expense	$26,025	$25,890	$27,672	$29,520	$31,703	$33,772
Net Income to Common Stockholders	$700	$16,091	$2,339	$4,998	$7,137	$9,227
Add Depreciation	5,407	4,712	4,947	5,195	5,455	5,727
Less Gain on Sale of Depreciable real estate property	(100)	(15,965)	0	0	0	0

Funds From Operations to Common Stockholders	$6,007	$4,838	$7,286	$10,193	$12,592	$14,954

Funds From Operations per Common Share	$0.69	$0.56	$0.84	$1.16	$1.42	$1.67
Actual/Projected Cash Distributions to Common Shares	$5,927	$0	$3,500	$4,250	$7,250	$7,500

The Internal Financial Forecasts provided by the Company to Wachovia Securities assumed, among other things, the sale of six of the Company’s properties that were projected to provide approximately $24 million in net proceeds in 2009. These proceeds were projected to be used to repay certain loans and fund the cost to originate newly leased sites. The projections include the following:

	2008	2009	2010	2011	2012	2013	2014
	(Dollars in Thousands, Except per Share Amounts)
Income from Property Operations before Depreciation Expense	$26,025	$24,779	$26,540	$28,363	$30,515	$32,551	$34,925
Net Income to Common Stockholders	$700	$13,775	$3,707	$6,900	$9,006	$10,653	$14,828
Add Depreciation	5,407	4,519	4,744	4,982	5,231	5,492	5,767
Less Gain on Sale of Depreciable real estate property	(100)	(15,312)	0	0	0	0	0

Funds From Operations to Common Stockholders	$6,007	$2,982	$8,451	$11,882	$14,237	$16,145	$20,595

Funds From Operations per Common Share	$0.69	$0.34	$0.97	$1.35	$1.60	$1.78	$2.25
Actual/Projected Cash Distributions to Common Shares	$5,927	$0	$0	$2,000	$5,000	$6,500	$11,500

The Internal Financial Forecasts provided to Wachovia Securities on December 2, 2008 varied from the first set of data provided by the Company to Parent on November 28, 2008. The differences between the two forecasts were the treatment of capitalized interest associated with the Company’s development properties and the inclusion of 2014 in the forecasts provided to Wachovia Securities. After further consideration of the impact of future development activities contemplated by the Internal Financial Forecasts, the Company increased the amount of capitalized interest in the forecasts provided to Wachovia Securities for each of the years ended 2010, 2011, 2012 and 2013. The increase in the amount of interest capitalized did not impact the Company’s cash flows and resulted in an increase in net income, Funds From Operations and capital spending of equal amounts in the forecasts provided to Wachovia Securities compared to the forecasts provided to Parent. The second set of forecasts provided to Parent differed from those provided to Wachovia Securities based on the inclusion of 2014 in the forecasts provided to Wachovia Securities, a different number of assumed property sales and the assumptions noted above with respect to the Company’s Common Stock ceasing to be publicly traded and its securities no longer being registered under the Exchange Act.

Litigation

Following the public announcement of the Merger Agreement, on December 12, 2008, a purported shareholder class action was filed by Lori Weinrib in the Circuit Court of the Sixth Judicial Circuit, in Pinellas County, Florida against the Company, its Chief Executive Officer, the directors of the Company and Green Courte Partners. The complaint alleges, among other things: (1) the Chief Executive Officer and the directors of the Company breached their fiduciary duties of care, good faith and loyalty to holders of Common Stock and (2) Green Courte Partners aided and abetted such breaches. The Plaintiff seeks an award of damages in an unspecified amount.

On December 30, 2008, Lori Weinrib filed another purported shareholder class action and individual action in the United States District Court, Middle District of Florida, Tampa Division against the Company, its Chief Executive Officer and its directors. The complaint alleges, among other things, that the Company and the directors of the Company violated Section 14(e) of the Exchange Act by providing materially incomplete and misleading information concerning the proposed transaction and that the directors of the Company breached their fiduciary duties of care, good faith and loyalty to holders of Common Stock.

Interests of Certain Persons In Matters To Be Acted Upon

Certain members of management and the Company Board may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from or in addition to their interests as stockholders of the Company generally. The Company Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

Options, OP Units, Restricted Common Shares and Series A Preferred Stock.

Pursuant to the terms of the Merger Agreement, as of the Effective Time, each then-outstanding option to purchase shares of Common Stock, including those options held by the Company’s directors and executive officers, shall be terminated and each holder of such an option shall be entitled to receive a cash payment, less any applicable withholding taxes, equal to the product of the number of shares of Common Stock subject to such option and the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock issuable with respect to each such option. If the per-share exercise price of any such terminated option is equal to or greater than the Merger Consideration, the holder of such option will be entitled to receive a cash payment in an amount equal to $0.001 per share of Common Stock issuable with respect to such option, rounded to the next highest full cent.

At the direction of Purchaser, the Company Partnership has offered to redeem all of its OP Units for cash equal to the Offer Price.

Pursuant to the terms of the Merger Agreement, each restricted share of Common Stock that is issued and outstanding under the Company Stock Plan, including those held by the Company’s directors and executive officers, immediately prior to the Effective Time will be considered an outstanding share of Common Stock for all purposes, including the right to receive the Merger Consideration. The Company may consider taking such actions as may be necessary to permit holders of restricted shares to tender such restricted shares conditioned on the successful consummation of the Offer. In such event, if the Offer is consummated, restrictions otherwise applicable to the shares would lapse immediately prior to the time Purchaser accepts for payment and pays for any shares of Common Stock tendered and not withdrawn pursuant to the Offer (the “Acceptance Time”). If the Offer is not consummated, restrictions otherwise applicable to the shares would continue to apply.

As of December 18, 2008, the Company’s directors and executive officers collectively owned (i) options to purchase 1,017,920 shares of Common Stock, in the aggregate, with exercise prices ranging from $9.88 to $27.65, (ii) 568,358 OP Units and (iii) 202,496 shares of restricted Common Stock. Of these amounts, (i) options to purchase 811,120 shares (which include 12,346 shares held by Titahotwo) of Common Stock have an exercise price in excess of the Offer Price, and (ii) 65,000 shares of restricted Common Stock that will be forfeited on December 31, 2008 pursuant to the restrictions applicable to such shares of restricted Common Stock.

Summary of Cash Consideration Payable to Directors and Executive Officers.

The following table sets forth, as of December 18, 2008, for each of the Company’s directors and executive officers, the cash consideration that such individual would receive if all options and restricted shares of Common Stock held by such director or executive officer were cashed out at the Effective Time.

Name and title	Number of Unrestricted Common Shares	Value of Unrestricted Common Shares	Number of Options	Value of Options	Number of OP Units	Value of OP Units	Number of Restricted Common Shares	Value of Restricted Common Shares
Terry Considine, Chairman and Chief Executive Officer(1)	682,406	$9,690,165	473,639	—	290,096	$4,119,363	15,538	$220,640

Robert G. Blatz, President and Chief Operating Officer	138,465	$1,966,203	224,360	$30,400	—	—	104,082	$1,477,964

Shannon E. Smith, Chief Financial Officer and Treasurer	128,775	$1,828,605	133,865	—	—	—	77,876	$1,105,839

John J. Cunningham, Jr. Vice President, General Counsel and Secretary	—	—	5,000	—	—	—	5,000	$71,000

Thomas L. Rhodes, Director	92,328	$1,311,058	58,400	$100,726	170,979	$2,427,902	—	—

Bruce D. Benson, Director	151,740	$2,154,708	64,256	$100,726	81,928	$1,163,378	—	—

Thomas Harvey, Director	5,150	$73,130	—	—	—	—	—	—

Bruce E. Moore, Director	95,028	$1,349,398	—	—	25,355	$360,041	—	—

Todd W. Sheets, Director	9,459	$134,318	58,400	$100,726	—	—	—	—

Director and Officer Total	1,303,351	$18,507,585	1,017,920	$322,578	568,358	$8,070,684	202,496	$2,875,443

(1)	Includes 342,197 shares and 27,765 OP Units held by Titahotwo. Mr. Considine disclaims beneficial ownership of the shares and OP Units held by Titahotwo, except to the extent of his economic interest therein. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 81,079 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power; 201,090 shares and 12,346 shares that may be acquired pursuant to options that are exercisable within 60 days and are held by Titaho, a registered limited liability limited partnership of which Mr. Considine’s brother is the trustee of the sole general partner; and 2,000 shares held by the Indenture Trust Dated December 16, 1997 For the Benefit of Tucker Teague Arrants, the Indenture Trust Dated July 21, 1999 For the Benefit of Devin Grace Arrants, the Indenture Trust Dated December 5, 2001 For the Benefit of William Galo Rhodes and the Indenture Trust Dated August 23, 2005 For the Benefit of Nicholas Teague Rhodes (the “Rhodes Trusts”) of which Mr. Considine is the trustee and may be deemed to have indirect beneficial ownership of the shares of Common Stock owned by these trusts. Mr. Considine disclaims beneficial ownership in the shares of Common Stock held by the Rhodes Trusts.

1998 Stock Incentive Plan and 2008 Stock Award and Incentive Plan.

Pursuant to the terms of the Merger Agreement, as of the Effective Time, each then-outstanding option to purchase shares of Common Stock, including those options held by the Company’s directors and executive officers, will be terminated and each holder of such an option will be entitled to receive a cash payment equal to the product of the number of shares of Common Stock subject to such option and the excess, if any, of the Merger Consideration over the exercise price per share of such option, less any applicable withholding taxes. If the per-share exercise price of any such terminated option is equal to or greater than the Merger Consideration, then the holder of such option will be entitled to receive a cash payment equal to $0.001 per share of Common Stock issuable with respect to such option, rounded to the next highest full cent. No awards are outstanding under the Company’s 2008 Stock Award and Incentive Plan.

As a result of the foregoing, the approximate dollar value of the outstanding options, based on the excess, if any, of the Merger Consideration over the exercise price per share of each such option, issued to Messrs. Considine, Blatz, Smith and Cunningham, and the aggregate dollar value of the outstanding options issued to the non-employee directors of the Company Board, are: Mr. Considine, $0; Mr. Blatz, $30,400; Mr. Smith, $0; Mr. Cunningham, $0; and the non-employee directors of the Company Board, $302,178. The approximate aggregate dollar value of all the outstanding options issued to employees and directors of the Company (excluding the options of the executive officers and non-employee directors listed above), based on the excess, if any, of the Merger Consideration over the exercise price per share of each such option, is $1,517.

Furthermore, the approximate dollar value of the outstanding restricted shares of Common Stock issued to Messrs. Considine, Blatz, Smith and Cunningham, and the aggregate dollar value of the outstanding restricted shares of Common Stock issued to the non-employee directors of the Company Board, are: Mr. Considine, $220,640; Mr. Blatz, $1,477,964; Mr. Smith, $1,105,839; Mr. Cunningham, $71,000; and the non-employee directors of the Company Board, $0. The approximate aggregate dollar value of all the outstanding restricted shares of Common Stock issued to employees and directors of the Company (excluding the restricted shares of Common Stock of the executive officers and non-employee directors listed above) is $282,978.

Messrs. Considine, Blatz and Smith hold 5,000, 35,000 and 25,000 shares of restricted Common Stock, respectively, that will be forfeited on December 31, 2008 pursuant to the restrictions applicable to such shares of restricted Common Stock.

Severance Plan.

On December 9, 2008, the Compensation Committee of the Company Board (the “Compensation Committee”) adopted, and the Company Board ratified, the Company’s plan (the “Severance Plan”) to provide severance payments to employees of the Company or its subsidiaries upon an involuntary termination of employment without “cause.” All employees of the Company and its subsidiaries, other than the Company’s Chief Executive Officer, are eligible for severance payments under the Severance Plan. Subject to certain exceptions, any termination by the Company in connection with or within six months following a “change in control” (as defined in the Severance Plan, and which includes the consummation of the Merger) will be deemed a termination without cause. Upon such termination and subject to the conditions described in the Severance Plan, the Severance Plan provides each employee with a cash severance payment determined in accordance with the table set forth below. Under the Severance Plan, the Compensation Committee may, in its sole discretion, alter, suspend, discontinue or terminate the Severance Plan or impose or waive any terms, conditions or limitations on severance rights or payments authorized under the Severance Plan without the consent of employees or any other person or entity; provided, however, that without the consent of the affected employee, no such action that may materially and adversely affect the rights of that employee may be taken in connection with or within six months following the consummation of a change in control.

Severance Amounts

Employee	Severance Amount
All Employees	2 weeks’ salary plus 1 week’s salary for every year of service

Regional Management	3 months’ salary

Vice President (other than as described below) and Property Controller	4 months’ salary

Vice President-Finance and General Counsel	6 months’ salary

President, Chief Operating Officer and Chief Financial Officer	12 months’ salary

Under the Severance Plan, an employee is entitled to receive the greater of the amount he or she would receive under the “All Employees” category or any other applicable category set forth in the table above. Additionally, neither the President, the Chief Operating Officer nor the Chief Financial Officer is entitled to any severance payment if his or her employment is terminated in connection with a transaction or other event pursuant to which such officer is entitled to receive accelerated equity awards granted under any Company equity incentive plan or any award agreement thereunder or any employment agreement. As a result, neither the Company’s President, Chief Operating Officer nor Chief Financial Officer will be entitled to any severance payment if he is terminated in connection with the Merger.

Retention Bonus Plan or Retention Bonus Permitted by The Merger Agreement.

Pursuant to the Merger Agreement, the Company or any of its subsidiaries may, in its sole discretion, adopt, approve, enter into and amend one or more compensation plans, agreements or arrangements with, or relating to, any or all of its and the Company subsidiaries’ officers and employees, other than the Chief Executive Officer (each, a “Retention Bonus Plan”), and providing for the payment to them by the Company or such Company subsidiary of cash bonuses (each a “Retention Bonus”). All Retention Bonuses will (a) be contingent upon the consummation of the Merger, (b) not exceed, in the aggregate, $500,000 and (c) be subject to withholding for applicable taxes. The officers and employees, if any, who will be awarded Retention Bonuses will be determined by the Company, in its sole discretion. Any Retention Bonus Plan involving the award of a Retention Bonus to an officer or employee who is, or as of the time Purchaser accepts for payment and pays for any shares tendered and not withdrawn pursuant to the Offer will be, a stockholder of the Company will be approved by the Company in a manner that satisfies the non-exclusive safe-harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act. From and after the Effective Time, the Surviving Entity will, and Parent will cause the Surviving Entity to, pay any and all Retention Bonuses on or before the time required pursuant to the applicable Retention Bonus Plan. No adjustment shall be made to the Merger Consideration as the result of any Retention Bonus Plan or Retention Bonus adopted, approved, entered into, amended or awarded pursuant to the terms of the Merger Agreement. Each Retention Bonus will be payable 50% upon the earlier of the acceptance of the Offer or the closing of the Merger and 50% on the six-month anniversary of the payment of the first installment of the Retention Bonus, provided the recipient has continued in the employment of the Company for such six-month period, except for termination of employment due to death, disability or termination without cause. As of the date of this proxy statement, neither the Company Board, the Compensation Committee nor the Company has approved any Retention Bonus Plan or awarded any Retention Bonuses. However, the Company anticipates that, prior to the consummation of the Offer and the Merger, it will adopt a Retention Bonus Plan and award Retention Bonuses up to the maximum amount permitted by the Merger Agreement. The recipients of any such Retention Bonuses have not yet been determined.

Director and Officer Indemnification and Insurance.

The Merger Agreement provides that the Surviving Entity will (and Parent will cause the surviving entity to) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and its subsidiaries (in all of their capacities) (“Indemnified Parties”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the Merger Agreement by the Company pursuant to its certificate of incorporation, its by-laws and other organizational documents and indemnification agreements, if any, in existence on the date of the Merger Agreement with any directors and officers of the Company and its subsidiaries and provided to Parent prior to the date of the Merger Agreement.

The Merger Agreement further provides that, for a period of six years after the Effective Time, the Surviving Entity will (and Parent will cause the Surviving Entity to) maintain the current policies (or such other policies containing terms and conditions which are, in the aggregate, no less advantageous to the insured) of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby); provided, that in no event will the Surviving Entity be required to expend more than 125% of the amount expended by the Company and its subsidiaries to maintain or procure such directors’ and officers’ insurance liability insurance and fiduciary liability insurance immediately prior to the Effective Time.

Delisting and Deregistration of the Company’s Common Stock and Series A Preferred Stock

If the Merger is consummated, the Company’s Common Stock will be delisted from the NYSE and will be deregistered under the Exchange Act. Additionally, Parent and Purchaser have indicated that following the completion of the Merger, shares of the Company’s Series A Preferred Stock are expected to be delisted from the NYSE and deregistered under the Exchange Act.

Appraisal Rights

Under Section 262 of the DGCL, any holder of Common Stock who does not wish to accept the Merger Consideration may elect to exercise appraisal rights. Even if the Merger is approved and adopted by the holders of the requisite number of shares of Common Stock, you are entitled to exercise appraisal rights and obtain, in lieu of the Merger Consideration, payment of the “fair value” for your shares of Common Stock as determined by the Delaware Court of Chancery, which we refer to as the Delaware Court, exclusive of any element of value arising from the expectation or accomplishment of the Merger, together with interest, if any, as determined by the Delaware Court. Holders of the Company’s Series A Preferred Stock are not entitled to exercise appraisal rights in connection with the Merger. The holders of Common Stock who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of appraisal rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a holder of Common Stock in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. All references in this summary to a “stockholder” are to the record holder of shares of Common Stock as of record date unless otherwise indicated.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders for whom appraisal rights are available, as in the case of the Merger Agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders for whom appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice, and the applicable statutory provisions are attached to this proxy statement as Annex D.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold shares of Common Stock in the Company as of the date you make your demand for appraisal rights and continue to hold shares of Common Stock in the Company through the Effective Time;

•

you must deliver to the Company a written notice of your demand for appraisal of your shares of Common Stock prior to the taking of the vote at the special meeting, which must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement and the approval of the Merger; and

•

you must not have tendered your shares of Common Stock in the Offer and such shares must not have been accepted by Purchaser or voted in favor of the adoption of the Merger Agreement and approval of the Merger, as the tender of your shares and Purchaser’s acceptance of such shares or a vote in favor of the adoption of the Merger Agreement and approval of the Merger, whether by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares of Common Stock so voted and will nullify any previously filed written demands for appraisal; because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement and approval of the Merger, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against or abstain from voting on the adoption of the Merger Agreement and the approval of the Merger.

If you fail strictly to comply with any of the above conditions or otherwise fail strictly to comply with the requirements of Section 262 of the DGCL, you will be entitled to receive the Merger Consideration but you will have no appraisal rights with respect to your shares of Common Stock. You will receive no further notices from the Company regarding your appraisal rights. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

American Land Lease, Inc.

29399 U.S. Hwy 19 North, Suite 320

Clearwater, Florida 33761

Attention: General Counsel

Only a holder of record of shares of Common Stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of Common Stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to shares of Common Stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares of Common Stock as to which the demand is made. Where no shares of Common Stock are expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of such record holder.

A demand for the appraisal of shares of Common Stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder, who has not commenced an appraisal proceeding or joined that proceeding as a named party, within 60 days after the Effective Time, or thereafter only with the Company’s approval. Upon withdrawal of an appraisal demand within the required period, the former stockholder will be entitled to receive the Merger Consideration referred to above, without interest.

If the Company consummates the Merger, it will give written notice of the Effective Time within 10 days after the Effective Time to each of the Company’s former stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the Effective Time, but not later, either the Surviving Entity or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Entity. The Surviving Entity has no obligation to file such a petition in the event there are stockholders who have demanded appraisal of their shares. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Surviving Entity to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Surviving Entity will file such a petition or that the Surviving Entity will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares of Common Stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the Surviving Entity, upon written request, a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of those shares of Common Stock. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request the statement described in the previous sentence. The Surviving Entity must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Entity, the Surviving Entity will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Entity.

If a hearing on the petition is held, following notice to the stockholders who have demanded appraisal of their shares, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares of Common Stock. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares of Common Stock for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their stock certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares of Common Stock held by such dissenting stockholders at their fair value as of the Effective Time, exclusive of any element of value arising from the expectation or accomplishment of the Merger, together with interest, if any. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the fair value is determined, the Delaware Court will direct the payment by the Surviving Entity of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the Surviving Entity by such dissenting stockholders of the certificates representing such shares of Common Stock.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Stockholders should be aware that the fair value of their shares of Common Stock as determined under Section 262 of the DGCL could be greater than, the same as or less than the Merger Consideration.

The Delaware Courts may also, on application, (1) assess costs among the parties as the Delaware Courts deem equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Determinations by the Delaware Courts are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware Courts will be dismissed as to any dissenting stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw such stockholder’s demand for appraisal and to accept the cash that such holder would have received pursuant to the Merger Agreement within 60 days after the Effective Time.

From and after the Effective Time, former holders of shares of Common Stock are not entitled to vote their shares of Common Stock for any purpose and are not entitled to receive payment of dividends or other distributions on the shares of Common Stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex D to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

Certain U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain U.S. federal income tax consequences of the Merger. This discussion is limited to stockholders who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (such stockholders, the “Stockholders”). We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”), relating to the U.S. federal income tax consequences of the transactions described herein, and the statements in this summary are not binding on the IRS or any court. This discussion does not consider the specific facts or circumstances that may be relevant to a particular Stockholder or any U.S. state and local or non-U.S. tax consequences of the Merger. For the purposes of this discussion, the term “U.S. holder” means a beneficial owner of the shares of Common Stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A holder of the shares of Common Stock (other than a partnership or other entity or other arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder is referred to herein as a “non-U.S. holder.”

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their own tax advisors regarding the specific tax consequences to them of the Merger. This discussion is based upon current provisions of the Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

Moreover, this discussion does not address special situations, such as the following:

•

tax consequences to Stockholders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or “financial services entities,” insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the U.S. or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding shares of Common Stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and

•

tax consequences to partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or to persons who hold shares of Common Stock through a partnership or similar pass-through entity.

Stockholders of the Company should consult their own tax advisors regarding the specific tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

Consequences of the Merger to U.S. Holders – In General. The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and, as a result, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received in the Merger and the aggregate adjusted tax basis in the shares of Common Stock surrendered in exchange therefor. Gain or loss will be calculated separately for each block of shares of Common Stock exchanged in the Merger. Gain or loss recognized by such Stockholder will be a capital gain or loss, which will be long-term capital gain or loss if such Stockholder’s holding period for the shares of Common Stock exceeds one year. The use of capital losses for U.S. federal income tax purposes is limited.

Consequences of the Merger to Non-U.S. Holders – In General. A non-U.S. holder’s gain or loss from the Merger will be determined in the same manner as that of a U.S holder. A non-U.S. holder of the shares of Common Stock should not be subject to U.S. federal income taxation on any gain that is recognized from the Merger, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder, (2) the holder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the non-U.S. holder’s shares of Common Stock constitute a “U.S. real property interest” (“USRPI”) within the meaning of the Foreign Investment Real Property Tax Act of 1980 (“FIRPTA”).

A non-U.S. holder whose gain is effectively connected with the conduct of trade or business in the U.S. will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or a reduced rate prescribed by an applicable income tax treaty) on such effectively connected gain.

Subject to the satisfaction of certain conditions, a non-U.S. holder present in the U.S. for 183 days or more during the taxable year in which such non-U.S. holder disposes of shares of Common Stock will be subject to 30% tax on the capital gain recognized upon the disposition of such shares of Common Stock. In addition, the non-U.S. holder may be subject to applicable alternative minimum tax.

If a non-U.S. holder’s shares of Common Stock constitute a USRPI under FIRPTA, any gain recognized by such non-U.S. holder in the Merger will be treated as a gain that is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holder and will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s shares of Common Stock generally will constitute a USRPI if: (1) the Company is considered a “U.S. real property holding corporation” (“USRPHC”); (2) the Company is not a domestically controlled qualified investment entity on the effective date of the Merger; and (3) the selling non-U.S. holder owned (after application of certain constructive ownership rules) more than 5% of the shares of Common Stock (based on the fair market value of the shares of the Common Stock) at any during the five years preceding the effective time of the Merger. The shares of Common Stock will not be considered a USRPI subject to FIRPTA if the Company is a “domestically controlled qualified investment entity” at the time of the Merger. The Company will be considered a domestically controlled qualified investment entity provided that the Company is a USRPHC qualifying as a real estate investment trust (“REIT”) and at all times during the last 5 years less than 50% in value of the shares of Common Stock has been held by non-U.S. holders. We believe, based on available public information, that the Company is a domestically controlled qualified investment entity. Since the shares of Common Stock are publicly traded, however, no assurances can be given in this respect. Even if the Company is not a domestically controlled qualified investment entity, the shares of Common Stock would not be considered USRPIs the disposition of which is subject to tax under FIRPTA provided that the non-U.S. holder did not own more than 5% of the shares of Common Stock at any time during the five years preceding the Merger and the shares of Common Stock were regularly traded on an established securities market throughout that period (or the period of ownership, if shorter).

Income Tax Treaties. If a non-U.S. holder is eligible for benefits under an income tax treaty with the U.S., the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above. Non-U.S. holders should consult their tax advisers regarding possible relief under an applicable income tax treaty.

Backup Withholding. Under U.S. federal income tax laws, payments made in connection with the Merger may be subject to “backup withholding” at a rate of 28% unless a Stockholder holding shares of Common Stock:

•	timely provides a correct taxpayer identification number (which, for an individual Stockholder, is the Stockholder’s social security number) and any other required information, or

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules.

A Stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

To prevent backup withholding on payments made in connection with the Merger, each Stockholder must timely provide his or her correct taxpayer identification number and certify under penalties of perjury that he or she is not subject to backup U.S. federal income tax withholding by completing IRS Form W-9. Stockholders of the Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

Backup withholding is not an additional tax. Any amounts withheld from a Stockholder under the backup withholding rules described above will be allowed a refund or a credit against such Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis.

Regulatory Approvals

General. Parent and Purchaser are not aware of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of shares of Common Stock by Purchaser or Parent as contemplated by the Merger Agreement. To effect the Merger, however, we must file a certificate of merger with the Secretary of State of the State of Delaware and such certificate of merger must be accepted for record by the Secretary of State of the State of Delaware.

State Takeover Laws. Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15 percent or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company expressly elected not to be governed by Section 203 of the DGCL relating to business combinations with interested stockholders pursuant to its certificate of incorporation, and therefore the restrictions set forth in Section 203 of the DGCL are not applicable to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement.

Source of Funds

Consummation of the Merger and the other transactions contemplated by the Merger Agreement are not conditioned upon Parent or Purchaser obtaining any financing. Parent has represented to the Company that it has capital commitments from its equity investors in a sufficient amount to fund the Merger and that Parent and Purchaser do not anticipate the need to seek alternate or additional sources of funding.

THE SPECIAL MEETING OF STOCKHOLDERS

The Company is furnishing this proxy statement to Company stockholders as of the Company record date as part of the solicitation of proxies by the Company Board for use at the special meeting of stockholders.

Date, Time and Place

The Company will hold the special meeting on            , 2009 at    :00 [    ] at            , [                    ,            ].

Purpose of Special Meeting

The special meeting will be held for the following purposes:

•

consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger pursuant to which the Company and Purchaser will be merged and each outstanding share of Common Stock (other than any shares of Common Stock owned by the Company, Parent, Purchaser, any other wholly-owned subsidiary of Parent or any wholly-owned subsidiary of the Company, or shares of Common Stock as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL, in each case, immediately prior to the Effective Time) will be converted into the right to receive $14.20 per share in cash (subject to any applicable withholding taxes), without interest;

•

consider and vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn or postpone the special meeting, if necessary, to permit further soliciting of additional proxies; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The Company Board determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders and approved the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The Company Board recommends that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

Record Date; Shares of Common Stock Entitled to Vote; Quorum

Only holders of record of shares of Common Stock at the close of business on            , 2009, the record date for the special meeting, are entitled to vote at the special meeting. Each record holder will have one vote at the special meeting for each share of Common Stock held as of the close of business on the record date. On the record date,            shares of Common Stock were issued and outstanding and held by approximately            holders of record. A quorum exists if at least a majority of the votes entitled to be cast at the special meeting are present in person or by proxy. Holders who have tendered their shares of Common Stock in the Offer may vote their shares at the special meeting unless such shares of Common Stock have been accepted for payment in the Offer prior to the date of the special meeting, in which case such shares of Common Stock may be voted only by Purchaser. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Pursuant to the Tender and Support Agreement, the Securityholders, who collectively hold approximately 12% of the Company’s outstanding shares of Common Stock, have agreed to vote in favor of the Merger. Subject to the terms of the Merger Agreement, Parent has agreed to vote, or cause to be voted, all of shares of Common Stock owned by it or its affiliates at the special meeting and any shares of Common Stock acquired in the Offer in favor of the approval and adoption of the Merger Agreement.

Required Vote

Under Delaware law, the approval and adoption of the Merger Agreement requires the affirmative vote of holders representing at least a majority of the outstanding shares of the Company’s Common Stock as of            , 2009, the record date for the special meeting. The holders of a majority of the outstanding shares of the Company’s Common Stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Any shares of Common Stock held in treasury by the Company or held by any of the Company’s subsidiaries are not considered to be outstanding for purposes of determining a quorum and will not be counted as outstanding for the purposes of determining the requisite vote need to approve the Merger. Abstentions and broker non-votes will be counted as shares of Common Stock present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares of Common Stock, brokers are not empowered to vote the shares with respect to the approval of those proposals. Because the required vote to adopt the Merger is based on the number of shares of Common Stock outstanding and not the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the Merger Agreement.

The approval of any proposal to postpone or adjourn the special meeting if there are not sufficient votes to approve and adopt the Merger Agreement requires the affirmative vote of a majority of those shares of Common Stock represented in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted against approval and adoption of the Merger Agreement will be voted in favor of any postponement or adjournment of the special meeting.

Under Delaware law, holders of shares of Common Stock are entitled to appraisal rights in connection with the Merger. In order to exercise appraisal rights, you must comply with all applicable requirements of Delaware law. See “The Merger – Appraisal Rights” and Annex D for information on the requirements of Delaware law regarding appraisal rights.

Voting of Proxies

There are four different ways that those who are stockholders as of close of business on the record date can cast their vote at the special meeting:

1.	Telephone, using a touch-tone telephone to dial the toll-free number listed on the enclosed proxy card or vote instruction card;

2.	The Internet, by accessing the address provided on the enclosed proxy or vote instruction card;

3.	Marking, signing, dating and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all of the proposals; or

4.	Attending the special meeting (if your shares are registered directly in your name on the Company’s books and not held through a broker, bank or other nominee). Please note, however, that if a broker, bank or other nominee is the record holder of your shares (i.e. the shares are held in “street name”) and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

All shares of Common Stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the Merger Agreement and approve the Merger and “FOR” any proposal to adjourn or postpone the special meeting.

Shares of Common Stock represented at the special meeting but not voted, including broker non-votes, and shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum for the transaction of all business.

Only shares of Common Stock affirmatively voted “FOR” the adoption of the Merger Agreement and approval of the Merger and properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposals.

At this time, we know of no other matter to be submitted to our stockholders at the special meeting. If any other matters properly come before the special meeting, including any postponement or adjournment of the special meeting, the persons named as proxies will vote in accordance with their judgment.

Your vote is important, even if you have tendered your shares pursuant to the Offer. Please return your signed proxy card or submit your proxy by telephone or Internet so your shares can be represented, even if you plan to attend the special meeting in person.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or by telephone or Internet does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by (1) filing a written notice of revocation with the Secretary of the Company at our executive offices at 29399 U.S. Hwy 19 North, Suite 320, Clearwater, Florida 33761, (2) submitting a duly executed proxy bearing a later date than the original proxy or (3) voting in person at the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of the proxy. If you have instructed your broker, bank or other nominee to vote your shares, you must follow the procedures provided by your broker, bank or other nominee to change those instructions. Holders who have tendered their shares of Common Stock in the Offer may vote their shares of Common Stock at the special meeting in person or by proxy, unless such shares of Common Stock have been accepted for payment in the Offer prior to the date of the special meeting, in which case such shares of Common Stock may be voted by Purchaser and you will not be able to vote in person or by proxy.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by the Company. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting. Innisfree M&A Incorporated will receive customary fees as compensation for its services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. Further solicitation of proxies may be made by telephone, electronic mail, fax or personal interview by the directors, officers and employees of the Company. No additional compensation will be paid for such services.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This proxy statement includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, which include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and similar and related expressions. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference:

•	The occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including failure to close by June 21, 2009, which is the Outside Date;

•	The outcome of any legal proceedings that have been or may be instituted against the Company, the Company Partnership, Parent or Purchaser related to the Merger Agreement;

•	The risk that the transaction will not be consummated on the terms or the timeline first announced;

•

The inability to consummate the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions, including obtaining lender consents, to the consummation of the Merger;

•	Changes in the Company’s business during the period between the date of the announcement of the Merger and the Effective Time;

•	Risks that the proposed Merger disrupts current plans and operations;

•	The inability to retain key personnel during any delay in closing the Merger;

•	The amount of the costs, fees, expenses and charges related to the Merger;

•	The inability to enter into leases, material contracts or amendments thereto, pending consummation of the Merger; and

•	Those factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007, and in our other filings with the SEC.

Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the SEC, and are available for viewing on the Company’s website at www.americanlandlease.com. All forward-looking statements are based on information available to the Company on the date of this proxy statement.

THE MERGER AGREEMENT

The following is a brief description of the material terms of the Merger Agreement. While the Company believes that the following description covers the material terms of the Merger Agreement, the description may not contain all of the information that is important to you. The Company encourages you to carefully read this entire proxy statement, including the Merger Agreement (which is attached to this proxy statement as Annex A) for a more complete understanding of the Merger and related transactions.

Structure

The Merger Agreement contemplates a two-step transaction involving a tender offer and a Merger. The Merger is not contingent on the results of the tender offer, and if the Merger is approved by a majority of the outstanding shares of Common Stock at the special meeting and all other remaining conditions to closing have been satisfied, the Merger will be consummated following such meeting. Accordingly, we are mailing this proxy statement to our stockholders for a special meeting to approve and adopt the Merger Agreement.

The Tender Offer

Pursuant to the Merger Agreement, Purchaser made a cash tender offer, which is ongoing, to purchase all outstanding shares of Common Stock at a price of $14.20 per share, net to the seller in cash (subject to applicable withholding taxes), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, copies of which were filed with the SEC on December 23, 2008 as exhibits to a Tender Offer Statement on Schedule TO. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, at the end of January 22, 2009, unless the Offer is extended. The special meeting is being held regardless of the results of the tender offer, subject to the terms and conditions of the Merger Agreement. The Merger is not contingent upon the results of the tender offer. Subject to the terms and conditions of the Merger Agreement, Purchaser has agreed to vote, or cause to be voted, all shares of Common Stock owned by it or its affiliates at the special meeting and any shares of Common Stock acquired in the Offer in favor of the Merger.

The Top-Up Option

Subject to certain terms and conditions set forth in the Merger Agreement, the Company and the Company Partnership have granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase a number of shares of Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent, Purchaser and any of their respective affiliates at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than the number of shares of Common Stock necessary for Purchaser to consummate a short-form merger pursuant to DGCL Section 253 without the need for stockholder approval (a “Short-Form Merger”) at a price per share equal to the Offer Price. Purchaser has advised the Company that it does not expect to exercise the Top-Up Option or to effect the Merger through the use of a Short-Form Merger.

The Top-Up Option may be exercised by Purchaser, in its sole discretion, once at any time after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to its terms, subject to certain conditions set forth in the Merger Agreement. If Purchaser exercises the Top-Up Option, then the parties will cause a Short-Form Merger to be consummated immediately after the issuance of the Top-Up Option Shares. The purchase price for the Top-Up Option Shares will be payable by Purchaser by delivery of, at its option, (a) immediately available funds by wire transfer, (b) immediately available funds by wire transfer to an account designated by the Company in an amount equal to not less than the aggregate par value of the Top-Up Option Shares and a promissory note due six months after the closing of the purchase of the Top-Up Option Shares by Purchaser, or (c) any combination thereof.

The Merger

Promptly following the Merger having been approved by stockholders of record owning a majority of the Common Stock (whether or not shares are accepted for purchase in the Offer), Purchaser will be merged with and into the Company, and Purchaser will continue as the surviving corporation and a wholly-owned subsidiary of Parent; provided however, that Purchaser reserves the right to reverse the direction of the Merger such that Purchaser will be merged with and into the Company with the Company to continue as the Surviving Entity. Following the Merger, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. The Company will be a privately held corporation and the Company’s current holders of Common Stock (other than Parent, Purchaser and their affiliates) will cease to have any ownership interest in the Company or rights as Company stockholders.

Closing; Effective Time

The parties are required to close the Merger no later than the second business day after the satisfaction or waiver of the conditions described under“—Conditions to Consummation of the Merger.” The Merger will be effective at such time as the certificate of merger is filed with the Secretary of State of the State of Delaware.

Merger Consideration

At the Effective Time of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares of Common Stock owned by the Company, Parent, Purchaser, any other wholly-owned subsidiary of Parent or by any wholly-owned subsidiary of the Company (collectively, the “Excluded Shares”), and other than shares of Common Stock held by stockholders who have properly exercised appraisal rights under the DGCL (the “Dissenting Shares”)) will be converted into the right to receive a cash amount equal to $14.20 per share in cash (subject to any applicable withholding taxes), without interest. After the Merger is effective, all shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares or Dissenting Shares) will represent only the right to receive the Merger Consideration.

Treatment of Stock Options, OP Units, Restricted Common Shares and Series A Preferred Stock

Stock Options

Pursuant to the terms of the Merger Agreement, as of the Effective Time, each then-outstanding option to purchase shares of Common Stock, including those options held by the Company’s directors and executive officers, will be terminated and each holder of such an option will be entitled to receive a cash payment equal to the product of the number of shares of Common Stock subject to such terminated option and the excess, if any, of the Merger Consideration over the exercise price per share of such option, less any applicable withholding taxes. If the per-share exercise price of any such terminated option is equal to or greater than the Merger Consideration, the holder of such option will be entitled to receive a cash payment in an amount equal to $0.001 per share of Common Stock issuable with respect to such option, rounded to the next highest full cent.

OP Units

Purchaser has directed the Company Partnership to offer to redeem all of its OP Units for cash equal to the Merger Consideration. The Company Partnership has notified the holders of OP Units of this redemption right.

Restricted Common Shares

Pursuant to the terms of the Merger Agreement, each restricted share of Common Stock that is issued and outstanding under the Company Stock Plan, including those held by the Company’s directors and executive officers, immediately prior to the Effective Time will be considered an outstanding share of Common Stock for all purposes, including the right to receive the Merger Consideration and vote and the special meeting. The Company may consider taking such actions as may be necessary to permit holders of restricted shares to tender such restricted shares conditioned on the successful consummation of the Offer. In such event, if the Offer is consummated, restrictions otherwise applicable to the shares would lapse immediately prior to the Acceptance Time. If the Offer is not consummated, restrictions otherwise applicable to the shares would continue to apply.

Series A Preferred Stock

Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will remain outstanding as a share of 7.75% Series A Cumulative Redeemable Preferred Stock of the Surviving Entity having the same powers, rights and preferences and will otherwise be unaffected by the Merger. Parent and Purchaser have indicated that following the completion of the Merger, shares of the Series A Preferred Stock are expected to be delisted from the NYSE and are not expected to continue to trade publicly. Parent and Purchaser have also indicated that they intend to cause the Company to terminate its registration under the Exchange Act, which will terminate its reporting obligations and reduce the amount of information about the Company that will be publicly available to holders of the Series A Preferred Stock.

Exchange Agent and Paying Procedures

Parent has appointed the Exchange Agent to act as depositary and exchange agent for the payment of the Merger Consideration. As soon as practicable after the Effective Time, Parent will deposit with the Exchange Agent, in trust for the benefit of holders of shares of Common Stock, an amount of cash representing the aggregate Merger Consideration, less certain amounts as set forth in the Merger Agreement. Promptly after the Effective Time, the Surviving Entity will cause the Exchange Agent to mail to each holder of record, as of immediately prior to the Effective Time, of a stock certificate a letter of transmittal and instructions for effecting the surrender of such certificates in exchange for the Merger Consideration.

Upon surrender of a stock certificate to the Exchange Agent, together with a letter of transmittal, duly executed and completed in accordance with the instructions provided, and such other documents as may reasonably be required by the Exchange Agent, the holder of such stock certificate will be entitled to receive the Merger Consideration that such holder has the right to receive pursuant to the Merger Agreement.

You should not send your stock certificates to the Exchange Agent until you have received the transmittal materials from the Exchange Agent. Do not return your stock certificates with the enclosed proxy, and do not forward your stock certificates to the Exchange Agent without a letter of transmittal.

Representations and Warranties

The Merger Agreement is attached to this proxy statement as Annex A to provide the Company’s stockholders with information regarding its terms. The Merger Agreement is not intended to provide any other factual information about the Company, the Company Partnership, or Parent or Purchaser. The representations, warranties and covenants contained in the Merger Agreement:

•

were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified, modified or limited by the disclosure letter delivered to Purchaser and Parent by the Company and the Company Partnership in connection with the execution of the Merger Agreement;

•

may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the representations and warranties in the Merger Agreement should not be viewed or relied upon as statements of actual facts or the actual state of affairs of the Company, the Company Partnership, Parent or Purchaser.

By the Company and the Company Partnership

In the Merger Agreement, the Company and the Company Partnership have made customary representations and warranties to Parent and Purchaser with respect to, among other matters:

•	the Company and its subsidiaries’ proper organization, good standing and qualification to do business;

•	the Company’s subsidiaries and the Company’s equity interests in such subsidiaries;

•	the accuracy of the copies of the limited partnership agreement of the Company Partnership that were provided to Parent;

•

the Company’s and the Company Partnership’s capitalization, including in particular the number of shares of Common Stock (including restricted shares of Common Stock), shares of preferred stock of the Company, stock options, OP Units, and other equity-based interests;

•	the Company’s and the Company Partnership’s interest and investments in other entities;

•	the Company’s and the Company Partnership’s power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement as against the Company and the Company Partnership;

•	the required consents and approvals of governmental entities and other third parties in connection with the transactions contemplated by the Merger Agreement;

•

the absence of violations of or conflicts with the Company’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and the transactions contemplated by the Merger Agreement;

•

the timeliness of the Company’s SEC filings and compliance with requirements of the Exchange Act or the Securities Act of 1933 and the rules and regulations promulgated thereunder, since January 1, 2005, including the accuracy and compliance with requirements of the financial statements contained therein;

•	the consolidated financial position of the Company and its subsidiaries, including certain financial statements;

•	the absence of certain changes since December 31, 2007;

•	the absence of certain undisclosed liabilities;

•	legal proceedings;

•	title to real property and the absence of certain liens;

•	matters relating to the existence and current effectiveness of title insurance for the Company’s properties;

•	required permits for the use and operation of the Company’s subsidiaries properties;

•	the accuracy and completeness of the Company’s rent roll as of November 30, 2008;

•	tax matters;

•	matters relating to employee benefit plans;

•	employment and labor matters affecting the Company or its subsidiaries;

•	environmental matters;

•	certain interested-party transactions and undisclosed interests of the Company’s officers and directors;

•	certain matters related to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

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the receipt by the Company of an opinion from Wachovia Securities, the Company’s financial adviser, as to the fairness of the Offer Price and the Merger Consideration to holders of the shares of Common Stock from a financial point of view;

•	absence of undisclosed brokers’ fees;

•	compliance with applicable legal requirements;

•	contractual obligations of the Company and its subsidiaries;

•	intellectual property matters;

•	the absence of loans to insiders;

•	insurance matters; and

•	certain payments to lenders in connection with the Offer and Merger.

Many of the Company’s representations and warranties are qualified by a “Company Material Adverse Effect” standard. For the purposes of the Merger Agreement, “Company Material Adverse Effect” means any state of facts, event, change, effect, development, condition, occurrence or circumstance that individually or in the aggregate is or is reasonably likely to be materially adverse to (i) the business, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating (a) to the economy or financial markets in general, (b) to changes in the industries in which the Company operates, (c) to any act of terrorism, war, national or international calamity or any other similar event, (d) to the announcement or pendency of the Merger Agreement, the Offer or the Merger, (e) to any actions taken pursuant to (and required by) the Merger Agreement or at the request of Parent or Purchaser or the failure to take any actions due to restrictions set forth in the Merger Agreement, (f) to any changes in the price or trading volume of the Company’s stock, in and of itself (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any effect underlying such change has resulted in a Company Material Adverse Effect) or (g) to the Company’s home sales business; provided that the effect of the changes in clauses (a), (b) and (c) shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on the Company, its assets, liabilities and operations; or (ii) the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement.

The representations and warranties of the Company and the Company Partnership contained in the Merger Agreement will expire upon the Effective Time.

By Parent and Purchaser

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other matters:

•	Parent and Purchaser’s organization, valid existence and good standing;

•	Parent and Purchaser’s power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	enforceability of the Merger Agreement as against Purchaser and Parent;

•	required consents and approvals of governmental entities and other third parties in connection with the consummation of the Offer and the Merger;

•	Parent’s availability of funds sufficient for the Offer and Merger;

•	absence of undisclosed brokers’ fees; and

•	tax matters.

Some of the representations and warranties of Parent and Purchaser are qualified by a “Parent Material Adverse Effect” standard. For the purposes of the Merger Agreement, “Parent Material Adverse Effect” means any state of facts, event, change, effect, development, condition, occurrence or circumstance that individually or in the aggregate is or is reasonably likely to be materially adverse to the ability of Parent to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement.

The representations and warranties of Parent and Purchaser contained in the Merger Agreement will expire upon the Effective Time.

Conduct of Business Pending Consummation of Merger

During the period, which we refer to in this proxy statement as the Interim Period, from December 9, 2008 to the Acceptance Time, except as may be required by law or as consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as expressly provided for by the Merger Agreement or as disclosed by the Company to Parent and Purchaser, the Merger Agreement obligates the Company to, and to cause each of its subsidiaries (including, without limitation, the Company Partnership) to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as conducted prior to December 9, 2008. The Merger Agreement also provides that during the Interim Period, the Company will, and will cause each of its subsidiaries to, among other things and subject to certain exceptions:

•	use its commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

•	confer on a regular basis with Parent’s representative(s) to report material operational matters;

•

promptly notify Parent of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

•

promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC after December 9, 2008, except for those that are promptly available to the public via the EDGAR database on the SEC’s website;

•

maintain its books and records in accordance with generally accepted accounting principles (“GAAP”) consistently applied and not change in any material manner any of its accounting principles in effect at the date of the Company’s most recent audited consolidated financial statements, except as may be required by the SEC, applicable law or GAAP;

•	duly and timely file all tax returns required to be filed;

•

not make or rescind any election related to taxes unless required by law or necessary to preserve the Company’s status as a REIT or the status of any subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be;

•

not (i) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property or, except as permitted in a budget approved in writing by Parent, other transaction (other than commitments permitted pursuant to the Merger Agreement) involving in excess of $250,000, or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its business, including leasing activities, (ii) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for working capital under its credit facility and floor plan facility and Commitments for indebtedness as permitted under the Merger Agreement or (iii) modify or amend or terminate, or enter into any Commitment to modify or amend or terminate, any indebtedness (secured or unsecured) in existence as of the date of the Merger Agreement;

•	not amend the Company’s or any of its subsidiaries’ organizational documents or grant any waiver of the ownership limitations contained in the Company’s organizational documents;

•

issue no and make no change in the number of shares of capital stock or OP Units issued and outstanding, other than pursuant to (i) the redemption of OP Units under existing contracts, (ii) the redemption of OP Units under the limited partnership agreement of the Company Partnership, as amended, solely for shares of Common Stock or (iii) the exercise of Options outstanding as of December 9, 2008;

•

grant no options or other right or commitment relating to its shares of stock or OP Units or any security convertible into its shares of stock or OP Units, or any security the value of which is measured by shares of stock, or any security subordinated to the claim of its general creditors and not amend or waive or accelerate any rights under any option or any shares of restricted stock (other than any acceleration that is required by the terms of any option or restricted stock as of December 9, 2008);

•

except for the payment of dividends on the Series A Preferred Stock in accordance with the terms of the Series A Preferred Stock, not (i) authorize, declare, set aside or pay any dividend or other distribution with respect to any share of Common Stock, OP Units or Series A Preferred Stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of stock or OP Units or any option, warrant or right to acquire, or security convertible into, shares of stock or OP Units of the Company or the Company Partnership, as the case may be, except for (a) deemed transfers of the Company of excess shares required under the Company’s organizational documents in order to preserve the status of the Company as a REIT under the Code or the Company’s organizational documents, (b) redemptions of OP Units, whether or not outstanding on December 9, 2008, under the Company Partnership’s limited partnership agreement, as amended, in which solely shares of Common Stock are utilized, and (c) in connection with any net exercise of outstanding options;

•

not sell, lease (other than leases to tenants at market rates in the ordinary course of business consistent with past practice), mortgage, subject to lien or otherwise dispose of any of the Company’s properties

•

not sell, lease, mortgage, subject to lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business consistent with past practice and that is not material, individually or in the aggregate;

•

not make any loans, advances or capital contributions to, or investments in, any other person or entity, other than loans, advances and capital contributions to Company subsidiaries in existence on December 9, 2008 and ordinary course expense advances to employees, and not enter into any new, or amend or supplement any existing, contract, lease or other agreement with any Company subsidiary;

•

not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Parent or incurred in the ordinary course of business consistent with past practice;

•	not enter into or amend any commitment with any officer, trust manager, trustee, director, consultant or affiliate of the Company or any of the Company subsidiaries;

•	not enter into or amend any commitment with any officer, trust manager, trustee, director, consultant or affiliate of the Company or any of the Company subsidiaries;

•

not guarantee the indebtedness of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•

not (i) increase any compensation or enter into or amend any employment agreement with any of its officers, trust managers, trustees, directors or employees, (ii) enter into any employment agreement or arrangement with any other person not currently an employee of the Company or a Company subsidiary, other than to replace recently departed employees, or (iii) take any action which could result in the creation of a right of the type required to be disclosed pursuant to the Merger Agreement, or alter in any manner a payment or right disclosed pursuant to the Merger Agreement;

•

not adopt any new employee plan, terminate any existing employee plan without the prior written consent of Parent or amend any employee plan to (i) increase benefits, (ii) change the funding method with respect to such employee plan or (iii) restrict the ability to amend or terminate such employee plan;

•	not settle any stockholder or limited partner derivative or class action claims arising out of or in connection with any of the transactions contemplated by the Merger Agreement;

•	not change the ownership of any subsidiary of the Company;

•	not settle or compromise any material liability for federal, state, local or foreign tax liability;

•	not accept a promissory note in payment of the exercise price payable under any option to acquire Common Stock;

•

not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the benefit of persons that are affiliates, or as of the date of the Merger Agreement, officers, trust managers, trustees or directors, of the Company or any subsidiary of the Company;

•

not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity;

•

continue to qualify as a REIT prior to the Acceptance Time, and not enter into any transaction that would be considered a prohibited transaction within the meaning of Section 857(b)(6) of the Code; and

•

not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

Commercially Reasonable Efforts

The Company, Parent and Purchaser have agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

The Company, Parent and Purchaser have also agreed, to the extent permissible under applicable law or any rule, regulation or restriction of a governmental entity, to use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other governmental entity or, in connection with any proceeding by a private party, with any other person and (iv) to the extent permitted by such governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of the Merger Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

The Company, Parent and Purchaser have also agreed that, to the extent permissible under applicable law or any rule, regulation or restriction of a governmental entity, each will use its commercially reasonable efforts to (i) obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by the Merger Agreement, (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and (iii) promptly inform the other party of any communication received by such party from, or given by such party to any governmental entities.

The Company, Parent and Purchaser have also agreed that, if any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any Regulatory Law or if any suit is instituted by any governmental entity or any private party challenging any of the transactions contemplated by the Merger Agreement as violative of any Regulatory Law, each of the Company, Parent and Purchaser will use its commercially reasonable efforts to resolve any such objections or challenge as such governmental entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by the Merger Agreement.

The Merger Agreement provides that nothing contained therein shall require Parent or Purchaser, any of its subsidiaries or the Company or any of its subsidiaries to (i) dispose of any of its respective businesses, product lines, products or assets, including any investments in any other business, (ii) limit its freedom of action with respect to any of its businesses, (iii) consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, or (iv) commit or agree to any of the foregoing (any of the foregoing a “Burdensome Condition”). The Merger Agreement also provides that nothing contained therein authorizes the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Offer, the Merger or the transactions contemplated by the Merger Agreement relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law.

No Solicitation of Takeover Proposals

Subject to certain exceptions described below, from and after December 9, 2008 and until the termination of the Merger Agreement pursuant to its terms, the Company has agreed not to, and not to authorize or permit its subsidiaries or any of its or their respective representatives to, directly or indirectly:

•

initiate, solicit, knowingly cause, facilitate or knowingly encourage or induce (including by furnishing non-public information or other assistance) any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal;

•

enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that could reasonably be expected to lead to, any Takeover Proposal; or

•

initiate, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information, access or data with respect to, or otherwise cooperate with or take any other action to knowingly facilitate any proposal that (i) constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (ii) requires Parent or the Company to abandon, terminate or fail to consummate the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

As used in the Merger Agreement, “Takeover Proposal” means any proposal or offer in respect of:

•

a merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution or similar transaction (including a joint venture or arrangement with similar effect) involving the Company or any of its subsidiaries (any of the foregoing, a “Business Combination Transaction”) with any person other than Parent, Purchaser or any controlled affiliate thereof (a “Third Party”);

•

the Company’s acquisition of any Third Party in a Business Combination Transaction in which the stockholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own 20% or more of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of 20% or more of any class of its voting equity securities as consideration for assets or securities of a Third Party; or

•

any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any Third Party of 20% or more of any class of capital stock of the Company or of 20% or more of the consolidated assets of the Company and the subsidiaries of the Company, in a single transaction or a series of related transactions.

However, prior to, but not after, the Acceptance Time, in response to a bona fide written Takeover Proposal that was unsolicited and did not result from or arise in connection with a breach of the no solicitation provisions of the Merger Agreement and following a good faith determination by the Company Board after consultation with its outside legal counsel and financial advisor that (i) failure to furnish certain information or participate in certain discussions or negotiations is inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable law and (ii) such Takeover Proposal would reasonably be expected to lead to a Superior Proposal, the Company may:

•

furnish information with respect to the Company and the subsidiaries of the Company to the person making such Takeover Proposal and its representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions that, in the aggregate, are not materially less restrictive than those contained in the confidentiality agreement entered into by Green Courte Partners, and the Company, provided that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligations to provide the disclosure to Parent required by the Merger Agreement regarding the existence of such Takeover Proposal, the identity of the person making such Takeover Proposal and the material terms and conditions of any such Takeover Proposal; and

•	participate in discussions or negotiations with such person and its representatives regarding such Takeover Proposal.

The Company has agreed to concurrently provide or make available to Parent any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such Takeover Proposal or its representatives that was not previously provided or made available to Parent.

As used in the Merger Agreement, “Superior Proposal” means any bona fide Takeover Proposal (except that reference therein to 20% shall be replaced by 50%) which contains terms and conditions that the Company Board determines in good faith, after consultation with its outside counsel and financial advisor, would result in a transaction that (a) if consummated, would be more favorable to the stockholders of the Company than the Merger and the other transactions contemplated by the Merger Agreement, taking into account all of the terms and conditions of such proposal and of the Merger Agreement (including any proposal by Parent to amend the terms of the Merger Agreement), and (b) is reasonably capable of being consummated on the terms so proposed, taking into account all financing and financial, regulatory, legal and other aspects of such proposal.

The Company has also agreed that neither the Company Board nor any committee thereof will directly or indirectly withdraw, modify or qualify (or propose to withdraw, modify or qualify) the Company Recommendation, approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal or grant any waiver of the ownership limitations contained in the Company’s organizational documents. However, at any time prior to, but not after, the Acceptance Time, the Company Board may, in response to a Superior Proposal, withdraw, modify or qualify (or propose to withdraw, modify or qualify) the Company Recommendation if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so is inconsistent with its fiduciary duties to the stockholders of the Company under applicable law.

No change of Company Recommendation (as defined in the Merger Agreement) may be effected unless, (i) the Company Board first provides prior written notice to Parent that it is prepared to effect a change in the Company Recommendation in response to a Superior Proposal, which notice specifies the facts, circumstances and other conditions giving rise to such Superior Proposal and (ii) Parent does not make, within three business days after receipt of such notice, a proposal that the Company Board determines in good faith, is at least as favorable to the stockholders of the Company as such Superior Proposal. The Company also agrees that, during the period of three business days prior to effecting a change in the Company Recommendation, the Company and its representatives will negotiate in good faith with Parent and its representatives (if they desire to negotiate) regarding any revisions to the terms of the transaction contemplated by the Merger Agreement proposed by Parent.

The Company has agreed that it will deliver to Parent a new written notice of Takeover Proposal with respect to each Takeover Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Takeover Proposal to the stockholders of the Company and that a new three business day period shall commence with respect to each such materially revised or modified Takeover Proposal from the time Parent receives the written notice of the Takeover Proposal with respect thereto.

The Merger Agreement does not prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or from making any disclosure to the stockholders of the Company if the Company Board determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would breach its fiduciary duties to the stockholders of the Company under applicable law. However, neither the Company Board nor any committee thereof shall, except as expressly permitted by the Merger Agreement, withdraw, modify or qualify (or propose to withdraw, modify or qualify) the Company Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Entity will (and Parent will cause the surviving entity to) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and its subsidiaries (in all of their capacities) (“Indemnified Parties”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the Merger Agreement by the Company pursuant to its certificate of incorporation, its by-laws and other organizational documents and indemnification agreements, if any, in existence on the date of the Merger Agreement with any directors and officers of the Company and its subsidiaries and provided to Parent prior to the date of the Merger Agreement.

The Merger Agreement further provides that, for a period of six years after the Effective Time, the Surviving Entity will (and Parent will cause the Surviving Entity to) maintain the current policies (or such other policies containing terms and conditions which are, in the aggregate, no less advantageous to the insured) of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby); provided, that in no event will the Surviving Entity be required to expend more than 125% of the amount expended by the Company and its subsidiaries to maintain or procure such directors’ and officers’ insurance liability insurance and fiduciary liability insurance immediately prior to the Effective Time.

Notification of Certain Matters

The Company has agreed to use its commercially reasonable efforts to give prompt notice to Parent upon acquiring actual knowledge of (i) the occurrence or non-occurrence of any event which is reasonably likely to cause (A) any of the conditions to the Offer to fail to be satisfied at any time prior to the Acceptance Time, subject to certain limitations, or (B) any condition set forth below under “Conditions to Consummation of the Merger—Conditions of Each Party’s Obligations to Effect the Merger” and “Conditions to Consummation of the Merger—Conditions to Obligations of Parent and Purchaser” to fail to be satisfied at any time prior to the closing of the Merger, (ii) the occurrence of any event which would be reasonably likely to cause any representation or warranty of the Company to be untrue or inaccurate in any material respect as of December 9, 2008 or as of the date of the closing of the Merger and (iii) any failure of the Company to timely satisfy any covenant, condition or agreement to be satisfied by it pursuant to the Merger Agreement. In addition, Parent must use its commercially reasonable efforts to give prompt notice to the Company upon acquiring actual knowledge of (i) the occurrence of any event which would be reasonably likely to cause any representation or warranty of Parent to be untrue or inaccurate in any material respect as of the date of the Merger Agreement or as of the date of the closing of the Merger and (ii) any failure of Parent or Purchaser to timely satisfy any covenant, condition or agreement to be satisfied by it under the Merger Agreement.

Employee Matters

Pursuant to the Merger Agreement, the Company or any of its subsidiaries may, in its sole discretion, adopt, approve, enter into and amend one or more compensation plans, agreements or arrangements with, or relating to, any or all of its and the Company subsidiaries’ officers and employees, other than the Chief Executive Officer (each, a “Retention Bonus Plan”), and providing for the payment to them by the Company or such Company subsidiary of cash bonuses (each a “Retention Bonus”). All Retention Bonuses will (a) be contingent upon the consummation of the Merger, (b) not exceed, in the aggregate, $500,000 and (c) be subject to withholding for applicable taxes. The officers and employees, if any, who will be awarded Retention Bonuses will be determined by the Company, in its sole discretion. Any Retention Bonus Plan involving the award of a Retention Bonus to an officer or employee who is, or as of the time Purchaser accepts for payment and pays for any shares of Common Stock tendered and not withdrawn pursuant to the Offer will be, a stockholder of the Company will be approved by the Company in a manner that satisfies the non-exclusive safe-harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act. From and after the Effective Time, the Surviving Entity will, and Parent will cause the Surviving Entity to, pay any and all Retention Bonuses on or before the time required pursuant to the applicable Retention Bonus Plan. No adjustment shall be made to the Merger Consideration as the result of any Retention Bonus Plan or Retention Bonus adopted, approved, entered into, amended or awarded pursuant to the terms of the Merger Agreement. Each Retention Bonus will be payable 50% upon the earlier of the acceptance of the Offer or the closing of the Merger and 50% on the six-month anniversary of the payment of the first installment of the Retention Bonus, provided the recipient has continued in the employment of the Company for such six-month period, except for termination of employment due to death, disability or termination without cause. As of the date of this proxy statement, neither the Company Board, the Compensation Committee nor the Company has approved any Retention Bonus Plan or awarded any Retention Bonuses. However, the Company anticipates that, prior to the consummation of the Offer and the Merger, it will adopt a Retention Bonus Plan and award Retention Bonuses up to the maximum amount permitted by the Merger Agreement. The recipients of any such Retention Bonuses have not yet been determined.

Other Covenants and Agreements

The Merger Agreement contains additional agreements among the Company, Purchaser and Parent relating to, among other things:

•	the Company providing Parent and its representatives access to the Company’s properties, books, records, contracts, commitments, executive officers and personnel;

•	the payment of certain fees and expenses incurred in connection with the Merger Agreement, the Merger and the Offer;

•	the development by Parent and the Company of a joint communications plan, and the issuance of press releases and public statements announcing the execution of the Merger Agreement;

•	notices of certain events, and cooperation to mitigate any adverse consequences of those events;

•	actions necessary to exempt the transactions contemplated by the Merger Agreement from the effect of any takeover statutes;

•

the opportunity for Parent to participate in the defense or settlement of stockholder litigation against the Company or its directors or officers relating to the transactions contemplated by the Offer and the Merger Agreement;

•	actions necessary to comply with all applicable tax laws related to the Company’s qualification as a REIT;

•

the Company using its reasonable commercial efforts to cause its and the Company subsidiaries’ representatives to, provide to Parent and Purchaser all cooperation reasonably requested by Parent that is commercially necessary in connection with any new debt financing or refinancing of outstanding indebtedness of the Company or any subsidiary of the Company;

•

the obligation of Parent and the Company to take all reasonable steps as may be required to cause any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

the establishment by the Company of a retention bonus plan pursuant to which any or all of the Company’s officers (other than the Chief Executive Officer) and employees may receive retention bonuses for continued employment with the Company through the acceptance of the Offer or closing of the Merger and for a certain period of time thereafter;

•	take such actions to satisfy the requirements of the non-exclusive safe harbor provided by Rule 14d-10(d) of the Exchange Act; and

•

the Company providing an owners title insurance policy insuring that fee simple title to each of the Company Properties is in the name of the Company Subsidiary shown as the owner of such Company Property pursuant to the Merger Agreement, and each such owners title insurance policy will not be subject to the rights of any third parties arising under applicable federal, state or local law as a result of the transactions contemplated by the Merger Agreement.

Conditions to Consummation of the Merger

Conditions to All Parties’ Obligations

Subject to the last paragraph of this Section “—Conditions to Consummation of the Merger,” the obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, on or prior to the closing of the Merger (the “Closing Date”) of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of Common Stock has been obtained, if required by applicable law;

•

no action has been instituted by the DOJ or the FTC challenging or seeking to enjoin the consummation of the transactions contemplated by the Merger Agreement, which action has not been withdrawn or terminated, and all approvals, if any, required to be obtained under any foreign antitrust, competition or similar laws, in each case in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement, have been obtained; and

•

no laws have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other governmental entity of competent jurisdiction is in effect, having the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger.

Conditions to Parent’s and Purchaser’s Obligations

Subject to the last paragraph of this Section “—Conditions to Consummation of the Merger,” the obligations of Parent and Purchaser to complete the Merger are subject to the satisfaction or waiver by Parent, on or prior to the Closing Date, of the following conditions:

•

each of the representations and warranties of the Company set forth in the Merger Agreement (in each case, made as if none of such representations and warranties contain any qualifications or limitations as to “materiality” or Company Material Adverse Effect) are true and correct, in each case, as of December 9, 2008 and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), subject to certain exceptions set forth in the Merger Agreement;

•	the Company has performed or complied in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•

there is no pending or threatened suit, action or proceeding by any governmental entity that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Purchaser of any shares of Common Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any other transaction or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion by the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including the right to vote the shares of Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries or (v) which otherwise is likely to have a Company Material Adverse Effect;

•

since December 9, 2008, there has not arisen any state of facts, event, change, effect, development, condition, occurrence or circumstance (or, with respect to facts, events, changes, effects, developments, conditions, occurrences or circumstances existing prior to December 9, 2008, any worsening thereof) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

•

all consents, approvals, permits or authorizations from, and all declarations, filings and registrations with, any governmental entity, including all necessary approvals, required to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement have been obtained or made, in each case without the imposition of a Burdensome Condition (as defined in the Merger Agreement) on Parent or its subsidiaries;

•

the Company Required Consents (as defined below) representing an aggregate outstanding balance as of January 1, 2009 of approximately $283.2 million have been obtained subject to the terms of the Merger Agreement, which shall have been obtained either unconditionally or on terms reasonably satisfactory to Parent, which Company Required Consents shall not require the payment of assumption fees (including any other required payments but excluding any customary lender cost reimbursements) in the aggregate in excess of $3,057,490, minus the amount of assumption fees that would have been paid with respect to any indebtedness that is refinanced or repaid after December 9, 2008, determined in accordance with the loan documents for such refinanced or repaid indebtedness;

•

Parent and Purchaser have received a legal opinion from the Company’s outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, regarding matters related to the Company’s qualification as a real estate investment trust;

•

the Board of Directors of the Company has taken all necessary action to grant a waiver from the ownership limitations contained in the Company’s organizational documents to Parent, Purchaser and their affiliates and such waiver shall be in full force and effect;

•

there shall not have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions;

•

the holders of not more than 10% of the shares of outstanding Common Stock immediately prior to the Effective Time have exercised appraisal rights with respect thereto in accordance with applicable law;

•	a period of at least 10 business days has elapsed since the condition relating to the Company Required Consents has been satisfied; and

•	Parent has received a closing certificate of the chief executive officer or the chief financial officer of the Company.

As used in the Merger Agreement, the “Company Required Consents” consist of lender consents from seven different lenders for a total of 31 loans representing an aggregate outstanding balance as of January 1, 2009 of approximately $283.2 million.

Conditions to the Company’s Obligations

Subject to the next paragraph, the obligations of the Company to complete the Merger are subject to the satisfaction or waiver by the Company, on or prior to the Closing Date, of the following conditions:

•

each of the representations and warranties of Parent and Purchaser set forth in the Merger Agreement (in each case made as if none of such representations and warranties contain any qualification or limitation as to “materiality” or Parent Material Adverse Effect) are true and correct as of December 9, 2008 and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), except as subject to certain exceptions set forth in the Merger Agreement;

•

Parent and Purchaser have performed or complied in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date; and

•	the Company has received a closing certificate of an executive officer of Parent.

Notwithstanding the foregoing, following the purchase of shares of Common Stock pursuant to the Offer, the respective obligations of the Company, Parent and Purchaser to effect the Merger are only subject to the satisfaction or waiver on or prior to the Closing Date of the conditions that (a) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock has been obtained and (b) no laws have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other governmental entity of competent jurisdiction is in effect, having the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger.

Termination of the Merger Agreement

The Merger Agreement provides that it may be terminated and the Offer or the Merger may be abandoned at any time prior to the Effective Time, as follows:

•	by the mutual written consent of Parent and the Company;

•	by either Parent or the Company, if:

A.	any governmental entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable;

B.	the Outside Date has passed, and the Offer has expired as a result of the non-satisfaction of any of the conditions to the Offer or been terminated or withdrawn pursuant to its terms without any shares of Common Stock being purchased; provided that such right to terminate is not available to any party whose breach has been the primary cause, or primarily resulted in, the non-satisfaction of any of the conditions to the Offer or the termination or withdrawal of the Offer pursuant to its terms without any shares of Common Stock being purchased; or

C.	all consents, approvals, permits or authorizations from, and all declarations, filings and registrations with, any governmental entity, including all necessary approvals, required to consummate the Offer, the Merger and the other transactions shall not have been obtained or made, in each case without the imposition of a Burdensome Condition on Parent or its subsidiaries or the Required Consent Condition shall not have been satisfied within 100 days after December 9, 2008; provided, that the right to terminate the Merger Agreement pursuant to such conditions shall not be available to any party whose breach of the Merger Agreement has been the primary cause, or primarily resulted in, the non-satisfaction of such conditions.

•	by Parent, if:

A.	the Company has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (i) is incapable of being cured by the Company prior to the Outside Date or is not cured by the earlier of (x) 10 business days following written notice to the Company by Parent of such breach and (y) the Outside Date, and (ii) would result in a failure of certain conditions to closing set forth in the Merger Agreement;

B.	the Company has breached in any material respect its obligations in the Merger Agreement regarding restrictions on the solicitation of competing proposals;

C.	the Company Board (i) fails to authorize, approve or recommend the Offer or (ii) withdraws, modifies or qualifies (or proposes to withdraw, modify or qualify) the Company Recommendation or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fails to recommend that the Company’s stockholders reject such tender offer or exchange offer within the 10 business day period specified in Section 14e-2(a) under the Exchange Act, (iii) fails to reconfirm its authorization, approval or recommendation of the Offer and the Merger within three business days after a written request by Parent to do so, or (iv) fails to include the Company Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Recommendation in the Offer to Purchase, a related letter of transmittal and summary advertisement and any amendments and supplements hereto;

D.	the affirmative vote of the holders of a majority of the outstanding shares of Common Stock has not been obtained before the Outside Date; or

E.	holders of more than 10% of the outstanding shares of Common Stock shall have exercised their appraisal rights with respect thereto in accordance with applicable law.

•	by the Company:

A.	if Parent or Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (i) is incapable of being cured by Parent or Purchaser prior to the Outside Date or is not cured by the earlier of (x) 10 business days following written notice to Parent by the Company of such breach and (y) the Outside Date and (ii) would result in a failure of certain conditions to closing set forth in the Merger Agreement; or

B.	in connection with a withdrawal, modification or qualification of (or proposal to withdraw, modify or qualify) the Company Recommendation following receipt of a Superior Proposal, provided that (i) the Company is and has been in compliance in all respects with the restrictions on the solicitation of competing proposals set forth in the Merger Agreement and (ii) the Company, prior to the termination of the Merger Agreement, pays the Termination Fee (as defined below) to Parent.

As used in this proxy statement, Outside Date refers to June 21, 2009.

Termination Fee

In the event that the Merger Agreement is terminated pursuant to any of the following situations, the Company has agreed to pay to Parent a termination fee equal to $5.4 million (the “Termination Fee”):

•	the Merger Agreement is terminated by Parent under the circumstances described in paragraphs (B) and (C) of the third bullet point under “—Termination of the Merger Agreement”;

•	the Merger Agreement is terminated by the Company under the circumstance described in paragraph (B) of the fourth bullet point under “—Termination of the Merger Agreement”; and

•

the Merger Agreement is terminated by Parent or the Company under the circumstances described in paragraphs (B) or (C) of the second bullet under “—Termination of The Merger Agreement” or by Parent under the circumstances described in paragraphs (D) or (E) of the third bullet point under “—Termination of the Merger Agreement,” provided that (x) after December 9, 2008, any person makes a Takeover Proposal or amends or reasserts a Takeover Proposal made prior to December 9, 2008 and such Takeover Proposal becomes publicly known prior to or upon the termination of the Merger Agreement, and (y) within 12 months after the date of termination of the Merger Agreement, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Takeover Proposal; and provided, that, solely for purposes of this bullet point, the term “Takeover Proposal” will have the same meaning as defined above, except that all references to 20% will be changed to 50%.

If the Company is required to pay a Termination Fee or if the Merger Agreement is terminated pursuant to (i) any of the situations described in the third bullet point above or (ii) pursuant to paragraph (C) of the second bullet under “—Termination of the Merger Agreement” as a result of the Company’s failure to use its commercially reasonable good faith efforts to obtain the Company Required Consents, the Company must, in addition to the Termination Fee, reimburse Parent and Purchaser for all of their expenses, up to a maximum amount of $1 million.

The Merger Agreement provides that the Termination Fee is payable by the Company (i) immediately prior to termination of the Merger Agreement in the event of termination by the Company, and (ii) not later than one business day after the receipt by the Company of a notice of termination from Parent in the event of termination by Parent (except that, in the case of termination pursuant to any of the situations described in the third bullet under “—Termination Fee” above, such payment shall be made on the date of the first to occur of either of the events referred to in clause (y) of such paragraph.

Other Fees and Expenses

Except as described above under “—Termination Fee,” each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the tender offer.

Deposit

Purchaser has deposited with an escrow agent cash in the amount of $10,000,000 (the “Deposit”), to be held in escrow pursuant to the provisions of an escrow agreement among the parties to the Merger Agreement and the deposit escrow agent. At the earlier of the Acceptance Time and the Closing, the deposit escrow agent shall deliver the Deposit, together with all interest earned thereon, if any, to the paying agent for the Offer or the exchange agent appointed by Parent under the Merger Agreement, as applicable.

However, if the Merger Agreement is terminated by the Company because Parent has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the

Merger Agreement, which breach or failure to perform (a) is incapable of being cured by Parent or Purchaser prior to the Outside Date or is not cured by the earlier of (i) 10 business days following written notice to Parent by the Company of such breach and (ii) the Outside Date and (b) would result in a failure of any conditions on the obligations of the Company set forth in the Merger Agreement, the Company shall be entitled to retain the Deposit as the Company’s liquidated damages (and not as a penalty) and as the Company’s exclusive remedy. In all other cases, the Deposit will be released to Parent if the Merger Agreement is terminated.

Amendment and Waiver

The Merger Agreement provides that it may be amended by the parties by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment will be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The Merger Agreement provides that the failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights.

OTHER AGREEMENTS

Tender and Support Agreement

As an inducement for Parent and Purchaser to enter into the Merger Agreement, and in consideration thereof, the Securityholders entered into the Tender and Support Agreement with Parent and Purchaser. Each of the Securityholders (other than Titaho and Titahotwo, which are affiliated with Mr. Considine) is a director of the Company. Under the Tender and Support Agreement, the Securityholders agreed to tender in the Offer and OP Offer all of their shares of Common Stock and OP Units. The Securityholders also agreed to vote in favor of the Merger and against any alternative acquisition proposal. The Securityholders own approximately 954,000 shares of Common Stock, representing approximately 12% of the shares of Common Stock outstanding at December 18, 2008.

Confidentiality Agreement

On July 16, 2008, the Company and Green Courte Partners entered into a letter agreement (the “Confidentiality Agreement”), that provided, in part, that as a condition to being furnished certain information relating to the Company, Green Courte Partners will, among other things, keep such information confidential and to use it for the sole purpose of evaluating, negotiating and consummating a possible transaction involving the Company, its businesses or assets.

In addition, Green Courte Partners agreed under the Confidentiality Agreement, among other things, that, for a period of one year from the date of the Confidentiality Agreement, neither it nor any of its representatives that have been provided with confidential information will in any manner, directly or indirectly, without the prior written consent of the Company Board: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any voting securities (or beneficial ownership thereof), or any assets or businesses of the Company or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company, any of its subsidiaries or affiliates or the assets of the Company or its subsidiaries or affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries or affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or affiliates, or (iv) any “solicitation” of “proxies” (as these terms are used in the rules and regulations of the SEC) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the rules and regulations of the SEC) with respect to the Company or otherwise act in concert with any person in respect of the Company’s securities, without the prior written consent of the Chief Executive Officer of the Company; (c) otherwise act, alone or in concert with another person, to seek representation on or to control or influence the management, board of directors or policies of the Company; (d) take any action which would or would reasonably be expected to force the other party to make a public announcement regarding any of the matters set forth in (a) above; or (e) enter into any discussions or arrangement with any person with respect to any of the foregoing.

Escrow Agreement

Concurrently with the execution of the Merger Agreement, the Company and Purchaser entered into an Escrow Agreement (the “Escrow Agreement”), dated as of December 9, 2008, with JPMorgan Chase Bank, National Association, as escrow agent (the “Escrow Agent”). Pursuant to the Escrow Agreement, Purchaser has deposited with the Escrow Agent cash in the amount of $10,000,000. Funds in escrow are the Company’s exclusive remedy for Purchaser’s default in the event of termination of the Merger Agreement by the Company if Parent or Purchaser has breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, and such breach is incapable of being cured in accordance with the terms of the Merger Agreement or would result in the failure of a condition to the Company’s obligation to close, and such funds will be released to the Company as liquidated damages. In all other cases, the deposit will be released to Parent if the Merger Agreement is terminated.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

If, at the special meeting, the number of shares of Common Stock present or represented and voting in favor of the adoption of the Merger Agreement is insufficient to adopt that proposal under applicable law, we intend to move to adjourn the special meeting in order to enable the Company Board to solicit additional proxies in respect of the adoption of the Merger Agreement and approval of the Merger. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the Merger Agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast on the matter.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the Company Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. No proxy voted against adoption of the Merger Agreement and approval of the Merger will be voted in favor of any postponement or adjournment of the special meeting. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted.

The Company Board recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY

Price Range of Common Stock and Dividend Information

The shares of Common Stock are listed and traded principally on the NYSE under the symbol “ANL.” The following table sets forth, for the periods indicated, the reported high and low closing prices for the shares of the Company’s Common Stock on the NYSE:

	High	Low
Year Ended December 31, 2006:	$28.54	$23.76
First Quarter	27.58	23.01
Second Quarter	24.90	21.65
Third Quarter	26.75	23.24
Fourth Quarter
Year Ended December 31, 2007:	28.75	24.02
First Quarter	26.14	23.42
Second Quarter	25.46	19.00
Third Quarter	22.90	19.83
Fourth Quarter
Year Ending December 31, 2008:
First Quarter	22.15	18.82
Second Quarter	22.39	18.50
Third Quarter	22.62	17.86
Fourth Quarter	18.15	2.24

On December 9, 2008, the last full trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of Common Stock on the NYSE was $3.90 per share. As of [                    ], 2009, the number of holders of record of the shares of Common Stock was [            ]. You are encouraged to obtain current market quotations for the Common Stock.

Dividends

The declaration and payment of dividends on shares of Common Stock is subject to the discretion of the Company Board. The Company has not paid dividends on the Common Stock since August 2008, and the Company does not anticipate declaring a cash dividend on the Common Stock in the near future. The Merger Agreement prohibits us from paying any dividends on the Common Stock or making any other distribution, payable in cash, stock, property or otherwise, except for the payment of quarterly dividends with respect to outstanding shares of our Series A Preferred Stock in accordance with the terms thereof.

During the year ended December 31, 2008, the Company paid quarterly cash dividends of $0.25 per share of Common Stock to stockholders of record on February 13, 2008, May 14, 2008 and August 13, 2008. The total amount paid in dividends on shares of Common Stock for 2008 was $0.75 per share.

During the year ended December 31, 2007, the Company paid quarterly cash dividends of $0.25 per share of Common Stock to stockholders of record on February 14, 2007, May 16, 2007, August 15, 2007 and November 17, 2007. The total amount paid in dividends on shares of Common Stock for 2007 was $1.00 per share.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The table below sets forth, as of December 18, 2008, the number of shares of Common Stock beneficially owned by (1) each person known by the Company to be a beneficial owner of more than 5% of the Common Stock; (2) each director and nominee for director; (3) each of our executive officers; and (4) all of our directors, director nominees and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares of Common Stock(2)	Percentage of Common Stock Outstanding(3)	Number of Operating Partnership Units(4)	Percentage Ownership of the Company(5)
Directors
Terry Considine(6)	913,217	11.2%	290,096	13.2%
Thomas L. Rhodes(7)	150,728	1.9%	170,979	3.6%
Bruce D. Benson(9)	215,996	2.7%	81,928	3.3%
Thomas Harvey	5,150	**	—	**
Bruce E. Moore(8)	95,028	1.2%	25,355	1.4%
Todd W. Sheets(12)	67,859	1.0%	—	1.0%
Named Executive Officers Who Are Not Directors
Robert G. Blatz(10)	433,469	5.4%	—	4.8%
Shannon E. Smith(11)	312,611	3.9%	—	3.5%
John J. Cunningham, Jr.	5,000	**	—	**
Principal Stockholders
The Wilder Corporation of Delaware(13)	607,281	7.7%	62,350	7.5%
Cliffwood Partners(14)	632,900	8.0%	—	7.1%
Michael Roth & Brian J. Stark(15)	394,051	5.0%	—	4.4%
All directors and executive officers as a group (9 persons)	2,199,058	25.7%	568,358	29.0%

**	owns less than 1% of the outstanding common stock

(1)	Includes, where applicable, shares owned by such person’s minor children and spouse and by other related individuals and entities. Unless otherwise indicated, such person has sole voting and investment power as to the shares listed and such person’s address is 29399 U.S. Hwy 19 North, Suite 320, Clearwater, Florida 33761.

(2)	Excludes shares of Common Stock issuable upon redemption of OP Units. After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may, at the Company’s option, be redeemed for cash or acquired by the Company for shares of Common Stock at an exchange ratio of one share of Common Stock for each OP Unit tendered (subject to adjustment). All currently outstanding OP Units may be tendered for redemption immediately.

(3)	Represents the number of shares of Common Stock beneficially owned by each person, excluding shares of Common Stock issuable upon redemption of OP Units, divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock which may be deemed to be beneficially owned by that person are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person. At December 18, 2008, approximately 7,937,943 shares, excluding OP Units, were outstanding.

(4)	The Company acts as general partner of, and, as of December 18, 2008, holds approximately 89% of the interests in the Company Partnership. If all OP Units were acquired by the Company for Common Stock, such shares of Common Stock would constitute approximately 13.0% of the then outstanding shares of Common Stock.

(5)	Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming that all 992,525 OP Units outstanding at December 18, 2008 are redeemed in exchange for shares of Common Stock.

(6)	Includes 197,927 shares subject to options that are exercisable within 60 days, 5,000 restricted shares that will be forfeited on December 31, 2008 and 262,331 OP Units held by Mr. Considine, and 342,197 shares and 27,765 OP Units held by Titahotwo, a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest. Mr. Considine disclaims beneficial ownership of the shares and OP Units held by Titahotwo, except to the extent of his economic interest therein. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 81,079 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power; 201,090 shares and 12,346 shares that may be acquired pursuant to options that are exercisable within 60 days and are held by Titaho, a registered limited liability limited partnership of which Mr. Considine’s brother is the trustee of the sole general partner; and 2,000 shares held by the Rhodes Trusts, of which Mr. Considine is the trustee and may be deemed to have indirect beneficial ownership of the shares of Common Stock owned by these trusts. Mr. Considine disclaims beneficial ownership in the shares of Common Stock held by the Rhodes Trusts. Titaho and Titahotwo have pledged 541,079 shares and 27,765 OP Units as security for loans or other extensions of credit. Mr. Considine has pledged 56,209 shares and 262,331 OP Units as security for loans or other extensions of credit.

(7)	Includes 58,400 options to acquire Common Stock exercisable and 170,979 OP Units redeemable within 60 days.

(8)	Includes 3,299 shares held by Brandywine Real Estate Management Services Corporation, an entity in which Mr. Moore owns a 100% interest and 25,355 OP Units redeemable within 60 days.

(9)	Includes 64,256 options to acquire Common Stock exercisable and 81,928 OP Units redeemable within 60 days.

(10)	Includes 155,922 options to acquire Common Stock exercisable within 60 days. Mr. Blatz has pledged 103,209 shares as security for loans. Includes 35,000 restricted shares that will be forfeited on December 31, 2008.

(11)	Includes 80,960 options to acquire Common Stock exercisable within 60 days. Mr. Smith has pledged 127,777 shares as security for loans. Includes 25,000 restricted shares that will be forfeited on December 31, 2008.

(12)	Includes 58,400 options to acquire Common Stock exercisable within 60 days.

(13)	Wilder Corporation is located at 2536 Countryside Blvd., Suite 250, Clearwater, FL 33763.

(14)	Cliffwood Partners LLC is located at 11726 San Vicente Boulevard, Suite 600, Los Angeles, CA 90049.

(15)	Michael A. Roth and Brian J. Stark, joint filers are located at 3600 South Lake Drive, St. Francis, WI 53235.

OTHER STOCKHOLDER PROPOSALS

Other Matters For Action at Special Meeting

We know of no matters to be brought before the special meeting other than as set forth in this proxy statement. However, if any such other matters are properly presented to the stockholders for action at the special meeting and any adjournments or postponements thereof, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Future Stockholder Proposals

If the Merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meeting of Company stockholders. However, if the Merger is not consummated or if the Company is otherwise required to hold a meeting under applicable law, the Company will hold a 2009 Annual Meeting of Stockholders, in which case stockholders proposals will be eligible for inclusion in the proxy statement. Pursuant to Rule 14a-8 under the Exchange Act, any holder of at least $2,000 in market value of Common Stock of the Company who has held such securities for at least one year, who will hold such securities as of the date of the 2009 Annual Meeting of Stockholders and who desires to have a proposal presented in the Company’s proxy material for use in connection with the 2009 Annual Meeting of Stockholders must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the shares of Common Stock were acquired, documentary support for a claim of beneficial ownership (other than for shares held of record) and a statement of willingness to hold such Common Stock through the date of the 2009 Annual Meeting of Stockholders) in writing as set forth below. Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must have been received by the Company’s Secretary at 29399 US Hwy 19 North, Suite 320, Clearwater, Florida 33761 on or before November 20, 2008 to be included in the Company’s proxy statement and form of proxy for that meeting. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, the Secretary of the Company must receive such proposals at the above address not later than March 1, 2009 and not earlier than January 30, 2009.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

American Land Lease, Inc.

Investor Relations

29399 U.S. Hwy 19, North Suite 320

Clearwater, Florida 33761

Telephone: (727) 726-8868

If you would like to request documents from the Company, please do so by                     , 2009 to receive them before the special meeting. Please note that all of the documents that we file with the SEC are promptly available at the “About American Land Lease” section of our corporate website at www.americanlandlease.com, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. If you would like to request documents from the Company, please do so by                     , 2009 to receive them before the special meeting. The Company does not incorporate the contents of its website into this proxy statement.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing date of this proxy statement and before the Special Meeting:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 3, 2008;

•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008 (filed with the SEC on May 9, 2008), the quarter ended June 30, 3008 (filed with the SEC on August 7, 2008) and the quarter ended September 30, 2008 (filed with the SEC on November 12, 2008);

•	our Current Reports on Form 8-K filed with the SEC on May 6, 2008 and December 11, 2008.

In addition, the Company incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free at: (888) 750-5834

Banks and Brokers May Call Collect at: (212) 750-5833

The Company Board knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the special meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

John J. Cunningham, Jr.
Secretary, Vice President and General Counsel
[City, State] , 2009

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 9, 2008

AMONG

GCP REIT II,

GCP SUNSHINE ACQUISITION, INC.,

AMERICAN LAND LEASE, INC.

AND

ASSET INVESTORS OPERATING PARTNERSHIP, L.P.

A-i

A-ii

ARTICLE VII CONDITIONS PRECEDENT	A-54

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2008 (this “Agreement”), is among GCP REIT II, a Maryland real estate investment trust (“Parent”), GCP Sunshine Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Purchaser”), American Land Lease, Inc., a Delaware corporation (the “Company”), and Asset Investors Operating Partnership, L.P., a Delaware limited partnership (the “Company Partnership” and, collectively with Parent, Purchaser and the Company, the “parties”). Certain capitalized terms used herein have the meanings set forth in Section 9.12 of this Agreement.

RECITALS

WHEREAS, the Board of Directors of the Company has deemed it advisable and in the best interests of the Company and its stockholders that Purchaser acquire all of the Company Common Stock on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser has agreed, on the terms and subject to the conditions set forth in this Agreement, to commence a tender offer (the “Offer”) to purchase any and all of the outstanding shares of the Company Common Stock, including Company Restricted Stock and any shares issuable upon exercise of Company Stock Options (the “Shares”), and OP Units, at a price per Share (or OP Unit) of $14.20 (such price or any higher price per Share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any withholding of Taxes required by applicable Law, net to the seller in cash without interest;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company will be merged with and into the Purchaser with the Purchaser as the Surviving Entity (the “Merger” and, together with the Offer, the Top-Up Option and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the Delaware General Corporation Law (the “DGCL”), and in accordance therewith each issued and outstanding Share not held in treasury of the Company or owned directly or indirectly by Parent, Purchaser or any Company Subsidiary and not constituting Dissenting Shares will be converted into the right to receive the Offer Price in cash without interest, subject to any withholding of Taxes required by applicable Law, in accordance with the terms hereof;

WHEREAS, the Board of Directors of the Company, on the terms and subject to the conditions set forth in this Agreement, has, by resolutions duly adopted, (i) determined that the Transactions are in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, and (iii) determined to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and, to the extent applicable, approve and adopt this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and Terry Considine, Thomas L. Rhodes, Bruce D. Benson, Bruce E. Moore, Titaho Limited Partnership, RLLLP and Titahotwo Limited Partnership, RLLLP (each, a “Principal Company Stockholder”) are entering into an agreement (the “Tender and Support Agreement”) pursuant to which each Principal Company Stockholder will agree to take specified actions in furtherance of the Offer and the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in paragraph (2)(iii) of Annex I shall exist or have occurred and be continuing, as promptly as practicable (and in any event within 10 Business Days) after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase for cash any and all outstanding Shares at the Offer Price.

(b) Subject to the terms and conditions of this Agreement and the Offer, promptly after the latest of (i) the earliest date as of which Purchaser is permitted under applicable Law to accept for payment Shares validly tendered and not withdrawn pursuant to the Offer, (ii) the earliest date as of which each of the conditions and requirements set forth in Annex I (the “Offer Conditions”) has been satisfied, or waived by Parent or Purchaser, and (iii) the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares (without interest) validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer. The obligation of Purchaser to accept for payment and pay for Shares (without interest) tendered and not withdrawn pursuant to the Offer shall be subject to the satisfaction, or waiver by Parent or Purchaser, of each of the Offer Conditions.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains, among other things, the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I to this Agreement. Parent and Purchaser expressly reserve the right to (i) increase the Offer Price and (ii) waive any Offer Conditions and make any other changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, neither Parent nor Purchaser shall (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer,

(C) decrease the number of Shares sought to be purchased in the Offer, (D) impose additional conditions to the Offer, (E) except as required by any Governmental Entity, amend or modify any terms in a manner adverse to the holders of Shares, (F) change or waive the Minimum Condition or (G) extend or otherwise change the expiration date of the Offer other than as required or permitted by this Agreement.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 Business Days following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with the terms of this Agreement, is referred to as the “Expiration Date”).

(e) The Offer may be extended from time to time as follows:

(i) If, on or prior to any then scheduled Expiration Date, all of the Offer Conditions (including the Minimum Condition and all other Offer Conditions) shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to), at the request of the Company, extend the Offer for up to two successive periods of not more than 10 Business Days each in order to permit the satisfaction of such conditions, each until the earlier of (x) the termination of this Agreement pursuant to Section 8.1 and (y) the date that is 180 days after commencement of the Offer (the “Outside Date”);

(ii) Purchaser may, in its sole discretion, without consent of the Company, extend the Offer for one or more successive periods of not more than 10 Business Days each if, at any otherwise scheduled Expiration Date, any of the Offer Conditions shall have not been satisfied, or waived by Parent or Purchaser if permitted hereunder;

(iii) If the condition set forth in Section 2(i) of Annex I is satisfied or waived within 10 Business Days prior to the next scheduled Expiration Date, Purchaser shall extend the Offer for a number of Business Days sufficient to satisfy the condition set forth in Section 2(v) of Annex I (or waive such condition); and

(iv) Purchaser shall extend the Offer for any period or periods required by applicable Law, rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the NYSE or its staff.

(f) Purchaser may, in its sole discretion, provide for a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Shares that are validly tendered and not withdrawn pursuant to the Offer during any such “subsequent offering period” promptly after any such Shares are tendered during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.1 or as required by applicable Law. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly terminate the Offer and shall not acquire any Shares pursuant to the Offer.

(h) On the date of the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Purchaser shall (and Parent shall cause Purchaser to) file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will comply in all material respects with the provisions of all applicable Federal and other securities Laws. The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser shall take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by the Exchange Act. Each of Parent, Purchaser and the Company shall correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review any such written responses and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser shall use their reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation, as such Company Recommendation may be amended and until such Company Recommendation may be withdrawn, in each case as permitted by this Agreement. If Purchaser terminates or withdraws the Offer, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof. The Company and the Purchaser shall hire a mutually acceptable information agent in connection with the Offer.

(i) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination or other like change with respect to Common Stock occurring on or after the date of this Agreement and prior to the time Purchaser accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the “Acceptance Time”), if any.

Section 1.2 Company Actions.

(a) Contemporaneous with, or as promptly as practicable after, the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.4, contain the Company Recommendation and that will comply in all material respects with the provisions of all applicable Federal and other securities Laws. The Company shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Each of Parent, Purchaser and the Company shall correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. The Company shall give Parent, Purchaser and their counsel a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) As promptly as practicable following the date hereof, and in any event within 15 Business Days after the date hereof, the Company shall prepare and file with the SEC in preliminary form a proxy statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required solicitation materials or information, the “Proxy Statement”) relating to the Merger and this Agreement that shall, subject to the provisions of Section 6.4(c), contain the Company Recommendation. The Company shall take all steps necessary to cause the Proxy Statement to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the DGCL, the Exchange Act or the SEC (or its staff); provided, however, that the Company and the Purchaser shall mutually agree on the date for mailing the Proxy Statement, the date of the Special Meeting and the record date for the Special Meeting; provided, that if no such agreement is reached, the Company shall be entitled to (and, to the extent required by Section 1.12, shall) mail the Proxy Statement no later than the earlier of (i) 30 Business Days after the date of this Agreement and (ii) the expiration or termination of the Offer. Each of Parent, Purchaser and the Company shall correct promptly any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the DGCL, the Exchange Act or the SEC (or its staff). Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. The Company shall give Parent, Purchaser and their counsel a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement.

(c) In connection with the Offer, the Company shall promptly after execution of this Agreement furnish or cause to be furnished to Parent and Purchaser (i) a list of the names and addresses of the record holders of Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) all lists of stockholders, security position lists, computer files and all other information identifying the beneficial owners of Shares as of the most recent practicable date which the Company or its transfer agent has in its possession or control or can obtain without unreasonable effort or expense. The Company shall furnish or cause to be furnished to Parent and Purchaser such additional information (including updates of the items provided pursuant to the preceding sentence) and such other assistance as Parent or Purchaser or their respective agents may reasonably request for the purpose of communicating the Offer to the record and beneficial owners of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer, the Merger and the other Transactions, and, if this Agreement shall be terminated, shall, upon the Company’s written request, promptly deliver to the Company the original and all copies of such information then in its possession or control.

Section 1.3 Board of Directors.

(a) Upon the Acceptance Time, and from time to time thereafter as Shares are acquired by Parent or Purchaser, subject to compliance with the provisions of the Constituent Documents of the Company, applicable Law and the applicable rules of the NYSE, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (i) the total number of directors on the Board of Directors of the Company (after giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates bears to the total number of Shares then outstanding (disregarding any unvested and unexercisable Company Stock Options and all other unvested rights to acquire shares of the Company Common Stock). The Company shall, upon any exercise of such right by Purchaser, take all such actions as are necessary or desirable to (A) elect or designate to the Board of Directors of the Company the individuals designated by Purchaser and permitted to be so elected or designated by the first sentence of this Section 1.3(a), including promptly filling vacancies or newly created directorships on the Board of Directors of the Company, promptly increasing the size of the Board of Directors of the Company (including by action of the Board of Directors of the Company and by the amendment of the by-laws of the Company, if necessary, so as to increase the size of the Board of Directors of the Company) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Board of Directors of the Company, and (B) cause the Persons designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of the members of (I) each committee of the Board of Directors of the Company (II) each board of directors (or similar body) of each Company Subsidiary, and (III) each committee (or similar body) of each such board of directors (or similar body), in each case to the full extent permitted by the provisions of the Constituent Documents of the Company and each such Company Subsidiary, applicable Law and the applicable NYSE rules. From and after the Acceptance Time and until the Effective Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by applicable NYSE rules and make all necessary filings and disclosures associated with such status. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to enable Purchaser’s designees to be elected or designated to the Board of Directors of the Company. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and affiliates to the extent required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) In the event that Purchaser’s designees are elected or designated to the Board of Directors of the Company pursuant to Section 1.3(a), then, subject to the Constituent Documents of the Company, until the Effective Time, the Company shall cause the Board of

Directors of the Company to maintain at least such number of “independent directors,” as defined by the applicable NYSE rules, as may be required by the applicable NYSE rules or the federal securities Laws, at least one of whom shall be an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K and the instructions thereto (any such “independent directors” as of the date of this Agreement (and their successors as provided below), the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company, Purchaser and Parent shall take all necessary action (including creating a committee of the Board of Directors of the Company) so that the entire Board of Directors of the Company shall be entitled to designate another Person or Persons to fill such vacancy or vacancies, and such Person or Persons thereafter shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Board of Directors of the Company after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall be required (i) to authorize any agreement between the Company or any Company Subsidiaries, on the one hand, and Parent, Purchaser or any of their Affiliates (other than the Company or any Company Subsidiaries), on the other hand, (ii) for the Company to amend or terminate this Agreement, (iii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, (iv) to extend the time for performance of Parent’s or Purchaser’s obligations hereunder or (v) to amend the Constituent Documents of the Company.

Section 1.4 The Top-Up Option.

(a) The Company and the Company Partnership hereby grant to Purchaser an irrevocable option (the “Top-Up Option”) to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Purchaser and their respective affiliates at the time of such exercise, shall constitute one Share more than the number of Shares necessary for the Company to be merged with the Purchaser pursuant to Section 253 of the DGCL at a price per Share equal to the Offer Price (a “Short Form Merger”).

(b) The Top-Up Option shall be exercisable once at any time after the Acceptance Time and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement pursuant to Section 8.1; provided, however, that notwithstanding anything contained in this Agreement to the contrary the Top-Up Option shall not be exercisable if (i) any provision of any applicable Law or any judgment, injunction, order or decree of any Governmental Entity shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect to such exercise, (ii) the number of Top-Up Option Shares would exceed the sum of the number of authorized but unissued Shares and any treasury shares available for issuance or (iii) after issuance of Shares pursuant to the Top-Up Option, the number of shares will be less than the amount required for Purchaser to effect the Short Form Merger and; provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement pursuant to Section 8.1.

(c) In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares owned by Parent, Purchaser and their respective affiliates immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Purchaser in writing of the number of Shares then outstanding and the number of Top-Up Option Shares. At the Top-Up Closing, Purchaser shall pay the Company or the Company Partnership, as the case may be, the aggregate price required to be paid for the Top-Up Option Shares by delivery of, at Purchaser’s option, (A) immediately available funds by wire transfer to an account designated by the Company, (B) immediately available funds by wire transfer to an account designated by the Company in an amount equal to not less than the aggregate par value of the Top-Up Option Shares and a promissory note, bearing interest at the USD LIBOR Rate, and due six months after the Top-Up Closing, or (C) any combination thereof, and the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Option Shares. If the Purchaser exercises the Top-Up Option, then the parties shall cause the Short Form Merger to be consummated immediately after the issuance of the Top-Up Shares.

(d) Parent and Purchaser acknowledge that the Shares which Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the U.S. securities laws and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 1.5 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease. The Purchaser shall be the surviving entity in the Merger (with respect to all post-closing periods, the “Surviving Entity”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Entity. Notwithstanding anything in this Agreement to the contrary, upon prior written notice by the Purchaser to the Company, the direction of the Merger shall be reversed such that the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease and the Company shall be the surviving entity in the Merger. If the Merger is reversed pursuant to the preceding sentence, then all references herein to “Surviving Entity” shall be deemed to refer to the Company rather than the Purchaser and all references herein to “Merger” shall be deemed to refer to the Merger as reversed.

Section 1.6 Closing. The closing of the Merger (the “Closing”) shall, subject to the fulfillment or waiver of the conditions set forth in Article VII, take place at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601 at 10:00 a.m. Chicago time on the second Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with this Agreement, or at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 1.7 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State on the Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 1.8 Certificate of Incorporation. The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Entity (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law.

Section 1.9 By-Laws. The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Entity (the “By-Laws”) until thereafter amended as provided therein or by applicable Law.

Section 1.10 Directors. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.11 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.12 Stockholder’s Meeting.

(a) The Company, acting through (or upon authorization by) the Board of Directors of the Company, shall, in accordance with and subject to the requirements of the Company’s Constituent Documents and applicable Law and subject to Section 1.2(b):

(i) (A) as promptly as practicable after the date hereof, duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement, and (B) as promptly as practicable after the date hereof convene and hold the Special Meeting;

(ii) cause the definitive Proxy Statement to be mailed to its stockholders as promptly as possible after the date that the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the proxy statement; and

(iii) use its reasonable best efforts to secure any approval in favor of the approval and adoption of the Agreement by the stockholders of the Company that is required by the Company’s Constituent Documents and the DGCL and any other applicable Law to effect the Merger.

(b) The Company shall not postpone or adjourn the Special Meeting except that, after receiving the written consent of the Parent, the Company shall adjourn or postpone the Special Meeting to the extent legally necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting. After the Acceptance Time, the Company shall prepare and distribute as promptly as practicable any such required supplement or amendment to the Proxy Statement and following any such adjournment or postponement of the Special Meeting, the Company shall take all action necessary to reconvene the Special Meeting as promptly as practicable after such adjournment or postponement.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their respective affiliates in favor of the approval and adoption of this Agreement and deliver or provide, in its capacity as a stockholder of the Company or otherwise, any other approvals that are required by the DGCL and any other applicable Law to effect the Merger.

Section 1.13 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares or Dissenting Shares) shall be converted into the right to receive a cash amount equal to the Offer Price, without interest (the “Merger Consideration”), subject to any applicable withholding Taxes.

(b) All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares or Dissenting Shares) shall cease to be outstanding and shall be canceled and retired, and each certificate which immediately prior to the Effective Time represented (or upon issuance would represent) any such shares of Company Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock (other than Excluded Shares or Dissenting Shares) formerly represented thereby.

(c) Each Excluded Share at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(d) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as a share of Series A Preferred Stock of the Surviving Entity having the same powers, rights and preferences and shall otherwise be unaffected by the Merger.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of the Surviving Entity and such shares shall constitute the only issued and outstanding shares of common stock of the Surviving Entity.

Section 1.14 Treatment of Company Stock Options.

(a) The Company promptly shall notify each holder of the Company Stock Options, in writing, of the Transactions in accordance with the Company Stock Plans (the “Option Holder Notice”). The Option Holder Notice shall (i) apprise the holders of outstanding Company Stock Options of their ability to exercise the Options in accordance with the Company Stock Plan prior to the Effective Time, (ii) disclose that, if not exercised, such Company Stock Options will terminate at the Effective Time and (iii) disclose that if any Company Stock Options are not exercised prior to the Effective Time or terminated as contemplated in clause (ii), the holders of such Company Stock Options will be entitled to receive the Option Merger Consideration in respect of such Company Stock Options. As of the Effective Time, each outstanding Company Stock Option shall be terminated by virtue of the Merger and each holder of a Company Stock Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Company Stock Option, a single lump sum payment (without interest and subject to the deduction and withholding of such amounts as Parent, the Surviving Entity or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) in cash an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the per share exercise price for such Company Stock Option (the “Option Merger Consideration”). Payment of the Option Merger Consideration to each of the holders of Company Stock Options entitled thereto shall be made as soon as practicable after the Effective Time, subject to the terms and conditions of this Agreement. Any amounts withheld and paid over to the appropriate taxing authority by Parent, the Surviving Entity or the Exchange Agent will be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Option in respect of whom such deduction and withholding was made. If the per share exercise price of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled with a cash payment of $0.001 per share being made in respect of each share of Company Common Stock subject to such Company Stock Option, for each Company Stock Option rounded to the next highest full cent. Prior to the Effective Time, the Company shall take all actions required by the Company Stock Plans under which such Company Stock Options were granted to cause such Company Stock Plans and all Company Stock Options granted thereunder to terminate at the Effective

Time, including adopting any plan amendments and resolutions and obtaining any required Consents, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Entity.

Section 1.15 OP Units.

(a) At or prior to commencement of the Offer, the Purchaser, in its sole discretion, shall either:

(i) direct the Company Partnership (with a written notice to such effect) to give each holder of units of limited partnership interest of the Company Partnership (the “OP Units”) an opportunity to redeem their OP Units for cash in an amount per OP Unit equal to the Offer Price. Such redemption shall be conditioned on (x) the Purchaser’s acceptance for payment and payment for Shares tendered and not withdrawn pursuant to the Offer or (y) the effectiveness of the Merger, and such other terms as the Purchaser and each redeeming holder of OP Units may agree. At or prior to the earlier to occur of the Acceptance Time or the Effective Time, Purchaser shall loan to the Company Partnership sufficient funds (as requested by the Company) for the Company Partnership to satisfy such redemption obligations. Such loan shall be pursuant to a promissory note that provides for interest at a rate of 5% per annum, matures in two years, does not require any payments of interest or principal until maturity and may not be prepaid in whole or in part at any time; or

(ii) make a tender offer to acquire the outstanding OP Units upon the same terms and conditions as the Offer. The redemption option in clause (i) above and the tender offer described in this clause (ii) are herein referred to as the “OP Offer.”

(b) Subject to the terms and conditions of this Agreement, effective immediately prior to the Effective Time, Parent shall purchase one OP Unit of the Company Partnership for a cash purchase price equal to the Offer Price and Parent shall become a limited partner of the Company Partnership.

Section 1.16 Escrow of Deposit. On the date hereof, the Purchaser has deposited with JPMorgan Chase Bank, N.A. (the “Deposit Escrow Agent”) (a) cash in the amount of $5,000,000 and (b) a note payable to the Company (the “Deposit Note”) in the amount of $5,000,000 due 12 business days after execution of this Agreement (collectively, the “Deposit”) to be held in escrow pursuant to the provisions of an escrow agreement among the parties hereto and the Deposit Escrow Agent in the form attached hereto as Exhibit A (the “Deposit Escrow Agreement”). Upon delivery of an additional $5,000,000 to the Deposit Escrow Agent, the Deposit Note shall be cancelled and returned to Purchaser. At the earlier of the Acceptance Time and the Closing, the Deposit Escrow Agent shall deliver the Deposit, together with all interest earned thereon, if any, to the paying agent for the Offer or Exchange Agent, as applicable.

Section 1.17 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Offer Price shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 1.17 is intended to modify the restrictions and requirements of Article V of this Agreement or to permit any of the events described in this Section 1.17 except as permitted by Article V.

Section 1.18 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a stockholder (a “Dissenting Stockholder”) who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration. No Dissenting Stockholder shall be entitled to any Merger Consideration in respect of such Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to Section 1.14. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, an amount of cash representing the aggregate Merger Consideration payable pursuant to Section 1.13, less (a) any amounts to be delivered to the Exchange Agent pursuant to Section 1.16 and (b) an amount equal to the Merger Consideration for each Share with respect to which a Dissenting Stockholder has exercised dissenters’ rights. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to Section 1.13, Purchaser shall promptly deposit an amount equal to the Merger Consideration for each such Share held by such stockholder. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2 Exchange Procedures. Promptly after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record, as of immediately prior to the Effective Time, of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.13 and this Article II. No interest will be paid or will accrue on any cash payable pursuant to Section 1.13. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a check in the proper amount of any Merger Consideration pursuant to Section 1.13 may be issued with respect to such Company Common Stock, as the case may be, to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Section 2.3 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.13. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.5 No Liability. None of Parent, Purchaser, the Company, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Merger

Consideration from the Exchange Fund delivered to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.6 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the stockholders of the Company pursuant to Article I or this Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.8 Withholding Rights. Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or other equity rights in the Company in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

Section 2.9 Section 16 Matters. In connection with the Offer, each of Parent and the Company shall take all such reasonable steps as may be required and are consistent with applicable Law and regulations to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) in the Transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.10 Further Assurances. After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 2.11 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, any Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time that are presented to the Exchange Agent or Parent for any reason shall represent only the right to be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby in accordance with Section 1.13 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY PARTNERSHIP

Except as otherwise disclosed to Parent in a letter (the “Company Disclosure Letter”) delivered to it by the Company and the Company Partnership prior to the execution of this Agreement, the Company and the Company Partnership represent and warrant to Parent and Purchaser as set forth in this Article III. The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any section or subsection of the Company Disclosure Letter shall qualify other sections and subsections in this Article III only to the extent it is reasonably apparent from a reading of the text of the disclosure (and not through investigation of any matter disclosed therein) that such disclosure is applicable to such other sections and subsections.

Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, encumber and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth each jurisdiction in which the Company is qualified or licensed to do business, as well as all assumed names under which the Company conducts business in such jurisdictions.

Section 3.2 Subsidiaries.

(a) Section 3.2 of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (the “Company Subsidiaries”), (ii) the ownership interest therein of the Company, (iii) if not, directly or indirectly, wholly owned by the Company, the identity and ownership interest of each of the other owners of such Company Subsidiary, (iv) each community owned by such Company Subsidiary, and (v) the legal form of each Company Subsidiary, including the state or country of formation. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of the equity securities owned by the Company, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Company Subsidiaries.

(b) Except as set forth in the Company Disclosure Letter, (i) all of the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by the Company or by another Company Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust that are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such Company Subsidiary and given to secure performance thereunder. Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Company Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the declaration of trust, bylaws and other organizational documents and partnership, joint venture and operating agreements of each Company Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Parent. True, accurate and complete copies of the Agreement of Limited Partnership dated as of April 30, 1997 of the Company Partnership, as amended by the Amendment to the Agreement of Limited Partnership dated as of April 1, 2000, the Second Amendment to the Agreement of Limited Partnership dated as of May 3, 2002 and the Third Amendment to the Agreement of Limited Partnership dated as of February 23, 2005 (as amended, the “Company Partnership Agreement”), as in effect on the date hereof, have been previously delivered or made available to Parent.

Section 3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 12,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), of which 1,000,000 shares have been designated as 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). As of the close of business on the date of this Agreement, (i) 7,937,943 shares of Company Common Stock were issued and outstanding, 312,424 of which are unvested and subject to risk of forfeiture under the terms of an award of Company Restricted Stock, (ii) 1,969,579 shares of Company Common Stock were held in treasury by the Company, (iii) 1,091,381 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Stock Options, (iv) 600,000 shares of Company Common Stock are reserved for issuance pursuant to future awards under the Company’s 2008 Stock Award and Incentive Plan, (v) 992,525 shares of Company Common Stock were reserved for issuance pursuant to the exchange of OP Units and (vi) 1,000,000 shares of Series A Preferred Stock were issued and outstanding. Section 3.3 of the Company Disclosure Letter contains a summary of the Company’s authorized, issued, outstanding and reserved shares of capital stock as of the date of this Agreement. Section 3.3 of the Company

Disclosure Letter contains a true and complete schedule as of the date of this Agreement setting forth (as applicable) the holder, number, exercise or reference price, number of shares for which it is exercisable, vesting date and expiration date, in each case of (i) each outstanding Company Stock Option and (ii) each outstanding award of Company Restricted Stock. Except as set forth above, no shares of capital stock of the Company are issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are and all shares of Company Common Stock which may be issued pursuant to the exercise of a Company Stock Option, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(b) There are no preemptive or similar rights on the part of any holder of any class of securities of the Company or any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter submitted to stockholders or a separate class of holders of capital stock. Except as set forth in Section 3.3 of the Company Disclosure Letter, there are not, as of the date of this Agreement, any options, warrants, restricted stock, restricted stock units, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of the Company or any Company Subsidiary, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) obligating the Company or any Company Subsidiary pursuant to any right of first offer, right of first negotiation, right of first refusal, co-sale or similar provisions related to securities issuances or (iv) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to sell, repurchase, redeem or otherwise acquire or to register any shares of capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any Company Subsidiary. No Company Common Stock is held by any wholly-owned Subsidiary of the Company.

(c) As of the date of this Agreement, 8,930,468 OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, of which

7,937,943 are owned directly or indirectly by the Company. Section 3.3 of the Company Disclosure Letter sets forth the name of each record holder of OP Units and the number of OP Units owned of record by each such holder as of the date of this Agreement. Except as provided in the Company Partnership Agreement or as set forth in Section 3.3 of the Company Disclosure Letter, the Company Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in the Company Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in the Company Partnership. To the Knowledge of the Company, the OP Units are subject to no restrictions on transfer except as set forth in the Company Partnership Agreement or in Section 3.3 of the Company Disclosure Letter.

(d) All dividends on the Company Common Stock and the Series A Preferred Stock and all distributions on OP Units that have been authorized or declared prior to the date of this Agreement have been paid in full. Dividends on the Series A Preferred Stock are not in arrears for any prior quarterly period and have been paid with respect to all Dividend Payment Dates (as defined in the Certificate of Designation for the Series A Preferred Stock) through and including the most recent Dividend Payment Date.

(e) Set forth in Section 3.3 of the Company Disclosure Letter is a list of each registration rights agreement or other agreement between the Company or the Company Partnership, on the one hand, and one or more other parties, on the other hand, that provides for rights of any such other party or parties to cause the registration of any securities of the Company or the Company Partnership pursuant to the Securities Act.

(f) The Series A Preferred Stock is “held of record” (as such phrase is defined by Rule 12g5-1 promulgated pursuant to the Exchange Act) by 40 persons.

Section 3.4 Other Interests. Except for interests in the Company Subsidiaries and as set forth in Section 3.4 of the Company Disclosure Letter (the “Company Other Interests”), none of the Company, the Company Partnership or any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities) or has any right or obligation (whether current or contingent) to acquire such an interest. With respect to the Company Other Interests, the Company Partnership owns such interests free and clear of all Liens other than as set forth in Section 3.4 of the Company Disclosure Letter and pledges, if any, contained in organizational documents of such Company Other Interests and given to secure performance thereunder. None of the Company, the Company Partnership or any Company Subsidiary is in breach of any provision of any agreement, document or contract that is of a material nature governing its rights in or to the Company Other Interests, all of which agreements, documents and contracts are (a) listed in the Company Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of the Company, the other parties to any such agreement, document or contract that is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

Section 3.5 Authority; Non-Contravention; Statutory Approvals; Compliance.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and all other documents to be executed by the Company in connection with the transactions contemplated hereby and thereby and, subject to the adoption of this Agreement and the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL and the Company’s Constituent Documents (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby and thereby. The Company Partnership has the requisite partnership power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of the documents contemplated by this Agreement and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company, the Company Partnership and each applicable Company Subsidiary, subject to the receipt of the Company Stockholder Approval, if necessary. All documents contemplated by this Agreement have been duly executed and delivered by the Company and the Company Partnership and constitute valid and binding obligations of the Company and the Company Partnership, enforceable against the Company and the Company Partnership in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement and the Transactions (including the Offer and the Merger), (ii) determining that the terms of this Agreement, the Offer, the Merger and the other Transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (iii) determining to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and (iv) declaring that the Offer, the Merger and the other Transactions and this Agreement are advisable.

(c) The execution and delivery of this Agreement by the Company and the Company Partnership does not, and the consummation of the transactions contemplated hereby, will not, violate or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation, or require obtaining the approval or consent of any Person, or require the payment of any premium or fees, or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a “Violation”) of the Company or any Company Subsidiary pursuant to any provisions of (i) the Company’s Constituent Documents, the Company Partnership Agreement or the declaration of trust, certificate of incorporation, bylaws or similar governing documents of any Company Subsidiary, (ii) any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, (iii) except as set forth on Section 3.5 of the Company Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, employment or consulting agreement, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any Company Subsidiary is a party or their respective properties or assets are bound or (iv) subject to obtaining the third-party consents or other approvals set forth in Section 3.5(c)(iv) of the Company Disclosure Letter (the “Company Required Consents”), any easement or other similar right to use or access real property, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any Company Subsidiary is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii), (iii) and (iv) such Violations that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Except as described in Section 3.5 of the Company Disclosure Letter, filings with the SEC under the Exchange Act and the filing of the Certificate of Merger with the Delaware Secretary of State, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Entity is required to be obtained, made or given by or on behalf of the Company or any Company Subsidiary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, including, without limitation, the Offer, the Merger, the failure of which to obtain, make or give would reasonably be expected to have a Company Material Adverse Effect (the “Company Required Statutory Approvals,” it being understood that references in this Agreement to “obtaining” such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals, and having such waiting periods expire as are necessary to avoid a violation of Law).

(e) Except as set forth in the Company Disclosure Letter or as disclosed in the Company SEC Reports filed prior to the date hereof, neither the Company nor any Company Subsidiary is in violation of or, to the Knowledge of the Company, is under investigation with respect to, or since January 1, 2005 has been given notice or been charged with any violation of, any Law (including, without limitation, applicable Environmental Laws) of any Governmental Entity, except for violations that, individually or in the aggregate, do not have and, to the Knowledge of the Company, would not reasonably be expected to have, a Company Material Adverse Effect. Except as set forth in Section 3.5 of the Company Disclosure Letter, the Company and the Company Subsidiaries have all easements or other similar rights to use or access real property, permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as currently conducted, except those of which the failure to obtain would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.5 of the Company Disclosure Letter or as disclosed in the Company SEC Reports, as of the date of this Agreement, neither the Company nor any Company Subsidiary is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party or both (i) would result in a default by the Company under the Company Constituent Documents or any Company Subsidiary under its declaration of trust, certificate of incorporation, bylaws or other governing documents or (ii) to the Knowledge of the Company, would reasonably be expected to result in a default by the Company or any Company Subsidiary under, any easement or other similar right to use or access real property, contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval, permit, franchise or other instrument to which it is a party or by which the Company or any Company Subsidiary is bound or to which any of its property is subject, except in the case of clause (i) (only as it relates to any Company Subsidiary) or (ii), for violations, breaches, defaults or possible violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Reports and Financial Statements. Since January 1, 2005, the filings required to be made by the Company and the Company Subsidiaries under the Securities Act or the Exchange Act have been timely filed with the SEC, including within any additional period provided pursuant to Rule 12b-25 under the Exchange Act. Each report, schedule, form, registration statement, definitive proxy statement and other document filed by the Company with the SEC since January 1, 2005 (as such documents have since the time of their filing been amended, the “Company SEC Reports”), as of its respective date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be indicated therein or in the notes thereto and except with respect to interim financial statements as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended in conformity with GAAP, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since January 1, 2005, the Company has at all times been in material compliance with the rules and regulations of the NYSE. At no time has the Company Partnership or any other Company Subsidiary been subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Each form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002 and that was required under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) to be accompanied by the officer certifications required under such Act was accompanied by the certification required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations promulgated thereunder. The Proxy Statement, including the documents incorporated by reference therein, did not as of their respective dates, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and complied and will comply in all material respects with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 3.7 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

(a) Absence of Changes. Except as set forth in the Company SEC Reports filed prior to the date hereof or Section 3.7 of the Company Disclosure Letter, from December 31, 2007 through the date hereof, each of the Company and the Company Subsidiaries has conducted its business in all material respects only in the ordinary course of business consistent with past practice and (i) there has not been, and no fact or condition exists that would have or, to the Knowledge of the Company, is reasonably expected to have a Company Material Adverse Effect and (ii) the Company and the Company Subsidiaries have not taken action subsequent to September 30, 2008 that if taken after the date hereof would constitute a violation of Section 5.1 hereof.

(b) No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected on a consolidated corporate balance sheet, except liabilities, obligations or contingencies that (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business, (iii) would not reasonably be expected, in the aggregate, to have a Company Material Adverse Effect or (iv) are set forth in the Company Disclosure Letter.

Section 3.8 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof or Section 3.8 of the Company Disclosure Letter, and other than (a) routine tenant eviction litigation and (b) personal injury and other routine tort litigation arising from the ordinary course of operations of the Company and the Company Subsidiaries (i) which are covered by adequate insurance or (ii) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which could reasonably be expected to have, any such effect. Notwithstanding the foregoing, (y) Section 3.8 of the Company Disclosure Letter sets forth each and every claim involving a potential dollar cost to the Company in excess of $250,000 and each and every equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of the Company, threatened in writing as of the date hereof, in each case with a brief summary of such claim or threatened claim and (z) no claim is pending or has been made since January 1, 2005 under any trustees’, directors’ or officers’ liability insurance policy maintained at any time by the Company or any of the Company Subsidiaries. There is no suit, action or proceeding pending, or to the Knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary which challenges, states a cause of action grounded in, or seeks damages in respect of, the transactions contemplated by this Agreement.

Section 3.9 Properties.

(a) Section 3.9 of the Company Disclosure Letter identifies all real property owned or leased by the Company and the Company Subsidiaries and the Company Subsidiary or Subsidiaries which owns or leases such real property (the “Company Properties”). Except as provided in Section 3.9 of the Company Disclosure Letter, the Company and each Company Subsidiary owns fee simple title to their respective Company Properties. All such properties are owned in each case free and clear of Liens, except as provided below. Except as set forth in Section 3.9 of the Company Disclosure Letter, no other Person has any ownership interest in any of the Company Properties or any option to purchase any of the Company Properties, and any such ownership interest or option so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the Company Properties subject thereto or affected thereby. The Company Properties are not subject to any rights of way, written agreements, or Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or other Liens, except for (i) Liens and Property Restrictions set forth in Section 3.9 of the Company Disclosure Letter, (ii) Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, (iii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent), which Liens and Property Restrictions disclosed in Section 3.9 of the Company Disclosure Letter or contained in the previously delivered title reports or existing surveys, in any event, do not materially interfere with the present use of, any of the Company Properties subject thereto or affected thereby (provided that the Company specifically represents and warrants that any Liens identified on any Company Title Insurance Policy as securing any Indebtedness, other than the Indebtedness identified on Section 3.18 of the Company Disclosure Letter, has been released of record since the date of the title report in question), (iv) real estate taxes and assessments which constitute a Lien but are not yet due and payable, (v) Permitted Liens, and (vi) Liens and Property Restrictions (other than Liens and Property Restrictions contained in any agreement of the type disclosed on Section 3.9 of the Company Disclosure Letter), if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries, taken as a whole.

(b) Except as provided in Section 3.9 of the Company Disclosure Letter, valid policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring the Company’s or the applicable Company Subsidiary’s fee simple title to the Company Properties, subject only to the matters disclosed above and on the Company Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. A true and correct copy of each Company Title Insurance Policy (or a more current lender’s title insurance policy for such Company Property) has been previously delivered or made available to Parent.

(c) Except as provided in Section 3.9 of the Company Disclosure Letter, the Company has no Knowledge (i) that, any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties as manufactured home communities or which is necessary to permit the lawful current use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Company Properties issued by any Governmental Entity; or (iii) of any Company Property whose private utility, water or sewer systems are not in working order in any material respect and costs more than $250,000 to repair or for which there is any uncured written notice that there is a requirement that it be connected to the municipal, county or other public system serving such Company Property, except in the case of clauses (i) and (ii) for such matters that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.9 of the Company Disclosure Letter, neither Company nor any of the Company Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or which will reduce the number of manufactured home sites on such Company Properties or (ii) any zoning, building or similar Law is or will be violated in any material respect for any property by the continued maintenance, operation or use of the Company Properties as manufactured home communities, or by buildings or other improvements on any of the Company Properties in accordance with current practice or by the continued maintenance, operation or use of the parking areas.

(e) Except as set forth in Section 3.9 of the Company Disclosure Letter, all of the Company Properties are managed by the Company or a wholly-owned Company Subsidiary.

(f) Section 3.9 of the Company Disclosure Letter, under the caption “Leased Properties,” identifies all leases for space or ground leased by the Company or any Company Subsidiary (the “Leased Properties”). The Company is not in default under the leases for such Leased Property and no circumstance exists that with the passage of time would result in the default of the Company under the leases for any of the Leased Properties.

(g) The rent roll for the Company Properties as of November 30, 2008, has been previously delivered or made available to Parent, and is complete and correct in all material respects as of the date thereof (the “Company Rent Roll”). The Company Rent Roll lists each lease with respect the Company Properties, as of such date, reflecting the site number, the name of the tenant, the lease rate, the lease type and the amount of the security or other deposit collected and/or applied. The Company Rent Roll is a complete and accurate description of the leases with respect to the Company Properties as described above. The Company has made available to Parent, or provided Parent with an opportunity to review at the Company’s offices, true, correct and complete copies of each such lease.

(h) Except as described in the Rent Roll, all leases with respect to the Company Properties are in full force and effect and neither the landlord, nor, to the Knowledge of the Company, any tenant, is in default under any such lease, except for such defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(i) Except as set forth in Section 3.9 of the Company Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 3.9, the failure of which would not have a Company Material Adverse Effect, and the Company has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Company Properties delivered to Parent prior to the date hereof.

(j) The Company and each of the Company Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company as of December 31, 2007, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens, except such Liens (i) reflected on Section 3.9 of the Company Disclosure Letter or on the consolidated balance sheet of Company as of December 31, 2007, and the notes thereto, (ii) which are normal to the business of the Company and the Company Subsidiaries and are not, in the aggregate, material in relation to the assets of the Company on a consolidated basis, or (iii) that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.10 Tax Matters.

(a) The Company and each Company Subsidiary have timely filed all Tax Returns required to be filed. All such Tax Returns are accurate and complete in all material respects. The Company and each Company Subsidiary have paid all Taxes shown as due and payable on such Tax Returns. The financial statements contained in the most recent Company SEC Report reflect an adequate reserve for all Taxes payable or accrued by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b) The Company and each Company Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(c) No deficiencies for Taxes have been asserted or assessed in writing or, to the Knowledge of Company or a Company Subsidiary, proposed against the Company or a Company Subsidiary that individually or in the aggregate would be material and that have not been paid or otherwise resolved. No waivers of the time in which to assess Taxes have been executed by the Company or any Company Subsidiary and no such waivers are pending. There are no Liens for Taxes on the assets of Company or the Company Subsidiaries except for statutory Liens for Taxes not yet due. Neither the Company nor any Company Subsidiary is subject to any existing examination by any Governmental Entity and no such examination has been scheduled.

(d) The Company or its predecessor (i) has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code commencing with the taxable year ending December 31, 1986, and has satisfied all requirements to qualify as a REIT for each of its taxable years, (ii) has operated, and will continue to operate, in such a manner as to qualify as a REIT until the Acceptance Time and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any material amount of rents paid by the tenants of the Properties to be excluded from the definition of “rents from real property” under Section 856(d)(2)(C) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and no such challenge is pending or, to the Company’s Knowledge, threatened. Each Company Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as either a partnership or disregarded as a separate entity and not as a corporation or an association taxable as a corporation, as the case may be, and (ii) has not since its formation owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. Each Company Subsidiary which is a corporation or treated as an association taxable as a corporation has been since the date of its formation a qualified REIT subsidiary under Section 856(i) of the Code, a “taxable REIT subsidiary” within the meaning of Section 856(l)(1), or a REIT. Neither the Company nor any Company Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Sections 1.337(d)-5 or 1.337(d)-6 of the Treasury Regulations or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder. All former Company Subsidiaries, if such entities had remained Company Subsidiaries, would comply with this Section 3.10(d).

(e) Since December 31, 2004, the Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Sections 1.337(d)-5 or 1.337(d)-6 of the Treasury Regulations, including any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code. Neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than (i) in the ordinary course of business, or (ii) transfer or similar Taxes arising in connection with the sales of property.

(f) The Company has no earnings and profits attributable to any non-REIT year within the meaning of Section 857 of the Code.

(g) Section 3.10 of the Company Disclosure Letter lists each Tax Protection Agreement to which the Company or a Company Subsidiary is a party. Copies of all such agreements have been delivered to Parent. Neither the Company nor any Company Subsidiary is in violation of or in default under a Tax Protection Agreement.

(h) Neither the Company nor any Company Subsidiary is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(i) The Company has the right to make or to require, and, after the Acceptance Time will continue to have the right to make or to require, each Company Subsidiary that is subject to federal income taxation as a partnership to make an election under Section 754 of the Code (and any corresponding elections under state or local law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.

(j) Neither the Company nor any of its predecessors in interest has breached any representations, warranties and covenants of, and the Company and its predecessors in interest have each complied with all of their obligations under, (i) those certain sale or transfer agreements and any related agreements (the “REMIC Transfer Agreements”) pursuant to which the Company (or its predecessors) transferred certain REMIC interests, whole loans, or certificates issued by GNMA, FNMA, or FHLMC to the Structured Mortgage Trust 1997-1 or any other trust or pool of assets (collectively, the “CMBS Pools”) and obligations payable from such trust or pool of assets, including certificates of beneficial interest, notes, bonds, or comparable instruments were issued, and (ii) those certain agreements (the “Servicing Agreements”) pursuant to which the Company (or its predecessor) provided certain mortgage servicing, administrative, and other services to issuers of REMIC interests, collateralized mortgage obligations, or other notes or certificates payable from the proceeds of mortgage loans (including certificates issued by GNMA, FNMA, or FHLMC) or REMIC regular interests. After the date hereof, the Company has no material liability or obligations under any such agreements. In connection with any issuance of securities described in this Section 3.10(j), the Company and its predecessor in interest complied with all relevant laws. Set forth on Section 3.10 of the Company Disclosure Letter is a list of all CMBS Pools in which the Company or any Company Subsidiary owns an ownership interest.

Section 3.11 Employee Benefits; Employee Matters.

(a) As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (“Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by the Company or any Company Subsidiary (each a “Controlled Group Member”) and covering any Controlled Group Member’s active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any Controlled Group Member has made any payments, contributions or commitments or may otherwise have any liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Pension Plan, Welfare Plan and any other material Employee Plan is listed on Section 3.11 of the Company Disclosure Letter.

(b) Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 3.11 of the Company Disclosure Letter, no Controlled Group Member sponsors, maintains, has established or has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state Law, and at the expense of the participant or the beneficiary of the participant.

(c) Each Employee Plan complies in all respects with the applicable requirements of ERISA and any other applicable Law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law, except, in each of the foregoing cases, to the extent that any noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Employee Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Employee Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Employee Plan is tax exempt under Section 501(a) of the Code (or the Employee Plan is a volume submitter or prototype plan that has an opinion or advisory letter) and, to the Knowledge of the Company, no event has occurred which would jeopardize the qualified status of any such Employee Plan or the tax exempt status of any such trust under Section 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed or are pending, the Company has received no written notice of such a lawsuit, claim or complaint and, to the Knowledge of the Company, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan, except to the extent any of the foregoing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, except as disclosed on Section 3.11 of the Company Disclosure Letter, the following are true with respect to each Employee Plan:

(i) except for those not yet required to be filed or distributed, all Controlled Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by any Law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor), with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material unsatisfied liability in connection with such filings;

(ii) except for those not yet required to be filed or distributed, all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material unsatisfied liability in connection with such deliveries;

(iii) all contributions and payments (including salary deferral contributions by employees) with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Acceptance Time (including periods from the first day of the current plan or policy year to the Acceptance Time) have been, or will be, made or accrued before the Acceptance Time in all material respects in accordance with the appropriate plan document, actuarial report, collective bargaining agreement or insurance contract or arrangement or as otherwise required by ERISA or the Code;

(iv) with respect to each Pension Plan or Welfare Plan, to the extent applicable, the Company has delivered or made available to Parent true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan; and

(v) each Employee Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in compliance in all material respects with COBRA and the Health Insurance Portability and Accountability Act of 1996 and any related regulation or applicable similar state law.

(d) With respect to each Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(e) There has not been any “Reportable Event,” as described in Section 4043 of ERISA, with respect to any Employee Plan (other than such events for which the thirty (30) day notification period has been waived by the Pension Benefit Guaranty Corporation (“PBGC”)) subject to Title IV of ERISA.

(f) No Controlled Group Member has incurred: (i) any liability to the PBGC or to a trust (for plan terminations instituted prior to December 18, 1987) described in Section 4049 of ERISA (prior to its repeal), (ii) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA (“Multiemployer Plan”)) withdrawal liability (and no event has occurred which, with the giving of the notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA, respectively) from, or on behalf of, a Multiemployer Plan, or (iii) any other liability under Title IV of ERISA.

(g) No Controlled Group Member or any organization which is a successor or parent corporation of such entities, within the meaning of ERISA Section 4069(b), has engaged in a transaction described in ERISA Section 4069.

(h) The value of the assets of each Employee Plan subject to Title IV of ERISA (other than a Multiemployer Plan) equal or exceed the present value of “Benefit Liabilities” (as defined in Section 4001(a)(16) of ERISA) of each such Employee Plan as of the last day of the plan year most recently ended using PBGC termination actuarial assumptions currently in effect or other actuarial assumptions certified by the Employee Plan’s actuary as reasonable for purposes of a standard termination (as described in 4041(b) of ERISA) with respect to any defined benefit pension plan.

(i) Except as set forth in Section 3.11 of the Company Disclosure Letter, with respect to each Pension Plan and Welfare Plan maintained by any Controlled Group Member, such Pension Plan and Welfare Plan, as the case may be, provides the plan sponsor the authority to amend or terminate such Pension Plan or Welfare Plan at any time and without liability, subject to applicable requirements of ERISA and the Code.

(j) No assets of, and no assets managed by, the Company constitute “plan assets” as defined in 29 C.F.R. Section 2510.3-101, and none of the transactions contemplated by this Agreement (including those transactions occurring after the Acceptance Time) will constitute a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(k) The Company has no obligation to make payments to any individual to offset, in whole or in part, any federal or state income taxes, including Taxes imposed pursuant to the provisions of Code Sections 280G or 4999, and the consummation of the transactions contemplated by this Agreement will not result in any excise tax withholding.

(l) A copy of each material employee handbook of the Company and each Company Subsidiary that is currently in effect has previously been made available to Parent. Except as set forth in Section 3.11 of the Company Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has the Company or any of the Company Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of the Company’s employees. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(m) Section 3.11 of the Company Disclosure Letter lists all employment agreements, loan agreements, change in control agreements or severance agreements or other agreements or arrangements (whether oral or in writing) with current or former officers or trustees to which the

Company or any Company Subsidiary is a party or has any obligation with respect thereto; true, correct and complete copies of any such agreements have previously been delivered or made available to Parent. Section 3.11 of the Company Disclosure Letter lists all other material written employment agreements, loan agreements, change in control agreements or severance agreements or other similar agreements with current or former employees to which the Company or any Company Subsidiary is a party or has any obligation with respect thereto; true, correct and compete copies of any such agreements have previously been delivered or made available to Parent.

(n) Each Employee Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has been operated and administered in good faith compliance with Section 409A of the Code.

Section 3.12 Environmental Matters.

(a) “Environmental Law” shall mean any Laws relating to the protection of human or animal health or safety and natural resources or the environment, including, without limitation, laws relating to the use, manufacturing, generation, recycling, reuse, sale, storage, handling, transport, treatment or disposal of any Hazardous Materials as amended from time to time, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq.), the Safe Drinking Water Act, 42 U.S.C. §§300f et seq. and the Clean Water Act, 33 U.S.C. §§1251 et seq. “Hazardous Materials” shall mean substances, wastes or materials listed, regulated or defined under any Environmental Law, and shall include, without limitation, “solid wastes,” “hazardous wastes,” “hazardous substances,” “hazardous materials,” petroleum or any fraction thereof, asbestos, lead-based paint, urea-formaldehyde, and polychlorinated biphenyls. “Release” shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.

(b) Except as disclosed in the Company SEC Reports filed prior to the date hereof, in the Company Environmental Reports or in the Company Disclosure Letter, to the Knowledge of the Company:

(i) none of the Company, any of the Company Subsidiaries or, to the Company’s Knowledge, any other Person used, stored, manufactured, treated, processed or transported any Hazardous Materials at, on or under any of the Company Properties or Former Company Properties except in compliance with applicable Environmental Laws and as necessary to the conduct of the business, and none of the Company or any of the Company Subsidiaries has any Knowledge of the presence of any Hazardous Materials at, on, under or migrating to or from any of the Company Properties except in compliance with applicable Environmental Laws, in each of the foregoing cases, such that the presence of such Hazardous Materials (including, without limitation, the presence of asbestos in any buildings or improvements at the Company Properties) would either, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii) except in accordance with the Company Environmental Permits or applicable Environmental Laws, there have been no Releases of Hazardous Materials at, on, under or from (A) the Company Properties or (B) any real property previously owned, operated or leased by the Company or the Company Subsidiaries (the “Former Company Properties”) during the period of such ownership, operation or tenancy, and none of the Company or any of the Company Subsidiaries has any Knowledge of any Releases of Hazardous Materials having occurred or presently occurring at, on, under or from the Company Properties or the Former Company Properties, which, in each of the foregoing cases, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(iii) the Company and the Company Subsidiaries have complied with all Environmental Laws, and none of the Company nor any of the Company Subsidiaries has any liability under the Environmental Laws, except to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(iv) the Company and the Company Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, including the timely filing of applications for renewal of, all permits, licenses, certificates, registrations and approvals required under any Environmental Laws (collectively, the “Company Environmental Permits”) necessary to operate their businesses as currently operated; and

(v) none of the Company, any of the Company Subsidiaries or, to the Company’s Knowledge, any other Person has caused or permitted the presence of any mold or biological hazard at, on or under any of the Company Properties and none of the Company or any of the Company Subsidiaries has any Knowledge of the presence of any mold or biological hazard at, on or under any of the Company Properties or Former Company Properties, in each of the foregoing cases, such that the presence of such mold or biological hazard would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has previously delivered or made available to Parent a complete copy of a Phase I environmental report relating to each of the Company Properties (except as set forth in Section 3.12 of the Company Disclosure Letter) and, to the extent they exist, complete copies of all material written information, correspondence, documents and reports, investigations and testing or analysis of environmental conditions, physical property conditions or indoor air that relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Company Properties and Former Company Properties (collectively, the “Company Environmental Reports”). Section 3.12 of the Company Disclosure Letter sets forth a list of each Company Environmental Report.

Section 3.13 Related Party Transactions. Section 3.13 of the Company Disclosure Letter includes a list of all material arrangements, agreements and contracts entered into by the Company and any Company Subsidiary with (a) any consultant, (b) any investment banker or financial advisor, or (c) any person who is an officer, director or Affiliate of the Company or any Company Subsidiary, any relative or member of the immediate family of any of the foregoing or any entity of which any of the foregoing is an Affiliate, in each case that remain in effect and are not otherwise disclosed in the Company SEC Reports filed prior to the date hereof. To the extent in writing, copies of such documents, or a description of any oral arrangement have previously been delivered or made available to Parent.

Section 3.14 Certain Hart-Scott-Rodino Act Matters. The fair market value of all of the assets of the Company and its Subsidiaries which do not constitute exempt real property or investment rental property as defined in the regulations promulgated pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, does not exceed $63,100,000.

Section 3.15 Opinion of Financial Advisor. The Company has received an oral opinion, which will be confirmed in writing prior to the commencement of the Offer (the “Fairness Opinion”), of Wachovia Capital Markets, LLC (the “Company Financial Advisor”) to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, each of the Offer Price to be received by holders of the Company Common Stock pursuant to the Offer and the Merger Consideration to be received by holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders other than Parent and its Affiliates (as defined by Rule 12b-2 under the Exchange Act).

Section 3.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary that is or will be payable by the Company or any Company Subsidiary, other than the Company Financial Advisor. The Company is solely responsible for the fees and expenses of the Company Financial Advisor as and to the extent set forth in the engagement letter dated July 8, 2008. The Company has previously delivered or made available to Parent a complete and correct copy of such engagement letter.

Section 3.17 Compliance with Laws. Since January 1, 2005 and except as disclosed in the Company SEC Reports filed prior to the date hereof or Section 3.17 of the Company Disclosure Letter, (a) none of the Company or any Company Subsidiary has violated or failed to comply with any Law applicable to its business, properties or operations, and (b) none of the Company or any Company Subsidiary has received any written notice of violation of applicable Law that has not been cured or discharged or that otherwise remains uncured or undischarged, except with respect to clauses (a) and (b) to the extent that such violation or failure would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Contracts; Debt Instruments.

(a) Except as disclosed in Section 3.18 of the Company Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names under or the geographic location in which the Company or any Company Subsidiary may conduct its business. Since January 1, 2005, none of the Company or any Company Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of the

Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of the Company does such a violation or default exist, except as set forth in Section 3.18 of the Company Disclosure Letter, as disclosed in the Company SEC Reports filed prior to the date hereof or to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.18 of the Company Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other similar agreement or instrument pursuant to which any Indebtedness of the Company and the Company Subsidiaries, other than Indebtedness payable to the Company or a Company Subsidiary, is outstanding or may be incurred.

(c) Section 3.18 of the Company Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, credit default swap, currency hedging transaction, any other derivative or similar counterparty relationship or any other agreement relating to a similar transaction to which the Company or any Company Subsidiary is a party or an obligor with respect thereto. Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any agreement which would restrict any of them from prepaying any of the Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Company Properties.

(d) Except as set forth in Section 3.18 of the Company Disclosure Letter and copies of which have been made available to Parent, none of the Company or the Company Subsidiaries is a party to any agreement relating to the management of any Company Property by any Person other than the Company or a Company Subsidiary.

(e) None of the Company or the Company Subsidiaries is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or provides services with respect to any real properties other than Company Properties, except for the agreements described in the Company Disclosure Letter.

(f) Section 3.18 of the Company Disclosure Letter lists all agreements entered into by the Company or any of the Company Subsidiaries relating to the development, construction, rehabilitation or renovation of, or additions or expansions to, any Company Properties which are currently in effect and under which the Company or any of the Company Subsidiaries currently has, or reasonably expects to incur, an obligation in excess of $250,000. True and correct copies of such agreements have previously been delivered or made available to Parent. Section 3.18 of the Company Disclosure Letter lists all agreements entered into by the Company or any Company Subsidiary providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, by the Company or any Company Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate, in each case, with respect to which the sale has not occurred or the option remains exercisable.

(g) Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the Company or any Company Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any Company Subsidiary, (ii) to pay any additional purchase price for any of the Company Properties or (iii) to make any reprorations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by the Company.

(h) Section 3.18 of the Company Disclosure Letter sets forth a list of each fee agreement between the Company and the Company Subsidiaries and any of their respective legal advisors.

Section 3.19 Investment Company Act of 1940. None of the Company or any Company Subsidiary is, or at the Acceptance Time will be, required to be registered under the Investment Company Act of 1940, as amended.

Section 3.20 No Payments to Employees, Officers, Trust Managers or Directors.

(a) Set forth in Section 3.20 of the Company Disclosure Letter is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which will become payable, accelerated or vested as a result of the Offer or the Merger (“Section 3.20 Payments”) to or in each current or former employee, officer, trustee, trust manager or director of the Company or any Company Subsidiary. Except as described Section 3.20 of the Company Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any current or former employee, officer, trust manager, trustee or director of the Company or any Company Subsidiary.

(b) Section 3.20 of the Company Disclosure Letter sets forth all payments (whether in cash, in equity securities of the Company or any Company Subsidiary or otherwise) to be made to or for the account of employees of the Company or any Company Subsidiary (except for wages paid in the normal course of business) which have been authorized and/or accrued but not paid.

(c) Any Section 3.20 Payment or arrangement or program providing for Section 3.20 Payments which were authorized, adopted, approved or ratified after September 30, 2008, and prior to the date hereof, have been authorized, adopted, approved or ratified by the Board of Directors other than the grants of certain Company Stock Options pursuant to and in accordance with the Company Stock Plans, each of which is disclosed on Section 3.20 of the Company Disclosure Letter.

Section 3.21 Loans to Employees, Officers, Trust Managers or Directors. Since July 30, 2002, none of the Company nor any Company Subsidiary has made (and there is not outstanding) any loan or entered into any other credit agreement, note, bond, mortgage, indenture or other agreement to advance money to any employee, officer, trustee or director of the Company or any Company Subsidiary.

Section 3.22 State Takeover Statutes; Ownership Limitations.

(a) Except as set forth in Section 3.22 of the Company Disclosure Letter, no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement, the Offer, the Merger or the other Transactions.

(b) The Board of Directors of the Company and any Company Subsidiary has taken all necessary action to render any potentially applicable anti-takeover or similar statute, regulation or provision of the Constituent Documents of the Company or any Company Subsidiary, inapplicable to this Agreement, the Offer, the Merger and the Transactions.

(c) The Board of Directors of the Company has taken all necessary action to grant to Parent, Purchaser and their Affiliates a waiver from the ownership limitations contained in the Company’s Constituent Documents to allow Purchaser to consummate the Offer and the Merger which shall be in the form attached hereto as Exhibit B (the “Waiver”).

Section 3.23 Trademarks, Patents and Copyrights. Except as set forth in Section 3.23 of the Company Disclosure Letter, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Company Material Adverse Effect, to the Knowledge of the Company, the Company and each Company Subsidiary owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted and the Company has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Company Material Adverse Effect. To the Company’s Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that individually or in the aggregate could have a Company Material Adverse Effect.

Section 3.24 Insurance. Except as set forth on Section 3.24 of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is, and has been continuously since the later of the date upon which the Company acquired ownership of such Company Subsidiary and December 31, 2000, insured with insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and the Company Subsidiaries during such time period. Except as set forth on Section 3.24 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written notice of cancellations or termination with respect to any material insurance policy of the Company or any Company Subsidiary that is currently in force. To the Knowledge of the Company, the insurance policies of the Company and each Company Subsidiary are valid and enforceable policies in all material respects. Section 3.24 sets forth each policy of insurance maintained by the Company and each Company Subsidiary, as well as a brief description of the coverage provided, annual premium, self insured retention or co-payment provisions and deductible(s) for each such policy.

Section 3.25 Payments to Lenders. In connection with the completion of the Offer and the Merger, there are no payments, assumption fees or other fees or costs due to any lender to the Company or any Company Subsidiary pursuant to any Indebtedness, except for those set forth on Section 3.25 of the Company Disclosure Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as otherwise disclosed to the Company in a letter (the “Parent Disclosure Letter”) delivered to it by Parent and Purchaser prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article IV to which the information in such letter relates), Parent and Purchaser represent and warrant to the Company and the Company Partnership as follows:

Section 4.1 Organization and Qualification. Parent is a Maryland real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to own, lease, encumber and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such proper authority would not, when taken together with all other such failures, reasonably be expected to have a Parent Material Adverse Effect. Purchaser is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. As of the date hereof, all of the shares of capital stock of Purchaser have been duly authorized, validly issued and are owned by Parent free and clear of any Liens.

Section 4.2 Authority; Non-Contravention; Statutory Approvals.

(a) Authority. Parent and Purchaser have all requisite power and authority to enter into this Agreement, and, subject to the applicable Parent Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and assuming the due authorization, execution and delivery hereof by the Company and the Company Partnership, constitutes the valid and binding obligation of Parent and Purchaser, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(b) Non-Contravention. The execution and delivery of this Agreement by Parent and Purchaser does not, and the consummation of the transactions contemplated hereby,

will not, violate or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both), under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Violation of Parent or Purchaser pursuant to any provisions of (i) the Constituent Documents of Parent or Purchaser, (ii) any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) any easement or other similar right to use or access real property, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation of agreement of any kind to which Parent or any of its Subsidiaries or any joint venture of Parent is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Statutory Approvals. Except as described in the Parent Disclosure Letter, as provided in this Agreement and the filing of the Certificate of Merger with the Delaware Secretary of State, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Entity is required to be obtained, made or given by or on behalf of Parent, Purchaser or any other Subsidiary of Parent for the execution and delivery of this Agreement by Parent, Purchaser or any other Subsidiary of Parent or the consummation by Parent, Purchaser or any other Subsidiary of Parent of the transactions contemplated hereby, including, without limitation, the Offer and the Merger, the failure of which to obtain, make or give would have, in the aggregate, a Parent Material Adverse Effect (the “Parent Required Statutory Approvals,” it being understood that references in this Agreement to “obtaining” such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals, and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 4.3 Litigation. There is no claim, suit, action or proceeding pending, or, to the knowledge of Parent, threatened, or, to the knowledge of Parent, any investigation or review pending or threatened, relating to or affecting Parent or any of its Subsidiaries that could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement.

Section 4.4 Available Funds. Parent has commitments (the “Commitments”) pursuant to which certain persons (the “Investors”) have committed to provide Parent with an amount of capital in excess of the amount required to purchase Shares pursuant to the Offer, and to pay the Merger Consideration and the Option Merger Consideration. The Commitments are in full force and effect and there are no conditions precedent to the respective obligations of the Investors under the Commitments that would materially and adversely affect the obligations of the Investors under the Commitments.

Section 4.5 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent and Purchaser, for which fee or commission the Company or any Company Subsidiary may be liable.

Section 4.6 Taxes. The acquisition of Shares by Purchaser or Parent pursuant to this Agreement will not adversely affect the Company’s compliance with the stock ownership requirements applicable to REITs as contained in Sections 856(a)(5), (a)(6) and (h) of the Code.

ARTICLE V

CONDUCT OF BUSINESS BY THE COMPANY

Section 5.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Acceptance Time, except as may be required by Law, as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as expressly provided for in this Agreement or as set forth on Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of the Company Subsidiaries (including, without limitation, the Company Partnership) to conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and irrespective of whether or not in the ordinary course of business, the Company shall and shall cause each of the Company Subsidiaries to:

(a) use its commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

(b) confer on a regular basis with one or more Representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

(c) promptly notify Parent of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(d) promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement, except for those that are promptly available to the public via the EDGAR database on the SEC’s website;

(e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the date of the Company’s most recent audited consolidated financial statements, except as may be required by the SEC, applicable Law or GAAP;

(f) duly and timely file all Tax Returns required to be filed;

(g) not make or rescind any election related to Taxes unless required by Law or necessary to preserve the Company’s status as a REIT or the status of any Company Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be;

(h) not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property or, except as permitted in a budget approved in writing by Parent, other transaction (other than Commitments referred to in Section 5.1(h) of the Company Disclosure Letter) involving in excess of $250,000, or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its business, including leasing activities, (B) incur or enter into any Commitment to incur additional Indebtedness (secured or unsecured) except for working capital under its credit facility and floor plan facility and Commitments for Indebtedness described in Section 5.1(h) of the Company Disclosure Letter or (C) modify or amend or terminate, or enter into any Commitment to modify or amend or terminate, any Indebtedness (secured or unsecured) in existence as of the date hereof;

(i) not amend the Company’s Constituent Documents or grant any waiver of the ownership limitations contained therein, or the declaration of trust, articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organizational document of any Company Subsidiary;

(j) issue no and make no change in the number of shares of capital stock or units of limited partnership interest issued and outstanding, other than pursuant to (i) the redemption of OP Units under existing contracts, (ii) the redemption of OP Units under the Company Partnership Agreement solely for Company Common Stock or (iii) the exercise of Company Stock Options outstanding as of the date of this Agreement;

(k) grant no options or other right or commitment relating to its shares of stock or units of limited partnership interest or any security convertible into its shares of stock or units of limited partnership interest, or any security the value of which is measured by shares of stock, or any security subordinated to the claim of its general creditors and not amend, waive or accelerate any rights under any of the Company Stock Option or Company Restricted Stock (other than any acceleration that is required by the terms of any Company Stock Option or Company Restricted Stock as of the date hereof);

(l) except for the payment of dividends on the Series A Preferred Stock in accordance with the terms of the Series A Preferred Stock, not (i) authorize, declare, set aside or pay any dividend or make any distribution or payment with respect to any Company Common Stock, OP Units or Series A Preferred Stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of stock or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of stock or units of partnership interest of the Company or the Company Partnership, as the case may be, except for (A) deemed transfers of the Company excess shares required under the Company’s Constituent Documents in order to preserve the status of the Company as a REIT under the Code or the Company’s Constituent Documents, (B) redemptions of OP Units, whether or not outstanding on the date of this Agreement, under the Company Partnership Agreement in which solely shares of Company Common Stock are utilized, and (C) in connection with any net exercise of outstanding Company Stock Options;

(m) not sell, lease (other than leases to tenants at market rates in the ordinary course of business consistent with past practice), mortgage, subject to Lien or otherwise dispose of any of the Company Properties;

(n) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business consistent with past practice and that is not material, individually or in the aggregate;

(o) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Company Subsidiaries in existence on the date hereof and ordinary course expense advances to employees, and not enter into any new, or amend or supplement any existing, contract, lease or other agreement with any Company Subsidiary;

(p) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Parent or incurred in the ordinary course of business consistent with past practice;

(q) not enter into or amend any commitment with any officer, trust manager, trustee, director, consultant or Affiliate of the Company or any of the Company Subsidiaries;

(r) not guarantee the Indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(s) not (i) increase any compensation or enter into or amend any employment agreement with any of its officers, trust managers, trustees, directors or employees, (ii) enter into any employment agreement or arrangement with any other Person not currently an employee of the Company or a Company Subsidiary, other than to replace recently departed employees, or (iii) take any action which could result in the creation of a right of the type required to be disclosed in Section 3.20, or alter in any manner a payment or right disclosed on Section 3.20 of the Company Disclosure Letter;

(t) not adopt any new Employee Plan, terminate any existing Employee Plan without the prior written consent of Parent or amend any Employee Plan to (i) increase benefits, (ii) change the funding method with respect to such Employee Plan or (iii) restrict the ability to amend or terminate such Employee Plan;

(u) not settle any stockholder or limited partner derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(v) not change the ownership of any of the Company Subsidiaries;

(w) not settle or compromise any material liability for federal, state, local or foreign Tax liability;

(x) not accept a promissory note in payment of the exercise price payable under any Company Stock Option;

(y) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the benefit of Persons that are affiliates, or as of the date hereof, officers, trust managers, trustees or directors, of the Company or any Company Subsidiary;

(z) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any Person or entity;

(aa) continue to qualify as a REIT prior to the Acceptance Time, and not enter into any transaction that would be considered a prohibited transaction within the meaning of Section 857(b)(6) of the Code; and

(bb) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Company Recommendation. The Board of Directors of the Company shall recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt this Agreement and the Merger (if applicable) in accordance with the provisions of the DGCL (the “Company Recommendation”), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a “Change”) in any manner adverse to Parent such recommendation or take any action or make any statement inconsistent with such recommendation including approving or recommending or proposing to approve or recommend a third party Takeover Proposal or failing to recommend that stockholders tender their Shares pursuant to the Offer or vote in favor of the Merger (if applicable) (collectively, a “Change in the Company Recommendation”); provided that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.4(c).

Section 6.2 Access to Information; Confidentiality. The Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of Parent access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, records, contracts, commitments, executive officers and personnel (including for purposes of post-Closing integration planning) and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (a) a copy of each report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity and (b) all other information as Parent may reasonably request; provided that the Company may restrict the foregoing access to the extent required by applicable Law. The Company shall (i) keep Parent reasonably informed from time to time as to status and developments regarding any audit, investigation, claim, suit or other proceeding with respect to Taxes and (ii) provide to Parent, when available and prior to filing, drafts of any income Tax Returns relating to the Company or any Company Subsidiary. All information furnished pursuant to this Section 6.2 shall be subject to the Mutual Nondisclosure Agreement entered into on July 16, 2008 by the Company and Green Courte Partners, LLC (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.2 shall affect the representations, warranties or conditions to the obligations of the parties contained herein.

Section 6.3 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Purchaser will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement in the most expeditious manner practicable after the date of this Agreement, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other Transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. Parent and Purchaser hereby agree that, provided all other terms of the consents referenced in Section 6.3 of the Company Disclosure Letter are reasonably acceptable, the terms set forth on Section 6.3 of the Company Disclosure Letter shall be deemed to be reasonably acceptable as part of the terms of the referenced consents. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall not, and shall use their reasonable best efforts to cause their respective Subsidiaries not to, take any action that would result in (A) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (B) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (C) any of the conditions to the Offer set forth in Annex I or to the Merger set forth in Article VII not being satisfied.

(b) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company, Parent and Purchaser shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the Transactions contemplated by this Agreement under any Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission

(the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(c) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company, Parent and Purchaser shall, in connection with the efforts referenced above, use its commercially reasonable efforts to (i) obtain all requisite material approvals, clearances and authorizations for the Transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and (iii) promptly inform the other party of any communication received by such party from, or given by such party to any Governmental Entities.

(d) If any objections are asserted with respect to the Transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the Transactions contemplated hereby as violative of any Regulatory Law, each of the Company, Parent and Purchaser shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such Transactions under such Regulatory Law so as to permit consummation of the Transactions contemplated by this Agreement.

(e) Nothing in this Agreement shall require Parent or Purchaser, or any of its Subsidiaries or the Company or any of its Subsidiaries to (i) dispose of any of its respective businesses, product lines, products or assets, including any investments in any other business, (ii) limit its freedom of action with respect to any of its businesses, (iii) consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, or (iv) commit or agree to any of the foregoing (any of the foregoing a “Burdensome Condition”), and nothing in this Agreement shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Offer, the Merger or the Transactions contemplated hereby relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law.

Section 6.4 No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any Company Subsidiary or any of its or their respective Representatives to, directly or indirectly (i) initiate, solicit, knowingly cause, facilitate or knowingly encourage or induce (including by furnishing non-public information or other assistance) any inquiry or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal (as defined in Section 6.4(f)), (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that could reasonably be expected to lead to, any Takeover Proposal, or (iii) initiate, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information, access or data with respect to, or otherwise cooperate with or take any other action to knowingly facilitate any proposal that (A) constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (B) requires Parent or the Company to abandon, terminate or fail to consummate the Offer, the Merger or any other Transactions contemplated by this Agreement. Notwithstanding the foregoing, prior to, but not after, the Acceptance Time, the Company may, in response to a bona fide written Takeover Proposal that was unsolicited and did not otherwise result from a breach of this Section 6.4(a), and subject to compliance with Section 6.4(c):

(x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions that, in the aggregate, are not materially less restrictive than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to Section 6.4(b), and provided further, that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; and

(y) participate in discussions or negotiations with such Person and its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, that (i) the failure to furnish such information or participate in such discussions or negotiations is inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, and (ii) such Takeover Proposal would reasonably be expected to lead to a Superior Proposal (as defined in Section 6.4(f)). The Company shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith and (B) use its reasonable best efforts promptly to inform its Representatives of the obligations undertaken in this Section 6.4. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.4 by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.4 by the Company.

(b) As promptly as practicable after the receipt by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry, and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof, and promptly provide Parent with copies of all written correspondence or other communications and other written materials, and summaries of all oral correspondence or other communications, sent or provided to or by the Company and its Representatives in connection with any Takeover Proposal.

(c) Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) effect a Change in the Company Recommendation (subject to the next following sentence in this Section 6.4(c)), (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Takeover Proposal or (iii) grant any waiver of the ownership limitations contained in the Company’s Constituent Documents. Notwithstanding the foregoing, at any time prior to, but not after, the Acceptance Time, the Board of Directors of the Company may, in response to a Superior Proposal, effect a Change in the Company Recommendation, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law, and provided, further, that the Board of Directors of the Company may not effect such a Change in the Company Recommendation unless (i) the Board of Directors of the Company shall have first provided prior written notice to Parent that it is prepared to effect a Change in Company Recommendation in response to a Superior Proposal, which notice shall specify the facts, circumstances and other conditions giving rise to such Superior Proposal, and (ii) Parent does not make, within three Business Days after the receipt of such notice, a proposal that the Board of Directors determines in good faith, is at least as favorable to the stockholders of the Company as such Superior Proposal. The Company agrees that, during the three Business Day period prior to its effecting a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives (if they desire to negotiate) regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

(d) The Company agrees that it will deliver to Parent a new written notice of Takeover Proposal with respect to each Takeover Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Takeover Proposal to the stockholders of the Company and that a new three Business Day period shall commence for purposes of this Section 6.4 with respect to each such materially revised or modified Takeover Proposal from the time Parent receives the written notice of the Takeover Proposal with respect thereto.

(e) Nothing contained in this Section 6.4 shall prohibit the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would breach its fiduciary duties to the stockholders of the Company under applicable Law, provided, however that neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by Section 6.4(c), effect a Change in Company Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

(f) For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer in respect of (i) a merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution or similar transaction (including a joint venture or arrangement with similar effect) involving the Company or any Company Subsidiary (any of the foregoing, a “Business Combination Transaction”) with any Person other than Parent, Purchaser or any controlled Affiliate thereof (a “Third Party”), (ii) the Company’s acquisition of any Third Party in a Business Combination Transaction in which the stockholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own 20% or more of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of 20% or more of any class of its voting equity securities as consideration for assets or securities of a Third Party, or (iii) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any Third Party of 20% or more of any class of capital stock of the Company or of 20% or more of the consolidated assets of the Company and the Company Subsidiaries, in a single transaction or a series of related transactions.

“Superior Proposal” means any bona fide Takeover Proposal (except that references therein to 20% shall be replaced by 50%) which contains terms and conditions that the Board of Directors determines in good faith, after consultation with its outside counsel and financial advisor, would result in a transaction that (x) if consummated, would be more favorable to the stockholders of the Company than the Transactions, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement), and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financing and financial, regulatory, legal and other aspects of such proposal.

Section 6.5 Fees and Expenses. Subject to Section 8.3, whether or not the Transactions are consummated, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions contemplated hereby (including, without limitation, any transactions contemplated between the Company and the Purchaser and any of their Affiliates prior to the date hereof), including the preparation, printing, filing and mailing of the Schedule TO, the Proxy Statement and any exhibits, amendments or supplements thereto, and the solicitation of the Company Stockholder Approval and all other matters related to the Transactions contemplated hereby.

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) (“Indemnified Parties”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any directors and officers of the Company and the Company Subsidiaries and provided to Parent prior to the date hereof, and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Entity (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions contemplated hereby); provided, that in no event shall the Surviving Entity be required to expend more than 125% of the amount expended by the Company and the Company Subsidiaries to maintain or procure such directors’ and officers’ insurance liability insurance and fiduciary liability insurance immediately prior to the Effective Time.

(b) If the Surviving Entity or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Entity or entity of such consolidation or merger or (ii) shall transfer a majority of its properties and assets, then, and in each such case, Parent will make or cause to be made proper provisions so that the successors and assigns of the Surviving Entity shall assume all of the obligations set forth in this Section 6.6 for the benefit of the Indemnified Parties and have at least substantially equal financial ability as the Company (immediately prior to such transaction) to satisfy the obligations of the parties pursuant to this Section 6.6 prior to such merger, consolidation or transfer becoming effective.

Section 6.7 Public Announcements. Parent and the Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements or communications with respect to the Transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement or communication with respect to this Agreement or the Transactions contemplated hereby. In addition to the foregoing, without the written consent of Parent, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning its business, financial condition or results of operations except to the extent otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange on which the Company’s securities are listed (and, if so required, the Company shall consult with Parent a reasonable time prior to such statement or disclosure).

Section 6.8 Notification of Certain Matters. The Company shall use its commercially reasonable efforts to give prompt notice to Parent to the extent that it acquires actual knowledge of (i) the occurrence or non-occurrence of any fact or event whose occurrence or non-occurrence, as the case may be, reasonably would be likely to cause (A) any Offer Condition to fail to be satisfied at any time from the date of this Agreement to the Acceptance Time (except to the extent any Offer Condition refers to a specific date) or (B) any condition set forth in Section 7.1 or Section 7.2 to fail to be satisfied at any time from the date of this Agreement to the Closing (except to the extent any such condition refers to a specific date), (ii) the occurrence of any event the occurrence of which would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect as of the date hereof or as of the Closing Date and (iii) any failure of the Company to comply with or timely satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall use its commercially reasonable efforts to give prompt notice to Company to the extent that it acquires actual knowledge of (i) the occurrence of any event the occurrence of which would be reasonably likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate in any material respect as of the date hereof or as of the Closing Date and (ii) any failure of Parent or Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the this Agreement, the Offer, the Merger or the other Transactions contemplated hereby, Parent, the Company and the Board of Directors of the Company shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the Transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions contemplated hereby.

Section 6.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Transactions contemplated by this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Offer, the Merger, any other Transaction contemplated hereby or otherwise, without the prior written consent of Parent.

Section 6.11 Tax Matters.

(a) From the date of this Agreement until the Closing Date, the Company shall comply in all material respects with all applicable provisions of the Code and the Treasury Regulations, including, without limitation, Code Sections 856 through 860 relating to REITs, and shall not take or fail to take an action if taking or failing to take such action would reasonably be expected to result in the Company’s failure to qualify as a REIT.

(b) Neither Parent nor Purchaser shall take or allow to be taken any action following the Closing Date that would affect the Company’s qualification as a REIT for any period or portion thereof ending on or prior to the Closing Date.

(c) Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, “Transfer and Gains Taxes”). To the extent applicable, the Company shall pay all Transfer and Gains Taxes.

Section 6.12 Financing. The Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable commercial efforts to cause its and the Company Subsidiaries’ Representatives to, provide to Parent and Purchaser all cooperation reasonably requested by Parent that is commercially necessary in connection with any new debt financing or refinancing of outstanding indebtedness of the Company or any Company Subsidiary, which cooperation shall include cooperating with (i) Parent’s Representatives preparation of bank books, materials for presentations, private placement memoranda, business projections or other appropriate disclosure documents, (ii) participation in due diligence sessions, including with Parent’s financial advisers and agents, and in “roadshow” and other meetings with the Company’s and the Company Subsidiaries’ lenders, (iii) causing its independent accountants to provide reasonable assistance and cooperation to Parent, (iv) the delivery of audited and unaudited historical and interim financial statements and data of the Company and the Company Subsidiaries, (v) assisting in the negotiation of, and executing and delivering, definitive financing documents, including pledge and security documents, and certificates, legal opinions, management representation letters or other documents, to the extent reasonably requested by Parent facilitating the pledging of collateral, (vi) providing access to the books and records, officers, directors, agents and representatives of the Company and the Company Subsidiaries, including for Parent’s legal and financial advisers and agents, (vii) assisting Parent in obtaining surveys and title insurance reasonably requested by Parent, (viii) taking all actions necessary or desirable to permit or facilitate consummation of any such financing or refinancing, including, without limitation, the payment of any customary fees and expenses in connection with such refinancing, (ix) assisting Parent in obtaining any consents of any third parties necessary or desirable to permit or facilitate consummation of any such financing or refinancing and (x) taking such other actions related to such financing or refinancing as are reasonably required by Parent; provided, that the Company and Company Subsidiaries and their Representatives shall not be obligated to (A) take any action that interferes with Company operations or (B) consummate any financing or refinancing that is on terms that are not reasonably acceptable to the Company; provided, however, (1) with respect to up to $100,000,000 aggregate principal amount of any existing loans (other than the Company’s Wachovia line of credit), any refinancing of such existing loans will be acceptable provided that the final maturity date is at least five years from the date of the new loan, the interest rate does not exceed by more than 2% per annum the interest rate on the existing loan and the proceeds of the refinancing to the Company from the new loan exceeds the current principal balance of the existing loan, (2) with respect to any unsecured real property, any financing will be acceptable provided that (i) the interest rate does not exceed 7.5%, the term is at least three years and the loan proceeds equal not less than 50% of the property’s appraised value and (3) with respect to the Company’s Wachovia line of credit, it shall be acceptable to (i) extend, modify or refinance the Company’s Wachovia line of credit or (ii) separately finance any or all of the properties presently securing such line of credit provided that (x) the financing of such properties does not cause a default under the Wachovia line of credit, and (y) the terms of such separate financings provide that the interest rate does not exceed 7.5%, the term is at least three years and the loan proceeds equal not less than 60% loan to appraised value.

Section 6.13 Retention Bonuses. After the date hereof, the Company or any Company Subsidiary may, in its sole discretion, adopt, approve, enter into and amend one or more compensation plans, agreements or arrangements with, or relating to, any or all of its and the Company Subsidiaries’ officers and employees (each a “Retention Bonus Plan”) and providing for the payment to them by the Company or such Company Subsidiary of cash bonuses (each a “Retention Bonus”). All Retention Bonuses shall (a) be contingent upon the consummation of the Merger, (b) not exceed, in the aggregate, $500,000 and (c) be subject to withholding for applicable Taxes. The officers and employees, if any, who shall be awarded Retention Bonuses shall be determined by the Company, in its sole discretion. Any Retention Bonus Plan involving the award of a Retention Bonus to an officer or employee who is, or as of the Acceptance Time will be, a stockholder of the Company shall be approved by the Company in a manner that satisfies the non-exclusive safe-harbor set forth in Rule 14d-10(d) promulgated under the Exchange Act. From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay any and all Retention Bonuses on or before the time required pursuant to the applicable Retention Bonus Plan. For avoidance of doubt, no adjustment shall be made to the Offer Price as the result of any Retention Bonus Plan or Retention Bonus adopted, approved, entered into, amended or awarded pursuant to this Section 6.13. Each Retention Bonus shall be payable 50% upon the earlier of the Acceptance of the Offer or the Closing of the Merger and 50% on the six-month anniversary of the payment of the first installment of the Retention Bonus provided the recipient has continued in the employment of the Company for such six-month period, except for termination of employment due to death, disability or termination without cause.

Section 6.14 Rule 14d-10(d) Matters. Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or the Company Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d–10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d–10(d) under the Exchange Act.

Section 6.15 Title Policies. The Company shall deliver an owners title insurance policy insuring that upon the consummation of the Offer or the Merger, whichever occurs first, fee simple title to each of the Company Properties is in the name of the Company Subsidiary shown as the owner of such Company Property in Section 3.9(a) of the Company Disclosure Letter, and each such owners title insurance policy shall not be subject to the rights of any third parties arising under applicable federal, state or local law as a result of the Transactions.

Section 6.16 REMIC Materials. Within 30 days of the date hereof, the Company shall provide to Parent copies of each of the REMIC Transfer Agreements and the Servicing Agreements, or in the alternative, the Company shall provide a form of the REMIC Transfer Agreements and the Servicing Agreements and corresponding certification by an officer of the Company that the REMIC Transfer Agreements and the Servicing Agreements do not differ from the respective form of REMIC Transfer Agreement and Servicing Agreement provided in any material respect.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. Subject to Section 7.4, the respective obligations of the Company, Parent and Purchaser to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval, if required by applicable Law.

(b) Regulatory Approval. No action shall have been instituted by the DOJ or the FTC challenging or seeking to enjoin the consummation of the Transactions, which action shall not have been withdrawn or terminated, and all approvals, if any, required to be obtained under any foreign antitrust, competition or similar Laws, in each case in connection with the consummation of the Merger and the Transactions contemplated by this Agreement, shall have been obtained.

(c) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger.

Section 7.2 Conditions to Obligations of Parent and Purchaser. Subject to Section 7.4, the obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Company Material Adverse Effect, provided that the representations and warranties of the Company in Sections 3.3, 3.5, 3.22 and 3.25 shall be true in all material respects. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Litigation. There shall be no pending or threatened suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Purchaser of any Company Common Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any other Transaction or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion by the business or assets of the Company, Parent or any of their respective Subsidiaries or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is likely to have a Company Material Adverse Effect.

(d) No Material Change. Since the date of this Agreement, there shall not have arisen any state of facts, event, change, effect, development, condition, occurrence or circumstance (or, with respect to facts, events, changes, effects, developments, conditions, occurrences or circumstances existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(e) Consents, Approvals and Authorizations. All consents, approvals, permits or authorizations from, and all declarations, filings and registrations with, any Governmental Entity, including all necessary approvals, required to consummate the Offer, the Merger and the other Transactions shall have been obtained or made, in each case without the imposition of a

Burdensome Condition on Parent or the Subsidiaries of Parent. All Company Required Consents shall have been obtained either unconditionally or on terms reasonably satisfactory to Parent, which Company Required Consents shall not require the payment of assumption fees (including any other required payments but excluding any customary lender cost reimbursements) in the aggregate in excess of $3,057,490, minus the amount of assumption fees that would have been paid with respect to any indebtedness that is refinanced or repaid after the date hereof, determined in accordance with the loan documents for such refinanced or repaid indebtedness.

(f) Legal Opinion. The Parent and Purchaser shall have received a legal opinion from the Company’s outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date in the form attached hereto as Exhibit C (REIT opinion).

(g) Ownership Limitation. The Board of Directors of the Company shall have taken all necessary action to grant the Waiver to Parent, Purchaser and their Affiliates and the Waiver shall be in full force and effect.

(h) NYSE. There shall not have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions.

(i) Maximum Dissenting Shares. The holders of more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time shall not have exercised appraisal rights with respect thereto in accordance with applicable Law.

(j) Waiting Period. A period of at least 10 Business Days shall have elapsed since the satisfaction of the condition set forth in Section 7.2(e).

Section 7.3 Conditions to Obligations of the Company. Subject to Section 7.4, the obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Purchaser set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to “materiality” or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have, a Parent Material Adverse Effect, provided that the representations and warranties of Parent and Purchaser in Section 4.2 shall be true in all material respects, and the Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Purchaser. Parent and Purchaser shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of an executive officer of Parent to such effect.

Section 7.4 Conditions to Each Party’s Obligation to Effect the Merger Following the Purchase of Shares Pursuant to the Offer. Notwithstanding Sections 7.1, 7.2 or 7.3, following the purchase of Shares pursuant to the Offer, the respective obligations of the Company, Parent and Purchaser to effect the Merger are subject only to the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Section 7.1(a) and Section 7.1(c).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action (which the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to resist, resolve, annul, quash or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(ii) the Outside Date has passed, and the Offer has expired as a result of the non-satisfaction of any of the conditions to the Offer set forth in Annex I or been terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of this Agreement has been the primary cause, or primarily resulted in, the non-satisfaction of any of the conditions to the Offer set forth in Annex I or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder; or

(iii) the conditions set forth in Section 7.2(e) of this Agreement and Section 2(i) of Annex I shall not have been satisfied (or waived by the Purchaser) within 100 days after the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any party whose breach of this Agreement has been the primary cause, or primarily resulted in, the non-satisfaction of such conditions;

(c) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Outside Date or is not cured by the earlier of (x) 10 Business Days following written notice to the Company by Parent of such breach and (y) the Outside Date, and (B) would result in a failure of any condition set forth in Sections 7.2(a) or (b);

(ii) the Company shall have breached in any material respect its obligations under Section 6.4;

(iii) the Board of Directors of the Company shall (A) fail to authorize, approve or recommend the Offer, or (B) effect a Change in the Company Recommendation or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to recommend that the Company’s stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act, (C) fail to reconfirm its authorization, approval or recommendation of the Offer and the Merger within three Business Days after a written request by Parent to do so, or (D) fail to include the Company Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Recommendation in the Offer Documents;

(iv) the Company Stockholder Approval is not obtained before the Outside Date; or

(v) holders of more than 10% of the Company Common Stock outstanding shall have exercised their appraisal rights with respect thereto in accordance with applicable Law.

(d) by the Company:

(i) if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Purchaser prior to the Outside Date or is not cured by the earlier of (x) 10 Business Days following written notice to Parent by the Company of such breach and (y) the Outside Date and (B) would result in a failure of any condition set forth in Sections 7.3(a) or (b);

(ii) in connection with a Change in the Company Recommendation pursuant to the second sentence of Section 6.4(c), provided that (A) the Company is and has been in compliance in all respects with Section 6.4; and (B) the Company, prior to the termination of this Agreement, pays the Termination Fee (as defined in Section 8.3(a)) to Parent; or

(iii) Purchaser has defaulted under the Deposit Note.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for (a) the confidentiality provisions of Section 6.2 and (b) the provisions of this Section 8.2, Section 8.3 and Article IX, each of which shall remain in full force and effect; provided, however, that no party hereto shall be relieved or released from any liability or damages arising from fraud or a willful breach of any provision of this Agreement.

Section 8.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to any of the following provisions, the Company shall pay to Parent a fee equal to $5,400,000 (the “Termination Fee”):

(i) Sections 8.1(c)(ii) or (iii);

(ii) Section 8.1(d)(ii); or

(iii) Sections 8.1(b)(ii), 8.1(b)(iii) or 8.1(c)(iv) or (v), provided that (A) after the date of this Agreement, any Person makes a Takeover Proposal or amends or reasserts a Takeover Proposal made prior to the date of this Agreement and such Takeover Proposal becomes publicly known prior to or upon the termination of this Agreement, and (B) within 12 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Takeover Proposal; and provided, that, solely for purposes of this Section 8.3(a)(iii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.4(f), except that all references to 20% shall be changed to 50%.

(b) If the Company is required to pay Parent a Termination Fee, such Termination Fee shall be paid into escrow immediately prior to termination of this Agreement in the event of termination by the Company, and not later than one Business Day after the receipt by the Company of a notice of termination from Parent in the event of termination by Parent, in each case by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(b) (except that, in the case of termination pursuant to Sections 8.1(b)(ii), 8.1(b)(iii), 8.1(c)(iv) or 8.1(c)(v), such payment shall be made on the date of the first to occur of either of the events referred to in clause (B) of Section 8.3(a)(iii)). If the Company is required to pay Parent a Termination Fee or this Agreement is terminated (A) pursuant to Sections 8.1(b)(ii), 8.1(b)(iii), 8.1(c)(iv) or 8.1(c)(v) under the circumstances described in Section 8.3(a)(iii)(A) or (B) pursuant to Section 8.1(b)(iii) as a result of the Company’s failure to use its commercially reasonable good faith efforts to obtain the Company Required Consents, the Company shall, in addition to any Termination Fee that may be payable, reimburse Parent and Purchaser for all of their Expenses, up to a maximum amount of $1,000,000, within one Business Day of receipt of written notice from Parent requesting payment thereof. In the event that the Company is obligated to pay Parent the Termination Fee, the Company shall pay to Parent, from the Termination Fee deposited into escrow in accordance with this clause (b), an amount equal to the lesser of: (i) the Termination Fee, and (ii) the sum of: (A) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Section 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(H) or 856(c)(3)(I) of the Code (“Qualifying Income”), as determined by Parent’s independent public accountants, plus (B) in the event Parent receives either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS described below in this Section 8.2(b) or (y) an opinion from Parent’s outside counsel as described below in this Section 8.2(b), an amount equal to the excess of the Termination Fee less the amount payable under clause (A) above. To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.2(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 8.2(b) shall be made at the time the Company is obligated to pay Parent such amounts pursuant to Section 8.2 by wire transfer. The escrow agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that (A) Parent received a ruling from the IRS holding that the receipt by Parent of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee to Parent. The Company agrees to amend this Section 8.2(b) at the reasonable request of Parent in order to (i) maximize the portion of the Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Parent’s chances of securing a favorable ruling described in this Section 8.2(b) or (iii) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.2(b).

(c) If this Agreement is terminated pursuant to Section 8.1(d)(i), the Company shall be entitled to retain the Deposit as the Company’s liquidated damages (and not as a penalty) and as the Company’s exclusive remedy for the Purchaser’s default in the event of termination of this Agreement pursuant to Section 8.1(d)(i), it being agreed by the parties that it would be impracticable and extremely difficult to ascertain the actual damages suffered by the Company as a result of the Purchaser’s failure to complete the transactions contemplated by this Agreement and that, under the circumstances existing as of the date hereof, the liquidated damages provided for herein represent a reasonable estimate of the damages which the Company would incur as a result of such failure. If this Agreement is terminated for any reason other than pursuant to Section 8.1(d)(i), the Deposit, together with all interest earned thereon, if any, shall forthwith be paid to the Purchaser.

(d) The parties each agree that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate plus 4% of Northern Trust in effect on the date such payment was due, together with the costs and expenses of Parent (including reasonable legal fees and expenses, without regard to the limitation contained in Section 8.3(b) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Purchaser, to:

c/o Green Courte Partners, LLC

560 Oakwood Avenue, Suite 100

Lake Forest, Illinois 60045

Attention:	James R. Goldman, Managing Director, Chief Investment Officer
Kelly L. Stonebraker, Managing Director, General Counsel

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

Attention: Hal M. Brown

If to the Company or the Company Partnership, to:

29399 U.S. Hwy 19 North

Suite 320

Clearwater, Florida 33761

Attention: Shannon Smith

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Michael V. Gisser

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) Items disclosed on one particular section of the Company Disclosure Letter relating to one section of this Agreement shall be deemed to be constructively disclosed or listed on other sections of the Company Disclosure Letter relating to other sections of this Agreement only to the extent it is reasonably apparent on the face of such other section of the Company Disclosure Letter that such disclosure is applicable to such other section of the Company Disclosure Letter.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

Section 9.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof; provided, however, if the Agreement and the Confidentiality Agreement conflict, this Agreement shall control.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Section 1.1, 1.15, 6.6 or 6.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any

Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the parties, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined only in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, except as provided in Section 8.3(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Definitions. As used in this agreement:

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“beneficial ownership” or “beneficially own” has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

“Business” means the business and operations of the Company and the Company Subsidiaries as currently conducted.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, $0.01 par value, of the Company.

“Company Material Adverse Effect” means any state of facts, event, change, effect, development, condition, occurrence or circumstance that individually or in the aggregate is or is reasonably likely to be materially adverse to (a) the business, assets (including intangible assets), liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating (i) to the economy or financial markets in general, (ii) to changes in the industries in which the Company operates and (iii) to any act of terrorism, war, national or international calamity or any other similar event, (iv) to the announcement or pendency of this Agreement, the Offer or the Merger, (v) to any actions taken pursuant to (and required by) this Agreement or at the request of Parent or Purchaser or the failure to take any actions due to restrictions set forth in this Agreement, (vi) to any changes in the price or trading volume of the Company’s stock, in and of itself (provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any effect underlying such change has resulted in a Company Material Adverse Effect) or (vii) to the Company’s home sales business; provided, that the effect of the changes in clauses (i), (ii) and (iii) shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on the Company, its assets, liabilities and operations; or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions contemplated by this Agreement.

“Company Restricted Stock” means any shares of Company Common Stock that are subject to vesting or risk of forfeiture under the terms of the award of such Company Restricted Stock issued pursuant to the Company Stock Plans.

“Company Stock Option” means any options to acquire Company Common Stock issued pursuant to the Company Stock Plans.

“Company Stock Plans” mean the Company’s 1998 Stock Incentive Plan and 2008 Stock Award and Incentive Plan.

“Constituent Documents” means, with respect to any entity, the Certificate or Articles of Incorporation, the By-laws of such entity, the minute books, or any similar charter or other organizational documents of such entity.

“Dissenting Shares” means shares of Company Common Stock as to which the holder thereof has exercised appraisal rights pursuant to Section 262 of the DGCL.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means any shares of Company Common Stock held by the Company, Parent, Purchaser, any other wholly-owned Subsidiary of Parent or by any wholly-owned Subsidiary of the Company.

“Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange.

“in all material respects” as such phrase is used in the conditions set forth in Section 7.2(b) of this Agreement and Section 2(iii)(c) of Annex I with respect to compliance with the covenant set forth in Section 6.15 means obtaining owners title insurance policy insuring all of the Company Properties, other than Company Properties representing not more than 1,700 home sites (including occupied, vacant and under development home sites) in the aggregate.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventories, services and supplies incurred in the ordinary course of business), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives, swap, collar, credit default swap, hedging or similar counterparty relationship or similar transactions, (ix) all letters of credit or performance bonds issued for the account of such Person and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” (or words of similar import) means the knowledge obtained or reasonably obtainable of those individuals identified in Section 9.12 of the Company Disclosure Letter; provided, that, such individuals shall have made due and diligent inquiry of those employees of the Company or any Company Subsidiary whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including, but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Liens” means all pledges, claims against title, liens, charges, encumbrances and security interests of any kind or nature whatsoever, mortgages or deeds of trust, rights of first refusal or rights of first offer, but excluding any Permitted Liens.

“made available” (or words of similar import) when referring to the Company’s provision of a document or information to Parent or Purchaser means the referenced document or information was (a) physically delivered to Parent, Purchaser or their agent, (b) electronically delivered to Parent, Purchaser or their agent (including via facsimile or e-mail with or without an attached .pdf, Word, Excel. PowerPoint or similar electronic file), or (c) posted and accessible to Parent, Purchaser or their agent in the electronic data room established in connection with this transaction, in each case other than clause (c), prior to the date of this Agreement and, with respect to clause (c), as of 5:00 P.M. on December 5, 2008.

“NYSE” means the New York Stock Exchange, Inc.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“other party” means, with respect to the Company, the Parent, and means, with respect to the Parent, the Company, unless the context otherwise requires.

“Parent Material Adverse Effect” means any state of facts, event, change, effect, development, condition, occurrence or circumstance that individually or in the aggregate is or is reasonably likely to be materially adverse to the ability of Parent to perform its obligations hereunder or to consummate the Transactions contemplated hereby.

“Permitted Liens” means (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP, (b) Liens of carriers, workmen, repairmen, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums not overdue more than 60 days or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP, (c) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business, (d) zoning regulations, zoning restrictions, easements, rights-of-way and other similar encumbrances that otherwise are typical for the applicable property type and locality and that, individually or in the aggregate, do not interfere materially, or would not reasonably be expected to interfere materially, with the current use and operation of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property, (e) with respect to real property, any title exception (whether material or immaterial) disclosed in any Company Title Insurance Policy provided or made available to Parent prior to the date hereof, Liens and obligations arising under any contract listed in Section 3.18 of the Company Disclosure Letter (including any Lien securing mortgage debt disclosed in the Company Disclosure Letter) and any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property, (f) banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits, and (g) Liens on the property or assets of any Company Subsidiary in favor of the Company.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (x) a general partner, managing member or other similar interest or (y)(A) 10% or more of the voting power of the voting capital stock or other equity interests or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Taxes” means any federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Entity, including taxes on or with respect to income, franchises, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment and net worth, and taxes in the nature of excise, withholding, and value added taxes.

“Tax Protection Agreement” means an agreement (i) that has as one of its purposes permitting a Person to take the position that it can defer federal taxable income that otherwise might have been recognized upon a transfer of property to a partnership of which the Company is a partner or to a Company Subsidiary treated as a partnership for federal income tax purposes, and that prohibits or restricts in any manner the

Company’s disposition of an asset, requires that the Company maintain, or put in place, or replace, indebtedness, whether or not secured by one or more Company assets, or requires that the Company offer to any person or entity at any time the opportunity to guarantee, indemnify against or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other Company liabilities; (ii) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more Company assets; or (iii).that requires a particular method for allocating one or more Company liabilities under Section 752 of the Code.

“Tax Return” means any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Entity with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Treasury Regulations” means the treasury regulations promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

“USD LIBOR Rate” means the rate for deposits in U.S. dollars for a period of six months which appears on the Moneyline Telerate page 3750 as of 11:00 a.m., London time, on the date which is six months after the Top-Up Closing. If such rate does not appear on the Moneyline Telerate page 3750 on such date, the USD LIBOR Rate for such day will equal the USD LIBOR Rate for the immediately preceding day.

(Remainder of this page intentionally left blank.)

IN WITNESS WHEREOF, the Parent, the Purchaser, the Company and the Company Partnership have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GCP REIT II

By:	/s/ James R. Goldman
Name:	James R. Goldman
Title:	President

GCP SUNSHINE ACQUISITION, INC.

By:	/s/ James R. Goldman
Name:	James R. Goldman
Title:	President

AMERICAN LAND LEASE, INC.

By:	/s/ Shannon E. Smith
Name:	Shannon E. Smith
Title:	Chief Financial Officer

ASSET INVESTORS OPERATING PARTNERSHIP, L.P.

By:	AMERICAN LAND LEASE, INC. its General Partner

By:	/s/ Shannon E. Smith
Name:	Shannon E. Smith
Title:	Chief Financial Officer

INDEX OF DEFINED TERMS

Acceptance Time	A-5
Affiliate	A-64
Agreement	A-1
beneficial ownership	A-65
beneficially own	A-65
Board of Directors	A-65
Burdensome Condition	A-46
Business	A-65
Business Combination Transaction	A-49
Business Day	A-65
By-Laws	A-10
CERCLA	A-33
Certificate of Incorporation	A-10
Certificate of Merger	A-10
Certificates	A-11
Change	A-44
Change in the Company Recommendation	A-44
Closing	A-10
Closing Date	A-10
CMBS Pools	A-29
Code	A-65
Commitment	A-42
Commitments	A-40
Company	A-1
Company Common Stock	A-65
Company Disclosure Letter	A-17
Company Environmental Permits	A-34
Company Environmental Reports	A-34
Company Financial Advisor	A-35
Company Financial Statements	A-23
Company Material Adverse Effect	A-65
Company Other Interests	A-20
Company Partnership	A-1
Company Partnership Agreement	A-18
Company Preferred Stock	A-18
Company Properties	A-25
Company Recommendation	A-44
Company Rent Roll	A-26
Company Required Consents	A-22
Company Required Statutory Approvals	A-22
Company Restricted Stock	A-65

Company SEC Reports	A-23
Company Stock Option	A-65
Company Stock Plans	A-66
Company Stockholder Approval	A-21
Company Subsidiaries	A-17
Company Title Insurance Policy	A-25
Confidentiality Agreement	A-45
Constituent Documents	A-66
Continuing Directors	A-8
Controlled Group Member	A-29
DGCL	A-1
Dissenting Shares	A-66
Dissenting Stockholder	A-14
DOJ	A-45
Effective Time	A-10
Employee Plan	A-29
Environmental Law	A-33
ERISA	A-29
Exchange Act	A-66
Exchange Agent	A-14
Exchange Fund	A-15
Excluded Shares	A-66
Expenses	A-49
Expiration Date	A-3
Fairness Opinion	A-35
Former Company Properties	A-34
FTC	A-46
GAAP	A-23
Governmental Approval Condition
Governmental Entity	A-66
Hazardous Materials	A-33
in all material respects	A-66
Indebtedness	A-66
Indemnified Parties	A-50
Initial Expiration Date	A-3
Investors	A-40
IRS	A-67
Knowledge of the Company	A-67
Law	A-67
Laws	A-67
Leased Properties	A-26
Merger	A-1
Merger Agreement

Merger Consideration	A-11
NYSE	A-67
Offer	A-1
Offer Conditions	A-2
Offer Documents	A-4
Offer Price	A-1
Offer to Purchase	A-2
OP Offer	A-13
OP Units	A-13
Order	A-67
other party	A-67
Outside Date	A-3
Parent	A-1
Parent Disclosure Letter	A-39
Parent Material Adverse Effect	A-67
Parent Required Statutory Approvals	A-40
parties	A-1
Pension Plan	A-29
Person	A-68
Principal Company Stockholder	A-2
Property Restrictions	A-25
Proxy Statement	A-5
Purchaser	A-1
Regulation M-A	A-4
Regulatory Law	A-46
REIT	A-28
Release	A-33
REMIC Transfer Agreements	A-29
Representatives	A-44
Sarbanes-Oxley Act	A-23
Schedule 14D-9	A-5
Schedule TO	A-4
SEC	A-3
Securities Act	A-68
Series A Preferred Stock	A-18
Servicing Agreements	A-29
Shares	A-1
Short Form Merger	A-8
Special Meeting	A-10
Subsidiary	A-68
Superior Proposal	A-49
Surviving Entity	A-9
Takeover Proposal	A-49

Tax Protection Agreement	A-68
Tax Return	A-69
Taxes	A-68
Tender and Support Agreement	A-2
Termination Fee	A-59
Third Party	A-49
Top-Up Closing	A-9
Top-Up Option	A-8
Top-Up Option Shares	A-8
Transactions	A-1
Transfer and Gains Taxes	A-52
Treasury Regulations	A-69
USD LIBOR Rate	A-69
Violation	A-21
Waiver	A-38
Welfare Plan	A-29

ANNEX I

Conditions of the Offer

(1) Notwithstanding any other terms or provisions of the Offer, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), unless as of any scheduled Expiration Date the number of Shares validly tendered pursuant to the Offer (and not withdrawn prior to any then scheduled Expiration Date), together with the Shares then beneficially owned by Parent or Purchaser or any of their Affiliates or any Person managed by Parent, Purchaser or any of its Affiliates (if any), represents at least 88% of all Shares then outstanding (the “Minimum Condition”).

(2) Furthermore, Purchaser shall not be obligated to accept for payment and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if:

(i) all Company Required Consents shall not have been obtained, either unconditionally or on terms reasonably satisfactory to Parent, at or prior to any then scheduled Expiration Date or, if obtained, shall require the payment of assumption fees (including any other required payments but excluding any customary lender cost reimbursements) in the aggregate in excess of $3,057,490, minus the amount of assumption fees that would have been paid with respect to any indebtedness that is refinanced or repaid after the date hereof, determined in accordance with the loan documents for such refinanced or repaid indebtedness; or

(ii) any Company Required Statutory Approvals shall not have been obtained or any waiting period (or extension thereof) shall not have lapsed, expired or terminated, either unconditionally or on terms reasonably satisfactory to Parent in each case, at or prior to any then scheduled Expiration Date (collectively, the “Governmental Approval Condition”); or

(iii) upon the expiration of the Offer and before acceptance of any such Shares for payment, any of the following events or conditions has occurred or exists and is continuing at the scheduled Expiration Date, regardless of the circumstances giving rise to such events or conditions:

(a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer, the Merger or any of the other Transactions, or any injunction shall have been issued and be in effect, by any United States federal or state court that prohibits, restrains or enjoins the consummation of the Offer or the Merger or that otherwise has the effect of making the acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger illegal;

(b) any of the representations and warranties of the Company contained in the Merger Agreement that (i) are not made as of a specific date are not true and correct as of the date of the Merger Agreement and as of the Acceptance Time, as though made on and as of the Acceptance Time, and (ii) are made as of a specific date are not true and correct as of such date, in each case, except where (A) the failure of such representations and warranties (other than the representations or warranties in Sections 3.3 (Capitalization), 3.5 (Authority; Non-Contravention; Statutory Approvals; Compliance), 3.22 (State Takeover Statute; Ownership Limitations) and 3.25 (Payments to Lenders)) to be true and correct (disregarding, for this purpose, any limitation as to “materiality”, “Company Material Adverse Effect” or “knowledge” set forth in such representations or warranties) has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) the failure of the representations or warranties in Sections 3.3 (Capitalization), 3.5 (Authority; Non-Contravention; Statutory Approvals; Compliance), 3.22 (State Takeover Statute; Ownership Limitations) and 3.25 (Payments to Lenders) to be true and correct is not, individually or in the aggregate, a failure to be true and correct in any material respect;

(c) the Company shall have breached or failed to perform or to comply with, in any material respect, any obligation, agreement or covenant to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer (or, in the case of Section 6.1, shall have intentionally or knowingly breached or failed in any material respect to perform or comply with such Section 6.1) and such breach or failure, if curable, shall not have been cured prior to the expiration of the Offer;

(d) there exists a pending or threatened suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Purchaser of any

Company Common Stock, seeking to restrain or prohibit the consummation of the Offer, the Merger or any other Transaction or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any other transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is likely to have a Company Material Adverse Effect.

(e) the Company shall have failed to deliver to Parent a certificate, dated as of such expiration date, signed by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction by the Company of the absence of the failure of (i) the Company’s representations and warranties to be true and correct, as specified in clause (2)(iii)(b) of this Annex I, and (ii) the Company to perform and comply with, in any material respect, its obligations, agreements and covenants, as specified in clause (2)(iii)(c) of this Annex I;

(f) the Merger Agreement shall have been terminated in accordance with its terms;

(g) there shall have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions;

(h) since the date of this Agreement, there shall have arisen any state of facts, event, change, effect, development, condition, occurrence or circumstance (or, with respect to facts, events, changes, effects, developments, conditions, occurrences or circumstances existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect; or

(i) the Board of Directors of the Company shall have failed to take all necessary action to grant the Waiver to Parent, Purchaser and their Affiliates or the Waiver shall fail to be in full force and effect; or

(iv) the Parent and Purchaser shall not have received a legal opinion from the Company’s outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Acceptance Time in the form attached hereto as Exhibit C (REIT opinion); or

(v) Less than 10 Business Days shall have elapsed since the satisfaction of the condition set forth in Section 2(i) of this Annex I.

The capitalized terms used and not defined in this Annex I shall have the meanings set forth in the agreement to which this Annex I is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement and plan of merger to which this Annex I is attached.

Exhibit A

FORM OF DEPOSIT ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Escrow Agreement”) is made and entered into as of December 9, 2008, by and among GCP Sunshine Acquisition, Inc., a Delaware corporation (“Purchaser”), American Land Lease, Inc., a Delaware corporation (“Company”, and together with Purchaser, sometimes referred to individually as “Party” or collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”).

WITNESSETH

WHEREAS, Company, Purchaser, GCP REIT II, a Maryland real estate investment trust, and Asset Investors Operating Partnership, L.P., a Delaware limited partnership, have entered into that certain Agreement and Plan of Merger dated as of December 9, 2008 (as amended or restated from time to time, the “Merger Agreement”);

WHEREAS, pursuant to Section 1.16 of the Merger Agreement, Purchaser has or will deliver and deposit with Escrow Agent on the date hereof (1) cash in the amount of Five Million and no/100 Dollars ($5,000,000.00) (the “Cash Deposit”) and (2) a note payable to Company in the amount of Five Million and no/100 Dollars ($5,000,000.00) (the “Deposit Note”) in the form attached to the Merger Agreement as Exhibit A, such amounts collectively hereinafter referred to as the “Deposit”; and

WHEREAS, Company and Purchaser desire to have Escrow Agent hold the Deposit in escrow as provided for herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund. Purchaser agrees to deposit with the Escrow Agent the sum of $5,000,000 (the “Escrow Deposit”) and the Deposit Note. The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (collectively, the “Fund”) as directed in Section 3. Purchaser will deposit via electronic transfer an additional Five Million and no/100 Dollars ($5,000,000.00) to Escrow Agent on the date set forth in the Deposit Note (the “Additional Deposit”). Upon delivery of the Additional Deposit (i) Escrow Agent shall immediately deliver the Deposit Note to Purchaser which Deposit Note shall be cancelled, and (ii) the term “Escrow Deposit” shall include the Additional Deposit.

3. Investment of Fund. (a) During the term of this Escrow Agreement, the Fund shall be invested in a JPMorgan Chase Bank, N.A. cash compensation account (“Cash Compensation Account”) or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing by the Parties and as shall be acceptable to the Escrow Agent. The rate of return on an Cash Compensation Account varies from time to time based upon market conditions. Written investment instructions, if any, shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.

4. Disposition and Termination. The Escrow Agent shall deliver the Fund as follows:

(a)	Upon Escrow Agent’s receipt of a joint written direction from the undersigned or their assigns to each of the Parties hereto at the addresses set forth below, Escrow Agent shall disburse the Fund as directed by the undersigned in such notice. Any notice hereunder shall be delivered by personal delivery, facsimile, United States Postal Service Certified Mail or by a recognized overnight delivery service with positive delivery acknowledgement all as described in Section 10 hereof.

(b)	Subject to Section 4(d) below, upon Escrow Agent’s receipt from Company of a copy of written notice of Purchaser’s default under the Merger Agreement or the Deposit Note, Escrow Agent shall deliver the Fund to Company after five (5) business days’ prior written notice to the Parties. Notification hereunder shall be in the same manner set forth in Section 4(a) above.

(c)	Subject to Section 4(d) below, upon Escrow Agent’s receipt by Purchaser of a copy of written notice of Company’s default under the Merger Agreement, Escrow Agent shall deliver the Fund to Purchaser after five (5) business days’ prior written notice to the Parties. Notification hereunder shall be in the same manner set forth in paragraph 4(a) above.

(d)	Notwithstanding the foregoing, Escrow Agent shall give five (5) business days’ written notice to the Parties prior to any disbursement of the Fund. Notification hereunder shall be in the same manner set forth in paragraph 4(a) above. If the non-receiving party objects to any disbursement of the Deposit, such party shall provide written notice by 5pm (CST) on such 5th business day of its objection to the other party and Escrow Agent, and thereafter the Escrow Agent shall only disburse the objected funds upon receipt of joint written instruction from the Parties or a final and non-appealable court order along with an opinion of counsel stating that such order is final and non-appealable.

Upon delivery of the Fund by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Section 8. The Party who receives the Fund is referred to herein as the “Recipient”.

5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement (the “Underlying Agreement”), nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement. In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the Underlying Agreement, any schedule or exhibit attached to the Escrow Agreement, or any other agreement among the Parties, the terms and conditions of this Escrow Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such attorney. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Any liability of the Escrow Agent under this Escrow Agreement will be limited to the amount of fees paid to the Escrow Agent.

6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 7 and 8 hereunder. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

7. Compensation and Reimbursement. The Recipient agrees to (a) pay the Escrow Agent for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance of this Escrow Agreement. The Escrow Agent shall deduct its Escrow Agent fees from the Fund.

8. Indemnity. The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses of outside counsel (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund for the payment of any claim for indemnification, fees, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Fund for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8. The obligations contained in this Section 8 shall survive the termination of this Escrow Agreement and the resignation, replacement or removal of the Escrow Agent.

9. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Taxpayer Identification Numbers (“TINs”)

The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Parties each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Escrow Agreement.

(c) Tax Reporting

All interest or other income earned under the Escrow Agreement shall be allocated to Company and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Purchaser whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by Purchaser and/or Company with the IRS and any other taxing authority as required by law. The Parties acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any income, franchise or any other tax return with respect to the Fund or any income earned by the Escrow Deposit. The Parties further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Deposit shall be paid by Recipient. In the absence of written direction from the Parties, all proceeds of the Fund shall be retained in the Fund and reinvested from time to time by the Escrow Agent as provided in this Escrow Agreement. Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

10. Notices. All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(a) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile;

(b) on the next Business Day (as hereinafter defined) if sent by overnight courier; or

(c) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Purchaser	c/o Green Courte Partners, LLC
560 Oakwood Avenue
Lake Forest, Illinois 60045
Attention: James R. Goldman, Managing Director, Chief Investment Officer
Tel No.:
Fax No.:

With a copy to	DLA Piper LLP (US)
203 North LaSalle Street
Suite 1900
Chicago, Illinois 60601
Attention: Hal M. Brown
Fax:

If to Company	c/o American Land Lease, Inc.
29399 U.S. Hwy. 19 North
Clearwater, Florida 33761
Attention: Terry Considine, Chairman and Chief Executive Officer
Tel No.:
Fax No.:

With a copy to	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Michael V. Gisser
Fax:

If to the Escrow Agent	JPMorgan Chase Bank, N.A.
Worldwide Securities Services
Mail Code IL1-0113
420 West Van Buren, 5th Floor
Chicago, Illinois 60606
Attention: Sonny T. Lui
Fax No.:

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (a), (b) and (c) of this Section 10, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11. Security Procedures. (a) In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 1. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any Party’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chairman, President, CFO or CIO, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or Company to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable.

(b) Purchaser and Company acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, Purchaser and Company shall deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Exhibit A to this Escrow Agreement, by facsimile or other written instruction. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Escrow Agent, Purchaser, and Company agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of Purchaser and Company, without requiring a verifying callback, whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary. The Parties and Escrow Agent acknowledge that such Standing Settlement Instructions are a security procedure and are commercially reasonable.

12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13. Miscellaneous. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other parties. This Escrow Agreement shall be governed by and construed under the laws of the State of Illinois. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Illinois. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Escrow Agreement shall have no right to enforce any term of this Escrow Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

Tax Certification: Taxpayer Identification Number (TIN):	Social Security Number	Date:

or

Employee Identification Number

Name & Address:

Customer is a (check one):

Corporation  ☒    Partnership  ☐    Individual/sole proprietor  ☐    Trust  ☐

Limited liability company  ☐    Enter the tax classification (D=disregarded entity, C=Corporation, P=Partnership

Other

Taxpayer is (check if applicable):

☐    Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)	It is a U.S. citizen or other U.S. person (defined in the Form W-9 instructions).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

GCP SUNSHINE ACQUISITION, INC.

By:
Name:	James R. Goldman
Title:	President

Tax Certification: Taxpayer Identification Number (TIN):	Social Security Number	Date: ________________

or

Employee Identification Number

Name & Address:	American Land Lease, Inc.

29399 U.S. Hwy. 19 North

Clearwater, Florida 33761

Customer is a (check one):

Corporation  ☒    Partnership  ☐    Individual/sole proprietor  ☐    Trust  ☐

Limited liability company  ☐    Enter the tax classification (D=disregarded entity, C=Corporation, P=Partnership

Other

Taxpayer is (check if applicable):

☒    Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)	It is a U.S. citizen or other U.S. person (defined in the Form W-9 instructions).

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

AMERICAN LAND LEASE, INC.

By:
Name:	Shannon E. Smith
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Escrow Agent

By:
Name:	Sonny Lui
Title:	Assistant VP

SCHEDULE 1

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If to Purchaser:

	Name	Telephone Number	Signature
1.	James R. Goldman

2.	Robert S. Duncan

3.

If to Company:

	Name	Telephone Number	Signature
1.	Terry Considine

2.	Shannon E. Smith

3.

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Purchaser:

	Name	Telephone Number
1.	James R. Goldman

2.	Robert S. Duncan

3.

If to Company:

	Name	Telephone Number
1.	Terry Considine

2.	Shannon E. Smith

3.

Telephone call backs shall be made to both Parties if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

SCHEDULE 2

Escrow Agent’s Compensation:

New Account Acceptance Fee                                         $

One-time fee payable upon Account Opening

A New Account Acceptance Fee will be charged for the Bank’s review of the Escrow Agreement along with any related account documentation.

Minimum Administrative Fee                                         $

Payable upon Account Opening and in Advance

of each year of service as Escrow Agent

The Administrative Fee will cover the Bank’s standard Escrow services including, but not limited to, account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement. These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.

Out-of-Pocket Expenses:

Any reasonable out-of-pocket expenses including attorney’s fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at cost.

Modification of Fees:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will maintain the fees at a level that is fair and reasonable in relation to the responsibilities assumed and the duties performed.

Disclosure & Assumptions:

The fees quoted in this schedule assume that the escrow deposit will be continuously invested in a Cash Compensation Account held at JPMorgan Chase Bank, N.A.

EXHIBIT A

STANDING SETTLEMENT INSTRUCTIONS

Purchaser:

Routing Number:

Bank Name:

Account Number:

Account Name:

For Further Credit (if applicable):

Reference:

Company:

Routing Number:

Bank Name:

Account Number:

Account Name:

For Further Credit (if applicable):

Reference:

Exhibit B

FORM OF WAIVER

WRITTEN CERTIFICATION OF EXEMPTION

FROM OWNERSHIP LIMITS

December 9, 2008

The undersigned, being a duly authorized officer of American Land Lease, Inc., a Delaware corporation (the “Company”), does hereby certify on behalf of the Company as follows (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Third Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) and if not defined therein in the Agreement and Plan of Merger, dated as of December 9, 2008, among GCP REIT II, a Maryland real estate investment trust (the “Parent”), GCP Sunshine Acquisition, Inc., a Delaware corporation (the “Purchaser”), the Company and Asset Investors Operating Partnership, L.P., a Delaware limited partnership (the “Merger Agreement”)):

1. The Board of Directors of the Company has the authority to grant an exemption from both the Aggregate Stock Ownership Limit and the Section 382 Limit (collectively, the “Ownership Limits”) to holders of shares of Capital Stock of the Company (the “Shares”), pursuant to Section 6.2.7 of the Certificate. The parties to this Written Certification hereby acknowledge and agree that any and all conditions to granting the exemption from the Ownership Limits under Section 6.2.7 of the Certificate have been satisfied or are hereby waived.

2. Pursuant to such authority, the Board of Directors has granted and approved an exemption from the Ownership Limits for (i) Green Courte Real Estate Partners, LLC, a Delaware limited liability company (“GCP I”), (ii) Parent and (iii) Purchaser (collectively, with GCP I and the Parent, the “Requesting Shareholders”), effective immediately prior to the first to occur of the Acceptance Time (as defined in the Merger Agreement) and the Effective Time (as defined in the Merger Agreement).

3. The Company certifies that an exemption from the Ownership Limits is granted to the Requesting Shareholders, subject to the following conditions: (a) the Excepted Holder Limit for each of the Requesting Shareholders shall be one hundred percent (100%) of the number or value (whichever is more restrictive) of the outstanding Shares (the “Requesting Shareholder Ownership Limit”); (b) the exemption from the Ownership Limits granted to the Requesting Shareholders and the Requesting Shareholder Ownership Limit shall only apply to the Requesting Shareholders, and shall not apply to any other Person, including, without limitation, any individual within the meaning of Section 542(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (c) the continuing accuracy of the representations and warranties by the Requesting Shareholders as contained in Section 4.6 of the Merger Agreement.

(signature page follows)

IN WITNESS WHEREOF, the undersigned has executed this Written Certification of Exemption from Ownership Limits as of the date first written above.

COMPANY

AMERICAN LAND LEASE, INC., a Delaware corporation

By:
Name:
Title:

The undersigned Requesting Shareholders hereby accept the terms and conditions of this Written Certification of Exemption from the Ownership Limits as of the date first written above.

PARENT

GCP REIT II, a Maryland real estate investment trust

By:
Name:
Title:

PURCHASER

GCP Sunshine Acquisition, Inc., a Delaware corporation

By:
Name:
Title:

GCP I

GREEN COURTE REAL ESTATE PARTNERS, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit C

FORM OF REIT OPINION

[ Date ]

GCP REIT II

GCP Sunshine Acquisition, Inc.

560 Oakwood Avenue, Suite 100

Lake Forest, Illinois 60045

Re:	Certain Federal Income Tax Matters

Ladies and Gentlemen:

You have requested our opinion concerning certain Federal income tax considerations in connection with the Agreement and Plan of Merger dated as of December 9, 2008 (the “Merger Agreement”), among GCP REIT II, a Maryland real estate investment trust (“Parent”), GCP Sunshine Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Purchaser”), American Land Lease, Inc., a Delaware corporation (“ALL”), and Asset Investors Operating Partnership, L.P, a Delaware limited partnership (“Asset Investors OP”).

We have acted as tax counsel to ALL in connection with the Merger Agreement, and we have assisted in the preparation of the Merger Agreement. In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documentation and information provided by ALL as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, ALL has provided us with, and we are relying upon, the initial and continuing accuracy of a certificate containing certain factual statements, factual representations, and covenants of officers of ALL (the “Officers’ Certificate”) relating to, among other things, the actual and proposed operation of ALL and the entities in which it holds, or has held, a direct or indirect interest (collectively, the “Company”). For purposes of our opinion, we have not made an independent investigation of the facts, statements, representations, and covenants set forth in the Officers’ Certificate, the Merger Agreement, or in any other document. In addition, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on ALL’s representations that the information presented in such documents (including representations as to the nature of the Company’s assets and operations in prior years),

GCP REIT II, LLC

GCP Sunshine Acquisition, Inc.

[ Date ]

or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have also relied upon your representation in Section 4.6 of the Merger Agreement that the acquisition of Shares (as defined in the Merger Agreement) by Purchaser or Parent pursuant to the Merger Agreement will not adversely affect ALL’s compliance with the stock ownership requirements applicable to REITs as contained in Sections 856(a)(5), (a)(6) and (h) of the Code. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief, or intent. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth, or assumed herein or in the Officers’ Certificate may affect our conclusions set forth herein. We have also relied upon conclusions 1., 2., and 3., and the analysis corresponding thereto, contained in the opinion of Ernst & Young LLP, dated December 31, 1998 regarding a securitized financing undertaken by a former subsidiary of ALL’s predecessor.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) ALL, and each of the entities comprising the Company, has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed, and in the manner described in the relevant partnership agreement or other organizational documents, (ii) there will be no changes in the applicable laws of the State of Delaware or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agree-

GCP REIT II, LLC

GCP Sunshine Acquisition, Inc.

[ Date ]

ments to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms, without regard to any parol evidence.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

IN ACCORDANCE WITH TREASURY DEPARTMENT CIRCULAR 230 AND PURSUANT TO YOUR REQUEST, YOU AND WE HAVE AGREED THAT THIS OPINION ADDRESSES, CONSIDERS AND PROVIDES CONCLUSIONS WITH RESPECT TO ONLY THE U.S. FEDERAL INCOME TAX MATTERS DISCUSSED HEREIN. ADDITIONAL ISSUES THAT ARE NOT DISCUSSED IN THIS OPINION COULD AFFECT THE U.S. FEDERAL INCOME TAX TREATMENT OF THE COMPANY OR THE MATTER THAT IS THE SUBJECT OF THE OPINION. TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT REGULATIONS, WE ADVISE YOU THAT, UNLESS OTHERWISE EXPRESSLY INDICATED, ANY FEDERAL TAX ADVICE CONTAINED IN THIS OPINION WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE CODE.

We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.

GCP REIT II, LLC

GCP Sunshine Acquisition, Inc.

[ Date ]

Based on and subject to the foregoing, we are of the opinion that, commencing with its taxable year ended December 31, 1998, ALL was organized in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, and its actual and proposed method of operation up to and including the Acceptance Time within the meaning of the Merger Agreement (the “Acceptance Time”)1, as represented in the Officer’s Certificate, has enabled it and will enable it to satisfy the requirements for qualification as a REIT up to and including the Acceptance Time. We express no opinion with respect to any taxable year of ALL ended prior to 1998. ALL’s qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements, including requirements with respect to the source of its income, the composition of its assets, distribution levels and diversity of stock ownership, and various other requirements imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of ALL’s operation for any one taxable year satisfy the requirements for taxation as a REIT under the Code.

Although the opinion expressed herein relates to the satisfaction of the REIT qualification requirements through the Acceptance Time, the REIT qualification requirements (including those relating to a REIT’s gross income, assets, and distributions) are normally tested at the end of or for the calendar quarter or calendar year. Therefore, this opinion is not being rendered and shall not be effective to the extent that any fact, matter or thing (including, without limitation, any item or amount of gross income, any asset, the composition of ALL’s stockholders, or the absence of any distribution) occurs or does not occur on or after the Acceptance Time that adversely affects ALL’s qualification as a REIT. In particular, and without limiting the foregoing, the opinion expressed herein shall not be rendered or be effective if ALL shall fail to meet its (i) distributions (and deduction for dividends paid) requirement under Section 857(a) of the Code (which requirement is tested on a taxable year basis), or (ii) REIT stockholder requirements under Sections 856(a)(5), (a)(6) and (h) of the Code, for any taxable period ending after the Acceptance Time.2

[1]

The opinion will be delivered on the earlier to close of the Tender Offer (if applicable) or Merger (as defined in the Merger Agreement). References to “Acceptance Time” will be replaced with references to the “Effective Time” if the opinion is issued for the Merger rather than the Tender Offer.

[2]	This paragraph will be omitted if the opinion is issued in connection with, and at the time of, a

GCP REIT II, LLC

GCP Sunshine Acquisition, Inc.

[ Date ]

We express no opinion on any issue relating to ALL or the Company or any investment therein, other than as expressly stated above.

This opinion has been prepared for you pursuant to Section 7.2 and Annex I, paragraph 2(iv) of the Merger Agreement. It may not be relied upon by anyone else without our prior written consent, except that we consent to DLA Piper LLP (US)’s reliance on this opinion regarding the status of ALL as a REIT with respect to time periods covered by this opinion, subject to all terms, conditions and qualifications set forth in this opinion, including the continuing truthfulness, accuracy and completeness of the facts and assumptions set forth in this opinion and the representations set forth in the Officers’ Certificate upon which this opinion relies. Our consent to DLA Piper LLP (US)’s reliance on this opinion is given solely for purposes of their opinion regarding the status of ALL as a REIT and our consent should not be construed as permitting reliance on our opinion for any other purpose. We express no opinion as to the status of ALL as a REIT after the Acceptance Time.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

forward merger in which ALL merges with and into Purchaser.

Annex B

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 9, 2008, by and among GCP REIT II, a Maryland real estate investment trust (together with certain of its affiliates, “Purchaser”), GCP Sunshine Acquisition, Inc., a Delaware limited liability company and direct, wholly owned subsidiary of Purchaser (“Merger Sub”) and the Persons listed on Annex I hereto (each referred to herein as a “Securityholder”).

WHEREAS, as of the date hereof, each Securityholder is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock (“Company Common Stock”) of American Land Lease, Inc., a Delaware corporation (the “Company”) and/or partnership units (“OP Units”) of Asset Investors Operating Partnership, L.P., a Delaware limited partnership (“AIOP”) set forth opposite the Securityholder’s name on Annex I (all such shares and OP Units, together with any shares of Company Common Stock and OP Units that are hereafter issued to or otherwise acquired or owned by any Securityholder prior to the termination of this Agreement being referred to herein as the “Subject Shares” and the “Subject Units,” respectively, and, collectively, as the “Subject Securities”); provided that Company Stock Options beneficially owned by the Securityholders as of the date hereof (“Subject Options”) shall not be considered Subject Shares prior to their exercise, and shares of Company Common Stock issued upon exercise of Subject Options shall be considered Subject Shares);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Purchaser, Merger Sub, the Company and AIOP, Purchaser and Merger Sub have required that each Securityholder, and in order to induce Purchaser and Merger Sub to enter into the Merger Agreement each Securityholder (only in such Securityholder’s capacity as a holder of the Subject Securities) has agreed to, enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01. Agreement to Tender. Unless this Agreement shall have been terminated in accordance with its terms, each Securityholder shall validly tender or cause to be tendered in the Offer all of such Securityholder’s Subject Shares pursuant to and in accordance with the terms of the Offer. As promptly as practicable, but in any event no later than five Business Days after receipt by such Securityholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, including but not limited to the letter of transmittal, each Securityholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Securityholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Securityholder agrees that, once its Subject Shares are tendered, such Securityholder will not withdraw any of such Subject Shares from the Offer, unless and until (i) the Offer shall have been terminated by Merger Sub in accordance with the terms of the Merger Agreement or (ii) this Agreement shall have been terminated in accordance with its terms.

Section 1.02. Subject Units. Unless this Agreement shall have been terminated in accordance with its terms, each Securityholder shall tender or cause to be tendered pursuant to the OP Offer all of such Securityholder’s Subject Units in exchange for the Offer Price.

Section 1.03. Merger Consideration. Any amount of merger consideration paid for each share of Company Common Stock in excess of the Offer Price must be paid, promptly after the Effective Time, to each Securityholder in respect of such Securityholder’s Subject Securities.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

Each Securityholder hereby represents and warrants to Purchaser and Merger Sub as follows:

Section 2.01. Organization. Such Securityholder, if not an individual, is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 2.02. Authorization. Such Securityholder has all necessary power and authority and legal capacity to execute and deliver this Agreement, and to perform its obligations hereunder.

Section 2.03. Due Execution and Delivery. This Agreement has been duly executed and delivered by such Securityholder and constitutes a valid and legally binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms. If such Securityholder is married and any of the Subject Securities constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Securityholder’s spouse, enforceable in accordance with its terms.

Section 2.04. No Violation. (a) The execution and delivery of this Agreement by such Securityholder does not, and the performance by such Securityholder of such Securityholder’s obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a lien or encumbrance on, or the loss of, any of the properties or assets of the Securityholder (including such Securityholder’s Subject Securities) pursuant to: (i) unless such Securityholder is an individual, any provision of its certificate of incorporation, bylaws or similar organizational documents; or (ii) any contract to which such Securityholder is a party or by which any of its properties or assets is bound or any order or Law applicable to such Securityholder or its properties or assets.

(b) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other Person is required by or with respect to such Securityholder in connection with the execution and delivery of this Agreement by such Securityholder or the performance by such Securityholder of its obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

Section 2.05. Ownership of Subject Shares; Total Shares. Such Securityholder is the beneficial owner of, and has good and marketable title to, the Subject Securities set forth opposite its name on Annex I, which constitute all of the Company Common Stock and OP Units held by such Securityholder, and are owned free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except (a) as provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, or (c) pledges of Subject Securities that will be released in connection with the sale of such Subject Securities pursuant to the Offer or the OP Offer.

Section 2.06. Voting Power. Such Securityholder has full voting power, with respect to its Subject Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of its Subject Securities. None of such Securityholder’s Subject Securities are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

ARTICLE 3

ADDITIONAL COVENANTS OF THE SECURITYHOLDERS

Each Securityholder hereby covenants and agrees as follows:

Section 3.01. Voting of Subject Shares.

(a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, such Securityholder shall, or shall cause the holder of record on any applicable record date to, vote its Subject Shares (to the extent that any of such Securityholder’s Subject Shares are not purchased in the Offer) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Takeover Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries or (C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to Purchaser of the transactions contemplated by the Merger Agreement and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Purchaser that are necessary or appropriate in order to effectuate the foregoing.

(b) In order to secure the performance of such Securityholder’s obligations under this Agreement, by entering into this Agreement, such Securityholder hereby irrevocably grants a proxy appointing such Persons as Purchaser designates as such Securityholder’s attorney-in-fact and proxy, with full power of substitution, for and in its name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 3.01(a) above as such attorney-in-fact and proxy, in its sole discretion, deems proper with respect to such Securityholder’s Subject Shares. The Securityholder hereby affirms that the proxy set forth in this Section 3.01(b) is given in connection with the execution of the Merger Agreement and affirms that such proxy is coupled with an interest and may not be revoked, except that such proxy shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms. Such Securityholder hereby revokes any and all previous proxies granted with respect to its Subject Shares. The parties acknowledge and agree that neither Purchaser, nor any of its successors, assigns, affiliates, subsidiaries, employees, officers, directors, stockholders, agents or other representatives, shall owe any duty or incur any liability to the Securityholders in connection with or as a result of any exercise of the proxy granted to Purchaser pursuant to this Section 3.01(b).

(c) Such Securityholder shall retain at all times the right to vote such Securityholder’s Subject Shares in such Securityholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 3.01(a) and Section 3.01(b) above that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 3.02. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, such Securityholder shall not, directly or indirectly, (i) create or permit to exist any Lien on any of its Subject Securities, except for pledges of Subject Securities that will be released in connection with the sale of such Subject Securities pursuant to the Offer or the OP Offer, (ii) enter into any contract with respect to any transfer of such Subject Securities or Subject Options, or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Securities or Subject Options (iv) deposit or permit the deposit of such Subject Securities or Subject Options, into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Securityholder herein untrue or incorrect; provided that the actions described in clauses (i) and (ii) above shall be permitted hereunder in the event such action is (A) imposed by applicable Law or required pursuant to this Agreement, or (B) a result of any donative transfer to any immediate family member of the Securityholder, any charity to which the Securityholder wishes to contribute and/or any entity controlled by such family member or charity, or a trust, including, but not limited to, a charitable remainder trust, for the exclusive benefit of the Securityholder, any immediate family member of the Securityholder, any charity to which the Securityholder wishes to contribute and/or any entity controlled by such trusts; provided further that prior to such transfer, the transferee shall agree in writing to be bound by the terms hereof (a copy of which written agreement shall promptly be provided to Purchaser) and such transfer shall not relieve the Securityholder of any of its obligations hereunder.

Section 3.03 No Groups. Such Securityholder agrees that it shall not, and shall cause each of its affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) that it is not currently a part of and that has been disclosed in a filing on Schedule 13D prior to the date hereof (other than as a result of entering into this Agreement) with respect to any shares of Company Common Stock, Company Options or any other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

Section 3.04. No Exercise of Appraisal Rights. Such Securityholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of its Subject Shares that may arise with respect to the Merger.

Section 3.05. Documentation and Information. Such Securityholder (i) consents to and authorizes the publication and disclosure by Purchaser of its identity and holding of Subject Securities, the nature of its commitments and obligations under this

Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case that Purchaser reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (ii) agrees promptly to give to Purchaser any information it may reasonably require for the preparation of any such disclosure documents. Such Securityholder agrees to promptly notify Purchaser of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 3.06. Commercially Reasonable Efforts. Each Securityholder shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 3.07. Resignations. Each Securityholder who is also a director of the Company hereby agrees not to resign his position as a member of the Board of Directors of the Company until the earlier of the Acceptance Time or the Effective Time.

Section 3.08. Considine Provisions. In consideration of the Purchaser entering into the transactions described in this Agreement and in the Agreement and Plan of Merger and performing its obligations hereunder and thereunder, Mr. Terry Considine (“Mr. Considine”) hereby agrees that (a) during a period from the date of this Agreement to and including the first anniversary of the date of this Agreement, Mr. Considine, in his individual capacity, shall not induce or attempt to induce any senior management employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any of its senior management employees and (b) the waiver dated August 11, 2000 of the ownership limitation contained in the Company’s Constituent Documents as it applies to Mr. Considine shall be revoked at the earlier of the Acceptance Time or the Effective Time.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Purchaser, Merger Sub or the Company, in accordance with the provisions of the Merger Agreement and (ii) if to any Securityholder, to it c/o the Company, in accordance with the provisions of the Merger Agreement, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 4.02. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Each Securityholder shall have the right to terminate this Agreement immediately following (A) any change in the nature of the consideration payable in the Offer or the Merger, (B) any decrease in consideration payable in the Offer or the Merger or (C) any increase in the consideration payable to holders of Subject Shares that is not made equally available to holders of all shares of Company Common Stock and OP Units. Notwithstanding the foregoing, nothing set forth in this Section 4.02 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.

Section 4.03. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 4.04. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.05. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.06. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Purchaser and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates or Subsidiaries at any time; provided, that such transfer or assignment shall not relieve Purchaser or Merger Sub of any of its obligations hereunder.

Section 4.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 4.08. Jurisdiction. The parties hereto agree that any legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such legal proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.01 shall be deemed effective service of process on such party.

Section 4.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

Section 4.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.13. Specific Performance. The parties hereto agree that each of Purchaser and Merger Sub would be irreparably damaged if for any reason any Securityholder fails to perform any of its obligations under this Agreement, and that each of Purchaser and Merger Sub would not have an adequate remedy at law for money damages in such event. Accordingly, each of Purchaser and Merger Sub shall be entitled to specific performance and injunctive and other equitable relief, without the requirement to post bond, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 4.14. Securityholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Securityholder to attempt to) limit or restrict any Securityholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to such Securityholder solely in the Securityholder’s capacity as a stockholder of the Company or unitholder of AIOP).

[SIGNATURE PAGE FOLLOWS]

The parties are executing this Agreement on the date set forth in the introductory clause.

GCP REIT II

By:	/s/ James R. Goldman
Name:	James R. Goldman
Title:	President

GCP SUNSHINE ACQUISITION, INC.

By:	/s/ James R. Goldman
Name:	James R. Goldman
Title:	President

/s/ Terry Considine
Terry Considine

TITAHOTWO LIMITED PARTNERSHIP, RLLLP

By:	/s/ Terry Considine
Terry Considine
General Partner

Signature Page to

Tender and Support Agreement

TITAHO LIMITED PARTNERSHIP, RLLLP

By:	Timothy M. Considine, Trustee for its General Partner Terry Considine 1998 April Trust

By:	/s/ Timothy M. Considine
Timothy M. Considine,
Trustee

/s/ Thomas L. Rhodes
Thomas L. Rhodes

/s/ Bruce D. Benson
Bruce D. Benson

/s/ Bruce E. Moore
Bruce E. Moore

Signature Page to

Tender and Support Agreement

ANNEX I

Securityholder	Shares*	OP Units	Subject Options
Terry Considine	76,578	262,331
Titahotwo Limited Partnership, RLLLP[1]	342,197	27,765	473,639
Titaho Limited Partnership, RLLLP[2]	201,090
Thomas L. Rhodes	92,328	170,979	58,400
Bruce D. Benson	151,740	81,928	64,256
Bruce E. Moore	95,028	25,355

*	Includes Company Common Stock subject to restrictions and forfeiture.
[1]	Terry Considine may be deemed to be the beneficial owner of the Subject Securities of Titahotwo Limited Partnership, RLLLP
[2]	Terry Considine may be deemed to be the beneficial owner of the Subject Securities of Titaho Limited Partnership, RLLP

Annex C

December 9, 2008

The Board of Directors

American Land Lease, Inc.

29399 US Highway 19 North

Clearwater, FL 33761

Members of the Board:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share (the “Company Common Shares”), of American Land Lease, Inc., a Delaware corporation (the “Company”), of the Transaction Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 9, 2008 (the “Agreement”), among GGP REIT II, a Maryland real estate investment trust (“Parent”), GCP Sunshine Acquisition, Inc., a Delaware corporation (“Purchaser”), the Company and Asset Investors Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”).

Pursuant to the Agreement, Purchaser will commence a tender offer to purchase all of the outstanding Company Common Shares at a price of $14.20, net to seller in cash (the “Tender Offer”). The Agreement provides that, following completion of the Tender Offer, Purchaser will be merged with the Company (the “Merger” and together with the Tender Offer, the “Transaction”) and each Company Common Share outstanding as of immediately prior to the effective time of the Merger (excluding any such Company Common Shares held by the Company, Parent, Purchaser, any other wholly-owned Subsidiary of Parent or by any wholly-owned Subsidiary of the Company or with respect to which the holder has exercised statutory appraisal rights (the “Excluded Shares”)) will be converted into the right to receive $14.20 per share in cash. In the event that less than 88% of the outstanding Company Common Shares elect to accept the Tender Offer, the Purchaser will not be obligated to consummate the Tender Offer under the Agreement, but the parties will be obligated to effect the Merger, subject to the terms and conditions in the Agreement. The $14.20 per share in cash to be received by the Company’s shareholders pursuant to the Tender Offer or the Merger is referred to herein as the “Transaction Consideration”. The terms and conditions of the Transaction are more fully set out in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed the draft, dated December 8, 2008, of the Agreement and the draft, dated December 8, 2008, of the Tender and Support Agreement.

•

Reviewed, and discussed with the management of the Company, certain business, financial and other information, including financial forecasts, regarding the Company that were furnished to us by the management of the Company.

•	Reviewed certain periodic reports filed by the Company under the Securities Exchange Act of 1934 and other publicly available information regarding the Company.

•

Considered certain business, financial and other information regarding the Company and compared that information with corresponding information for certain other publicly traded companies that we deemed relevant.

•	Considered the proposed financial terms of the Merger and compared them with the financial terms of certain other business combinations and other transactions that we deemed relevant.

•	Participated in discussions and negotiations among representatives of the Company and the Parent and their legal advisors.

•	Performed a dividend discount analysis based upon financial forecasts and other estimates provided by management of the Company.

•

Performed an analysis of the net asset value of the Company based upon forecasts of net operating income provided by the management of the Company and market capitalization rates derived from industry sources, which rates were discussed with and confirmed as reasonable by management of the Company.

•	Reviewed the historical prices, implied trading multiples and trading volumes of the Company Common Shares.

•	Considered other information, such as financial studies, analyses and investigations, as well as financial, economic and market criteria that we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all information, analyses and assumptions relating to accounting, legal and tax matters, whether publicly available or otherwise provided to, reviewed by or discussed with us, and we have not assumed any responsibility for, nor independently verified, any such information or physically inspected any of the Company’s assets. We have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. We have relied upon financial forecasts regarding the Company that were furnished to us by the management of the Company and we have been advised by the management of the Company and have assumed that such financial forecasts, as well as the estimates, judgments, allocations and assumptions upon which such financial forecasts are based, have been reasonably formulated and reflect the best currently available estimates, judgments, allocations and assumptions of the management of the Company regarding the future financial performance of the Company. We assume no responsibility for, and express no view as to, any such financial forecasts or the estimates, judgments, allocations or assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities, nor have we been provided with any such evaluations or appraisals. We have also assumed that there have been no material changes in the condition (financial or otherwise), results of operations, business or prospects of the Company since the date of the last financial statements provided to us.

Our opinion does not address, nor should it be construed to address, the relative merits of the Transaction, on the one hand, or any alternative business strategies or transactions that may be, or have been, available to, or considered by, the Company, its management, its Board of Directors or any committee thereof, on the other hand. Furthermore, our opinion does not address Parent’s and Purchaser’s ability to consummate the transaction or the value of the promissory note being deposited in escrow to be released to the Company if the Purchaser fails to perform its obligations in certain circumstances. We have relied on the advice of counsel, management of the

Company and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Transaction and the Agreement. We have not been requested to, and do not, express any opinion regarding the tax effect of the Transaction on the Company or its shareholders.

In rendering our opinion, we have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without amendments or waivers of any terms or conditions, without any adjustment to the Transaction Consideration (through offset, reduction, indemnity claims or otherwise) and that in the course of obtaining any legal, regulatory or other consents and/or approvals, no restrictions will be imposed or other actions taken that will adversely effect the Transaction or the Company in any manner material to our analysis. Our opinion is necessarily based upon economic, market, financial and other conditions and information available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion only addresses the fairness from a financial point of view to the holders of the Company Common Shares of the Transaction Consideration to be received by such holders in the Transaction and does not address any other terms of the Transaction or any other agreements, arrangements or understandings entered into in connection with the Transaction or otherwise. In rendering this opinion, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Company or any of its affiliates, or any class of such persons, relative to the consideration to be received by the holders of Company Common Shares in the Transaction or with respect to the fairness of any such compensation. In rendering this opinion, we express no opinion with respect to any amounts or consideration to be received by, or to be paid or not paid, to the holders of the Excluded Shares in connection with the Transaction.

The issuance of this opinion was approved by an authorized committee of Wachovia Securities. Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. Wachovia Securities has been engaged to act as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and a significant portion of which will be payable upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of Wachovia Securities’ expenses and indemnify it against certain liabilities that may arise out of its engagement.

We and our affiliates provide a full range of investment and commercial banking advice and services, including financial advisory services; securities underwritings and placements; securities sales and trading; brokerage advice and services; and commercial loans. In that regard, Wachovia Securities and/or its affiliates have in the past provided, and may in the future provide, investment and commercial banking advice and services to, and otherwise seek to expand or maintain our business and commercial relationships, with the Company, Parent, and/or certain of their affiliates, for which we and our affiliates have received and would expect to receive customary compensation. In connection with matters unrelated hereto, Wachovia Securities or one of our affiliates is the sole lender for the Company’s $16 million secured line of credit and provides cash management services to the Company. Wachovia Securities is also a lender, and provides investment banking and cash management services, to Apartment Investment and Management Company (together with its subsidiaries and affiliates, “AIMCO”), whose chairman and chief executive officer is also the chairman and chief executive officer of the Company. Specifically, Wachovia (i) has provided treasury services to AIMCO during the past two years, (ii) is currently a lender on two of AIMCO’s credit facilities and a term loan, and (iii) acted as advisor to AIMCO in connection with raising joint venture capital in 2008 and in a lending capacity on certain mortgage financings in 2007 and 2008.

In the ordinary course of our business, we and our affiliates may trade in the securities and other financial instruments including bank loans of the Company, Parent and/or certain of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments. With the Company’s permission, we have not described any relationships between the Company and Wells Fargo & Company or its affiliates, with whom Wachovia Corporation has entered into a definitive agreement and plan of merger pursuant to which, if approved, Wachovia Corporation will be acquired by Wells Fargo & Company.

This opinion is for the information and use of the Board of Directors of the Company in connection with its consideration of the Transaction. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement and shall not be deemed to constitute a communication, including without limitation, a recommendation, to any holder of Company Common Shares as to how or whether such holder should tender, vote or act on any matter relating to the Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors that we deemed relevant, it is our opinion that, as of the date hereof, the Transaction Consideration to be received by the holders of Company Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Wachovia Capital Markets, LLC

Wachovia Capital Markets, LLC

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Delaware Code

TITLE 8 Corporations

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

8 Del. C. § 262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a)	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b)	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(c)	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d)	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, §16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

PROXY FOR SPECIAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

AMERICAN LAND LEASE, INC.

The undersigned hereby appoints Terry Considine, Thomas L. Rhodes and Robert G. Blatz, and each of them, with power to act without the other and with full power of substitution, as proxies and hereby authorizes them to represent and vote, as directed on the reverse side of this proxy (or, if not so directed, as recommended by the Board of Directors), all the shares of common stock of American Land Lease, Inc. which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders to be held on [                    ], 2009 and any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Special Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS BELOW.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

PLEASE FOLLOW THE INSTRUCTIONS ON THE REVERSE SIDE

TO RETURN YOUR PROXY BY TELEPHONE, INTERNET OR BY MAIL

Address Change/Comments (Mark the corresponding box on the reverse side)

AMERICAN LAND LEASE, INC.	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on [                    ], 2009.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ¶¶¶ EASY ¶¶¶ IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on , 2009.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/ANL — QUICK ¶¶¶ EASY ¶¶¶ IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on , 2009.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to American Land Lease, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.      To adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 9, 2008, by and among the American Land Lease, Inc. (the “Company”), Asset Investors Operating Partnership, L.P., GCP REIT II, and GCP Sunshine Acquisition, Inc. (“Purchaser”), and approve the merger of the Company and Purchaser as contemplated by the Merger Agreement.

	☐ For	☐ Against	☐ Abstain

2.      To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there insufficient votes at the time of the special meeting to adopt the Merger Agreement and approve the merger of the Company and Purchaser as contemplated by the Merger Agreement.

	☐ For	☐ Against	☐ Abstain

3. In their discretion, the proxyholders are authorized to vote on such other matter that may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the Special Meeting and any adjournments or postponements thereof (other than as set forth in any letter of transmittal executed by the undersigned in connection with the Offer).

Address Change? Mark Box ☐    Indicate changes below:

Date

Signature(s) in Box

Please sign EXACTLY as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. All joint owners should sign. If a corporation, sign in full corporate name by an authorized officer. If in a partnership, sign in partnership name by an authorized person.